Filed Pursuant to Rule 424(B)(5)

Registration Number 333-90426

PROSPECTUS SUPPLEMENT

(to Prospectus dated October 21, 2002)

$100,000,000

8 1/4% Senior Subordinated Notes

due 2012

This is an offering by Pinnacle Entertainment, Inc. of $100,000,000 aggregate principal amount of its 8¼% Senior Subordinated Notes due 2012. Interest is payable on March 15 and September 15 of each year, beginning March 15, 2005. The notes will mature on March 15, 2012.

We are offering the notes as additional notes under an indenture pursuant to which, on March 15, 2004, we issued $200,000,000 aggregate principal amount of 8¼% Senior Subordinated Notes due 2012. We refer to the notes we issued on March 15, 2004 as the initial notes.

We may redeem all or a part of the notes on or after March 15, 2008. Prior to March 15, 2007, we may redeem up to 35% of the aggregate principal amount of the notes from the proceeds of certain equity offerings. If we undergo a change of control or sell certain of our assets, we may be required to offer to purchase notes from holders. Redemption prices are specified in this prospectus supplement under “Description of Notes—Optional Redemption.”

The notes will be our senior subordinated obligations and will be subordinated in right of payment to all of our existing and future senior debt. The notes will be guaranteed on a senior subordinated basis by all of our existing and future material domestic restricted subsidiaries. Each guarantee will be subordinated in right of payment to all existing and future senior debt of such guarantor. The notes and the guarantees will be structurally subordinated to all obligations of our non-guarantor subsidiaries.

We do not intend to the list the notes for trading on any national or other securities exchange or on The Nasdaq Stock Market.

Investing in the notes involves risks. Risk Factors begin on page S-14 of this prospectus supplement and on page 4 of the accompanying prospectus.

Offering Price: 105% of principal plus accrued interest from September 15, 2004.

None of the Securities and Exchange Commission, the Louisiana Gaming Control Board, the Indiana Gaming Commission, the Mississippi Gaming Commission, the Missouri Gaming Commission, the California Gambling Control Commission, the Nevada Gaming Commission, the Nevada State Gaming Control Board and the City of Reno, Nevada gaming authorities, or any state securities commission or any other gaming authority, has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes on or about December 3, 2004, subject to conditions.

Joint Book-Running Managers

LEHMAN BROTHERS	BEAR, STEARNS & CO. INC.

DEUTSCHE BANK SECURITIES WELLS FARGO SECURITIES SG CORPORATE & INVESTMENT BANKING CIBC WORLD MARKETS	HIBERNIA SOUTHCOAST CAPITAL COMMERZBANK SECURITIES CROWELL, WEEDON & CO. MERRILL LYNCH & CO.

November 18, 2004

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about the notes in two separate documents that offer varying levels of detail:

•	The accompanying prospectus, which provides general information, some of which may not apply to the offering of the notes; and

•	This prospectus supplement, which provides a summary of the terms of the offering of the notes.

Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

This offering of notes is being made under our existing shelf registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC. Before this offering, we have remaining under this shelf registration statement approximately $236.8 million available for sale, from time to time, in one or more offerings of our debt securities, preferred stock, depositary shares, common stock or warrants to purchase common stock.

You should rely only upon the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since that date.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, pursuant to which we file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You also can obtain additional information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at www.sec.gov, and our electronic SEC filings are also available from our web site at www.pnkinc.com. Information contained on our web site or any other web site is not incorporated into this prospectus and does not constitute a part of this prospectus. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus supplement. This prospectus supplement and the accompanying prospectus are part of that registration statement. As permitted by SEC rules, this prospectus supplement does not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and the securities.

The SEC allows us to incorporate by reference into this prospectus the information we have filed with it. This means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is considered part of this prospectus, unless and until that information is updated and superseded by the later information contained in this prospectus or any information subsequently incorporated by reference. Any information so updated or superseded will not be deemed, except as so updated or superseded, to constitute a part of this prospectus.

We are incorporating by reference in this prospectus the following documents filed with the SEC:

1. Our annual report on Form 10-K for the year ended December 31, 2003 (including exhibits 99.1 and 99.2 thereto);

2. Our quarterly reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

3. Our current reports on Form 8-K filed on January 26, 2004, January 30, 2004, February 9, 2004, February 24, 2004, March 3, 2004, March 16, 2004, March 30, 2004, September 2, 2004, October 25, 2004 and November 18, 2004; and

4. Our proxy statement dated April 8, 2004.

We also incorporate by reference all future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus supplement and prior to the termination of the offering of the securities offered hereby, provided, however, we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K. Such documents will become a part of this prospectus from the date that the documents are filed with the SEC.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Pinnacle Entertainment, Inc.

Investor Relations

3800 Howard Hughes Parkway

Las Vegas, Nevada 89109

(702) 784-7777

S-ii

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus supplement, the accompanying prospectus and any documents we incorporate by reference may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. The Private Securities Litigation Reform Act of 1995 provides certain “safe harbor” provisions for forward-looking statements. All forward-looking statements made in this prospectus supplement and in the accompanying prospectus are made pursuant to the Private Securities Litigation Reform Act. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding our expansion and development plans, cash needs, cash reserves, liquidity, operating and capital expenses, financing options, expense reductions, operating results and pending regulatory matters. Although we believe our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations, and actual results may differ materially from those that might be anticipated from forward-looking statements. This can occur as a result of inaccurate assumptions or as a consequence of known or unknown risks and uncertainties. Factors that may cause our actual performance to differ materially from that contemplated by forward-looking statements include, among others, those discussed in the section entitled “Risk Factors” beginning on page S-14 of this prospectus supplement and the section entitled “Risk Factors” beginning on page 4 of the accompanying prospectus, as well as risk factors and other cautionary statements and information contained in the documents we incorporate by reference into this prospectus supplement and the accompanying prospectus. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

MARKET DATA

We use market and industry data throughout this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein that we have obtained from market research, publicly available information and industry publications. These sources generally state that the information that they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. The market and industry data is often based on industry surveys and the preparers’ experience in the industry. Similarly, although we believe that the surveys and market research that others have performed are reliable, we have not independently verified this information.

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PROSPECTUS SUPPLEMENT SUMMARY

This is only a summary of the prospectus supplement. You should read the entire prospectus supplement and accompanying prospectus, including “Risk Factors” and our consolidated financial statements and related notes included elsewhere and incorporated herein by reference, as well as the documents incorporated by reference in this prospectus supplement and accompanying prospectus, before making an investment decision. Unless the context indicates otherwise, all references to “Pinnacle” refer to Pinnacle Entertainment, Inc., and all references to “the Company,” “we,” “our,” “ours” and “us” refer to Pinnacle Entertainment, Inc. and its consolidated subsidiaries.

Our Company

We are a leading diversified, multi-jurisdictional owner and operator of gaming entertainment facilities. We own and operate five properties in the United States, located in southeastern Indiana; Reno, Nevada; Bossier City, Louisiana; New Orleans, Louisiana; and Biloxi, Mississippi. We are building a major casino resort in Lake Charles, Louisiana, and a casino in Neuquen, Argentina. The Missouri Gaming Commission recently selected us to proceed for licensing in connection with our proposals for the operation of major casinos in downtown St. Louis and St. Louis County, which followed our selection by the City and County of St. Louis for development of the casinos and related mixed-use facilities. In addition, we operate casinos in Argentina and receive lease income from two card clubs in southern California. All of our casinos cater primarily to customers who live within driving distance of the properties.

Our revenues for the nine months ended September 30, 2004 and 2003 were $420.7 million and $404.9 million, respectively. Our EBITDA (as defined on page S-12) for the first nine months of 2004 was $114.9 million compared with $63.4 million for the first nine months of 2003. The results for the recent period include $32.0 million of net non-routine benefits while the results for the prior year period include $7.9 million of net non-routine costs. Current disclosure regulations do not permit us to adjust our EBITDA for investors by subtracting or adding the non-routine items mentioned above, but we believe it is important for you to consider the effect of these non-routine items in comparing our operating results for the nine months ended September 30, 2004 to those for the first nine months of 2003. Our net income for the nine months ended September 30, 2004 was $13.9 million and our net loss for the nine months ended September 30, 2003 was $19.6 million.

We intend to grow our profitability through the strategic development of new gaming properties in attractive gaming markets and a disciplined capital expenditure program at our existing locations, as well as through our ongoing cost reduction initiatives. We are currently constructing a new $365 million casino resort in Lake Charles, Louisiana and a $14 million casino in Neuquen, Argentina. We have also recently completed a $37 million hotel tower expansion, which added 300 guestrooms, 33,000 square feet of meeting and conference space, a year-round swimming pool and other amenities, at Belterra Casino Resort, our southeastern Indiana property.

In early September 2003, we commenced construction of L’Auberge du Lac Hotel & Casino, our Lake Charles casino resort. We believe this resort will be the premier casino in the Lake Charles area upon its scheduled opening in the Spring of 2005. Lake Charles is the closest significant gaming jurisdiction to the Houston, Austin and San Antonio metropolitan areas. Our resort will be located on 227 acres and will feature approximately 745 guestrooms (including more than 100 suites), several restaurants, approximately 28,000 square feet of meeting space, a championship golf course designed by Tom Fazio, an expansive outdoor pool area, retail shops and a full-service spa. Unlike most other riverboat casinos, all of the public areas at L’Auberge (except the parking garage), and in particular the casino, will be situated entirely on one level. The casino will be surrounded on three sides by the hotel facility and other guest amenities, providing convenient access to approximately 1,600 slot machines and 60 table games. We believe our L’Auberge will be larger, and offer more amenities, than any other resort in the southwest Louisiana/east Texas market.

In January 2004, the Port Authority of the City of St. Louis and the Land Clearance for Redevelopment Authority of the City of St. Louis selected Pinnacle to develop a proposed $208 million casino and luxury hotel in downtown St. Louis near Laclede’s Landing. A redevelopment agreement for the project was executed on April 22, 2004. The St. Louis City project is located near the Edward Jones domed stadium, the America’s Center convention center, the famed Gateway Arch and the new stadium being constructed for the St. Louis Cardinals. In February 2004, the St. Louis County Port Authority selected Pinnacle’s proposal for a $300 million casino and mixed use development to be located in St. Louis County in the community of Lemay, approximately ten miles south of downtown St. Louis. A lease and development agreement for the St. Louis County project was entered into on August 12, 2004.

On September 1, 2004, the Missouri Gaming Commission, following a competitive process, selected a subsidiary of Pinnacle to proceed for licensing to operate the two St. Louis projects. The Missouri Gaming Commission may, in its discretion, issue the operating licenses to the Pinnacle subsidiary upon the Commission’s final approvals and Pinnacle’s completion of construction of the facilities, achievement of certain financial requirements, compliance with various statutory requirements and the suitability of Pinnacle and its key persons as defined under Missouri law. We anticipate beginning construction of the St. Louis City project shortly after obtaining the necessary building and land-use permits, which we expect to receive in Spring/Summer 2005. We expect to open the St. Louis City project in late 2006, approximately 18 months after commencing construction. Because the site of the proposed St. Louis County development requires environmental remediation, flood control measures and construction of a new road to the site, we estimate that completion of the St. Louis County project will take approximately one year longer than the St. Louis City project, with the St. Louis County project opening in late 2007.

Summary of Our Properties as of September 30, 2004

Property	Type of Facility	Principal Markets	Slot Machines (approx.)	Table Games (approx.)	Hotel Rooms	Nine Months Ended September 30, 2004
						EBITDA(1)(2)	Operating Income(2)
						(in millions)	(in millions)
Operating Properties:

Boomtown New Orleans, LA	Dockside	Local	1,523	47	—	$24.3	$19.3

Belterra Casino Resort, IN	Dockside	Cincinnati, Ohio and Louisville, Kentucky	1,558	39	608	25.0	13.3

Boomtown Bossier City, LA	Dockside	Dallas/Fort Worth and Local	1,248	33	188	16.4	11.3

Casino Magic Biloxi, MS	Dockside	Alabama, North Florida, Georgia	1,109	30	378	12.8	6.9

Boomtown Reno, NV	Land-based	Northern California and Local	1,233	30	318	9.4	4.1

Casino Magic Argentina(3)	Land-based	Local and Regional Tourists	649	46	—	5.3	4.7

Operating Property Total			7,320	225	1,492

Card Clubs Leased:

Hollywood Park-Casino and Crystal Park(4)	Land-based	Local	—	120	238	$4.6	$3.0

Properties Under Construction:

L’Auberge du Lac, LA	Boat-in-moat(5)	Houston, San Antonio, Austin, Southwest Louisiana	1,600	60	745	n/a	n/a

St. Louis Development Proposals(6):

City of St. Louis, MO	Boat-in-moat(5)	Missouri and Illinois	2,000	40	200	n/a	n/a

St. Louis County, MO	Boat-in-moat(5)	Missouri and Illinois	3,000	60	100	n/a	n/a

(1)	See page S-12 for a definition of EBITDA and for a reconciliation of EBITDA to Operating Income.
(2)	Data present the EBITDA and Operating Income of the properties excluding corporate expenses of approximately $15 million and non-routine net benefits of $32.0 million.
(3)	Data present the combined operations of the casinos we operate in Argentina.
(4)	Data present the combined operations of two card clubs in California that we lease on a year-to-year basis to a third party operator.
(5)	A “boat-in-moat” is a floating, single-level dockside casino in a controlled body of water.
(6)	In early 2004, the St. Louis authorities selected our St. Louis City and St. Louis County development proposals, subject to the final approval of the Missouri Gaming Commission.

Our principal properties:

Boomtown New Orleans is located on 54 acres in Harvey, Louisiana, approximately ten miles from downtown New Orleans, across the Mississippi River in the West Bank suburban area. The facility is a locals-oriented dockside riverboat casino featuring an approximately 88,000-square-foot adjoining building with two restaurants, a delicatessen, a 350-seat nightclub, 21,000 square feet of meeting space and an amusement center. The property opened in 1994 and, in early 2002, we completed a $10 million renovation.

Belterra Casino Resort opened in October 2000 on 315 acres of land along the Ohio River in southeastern Indiana, approximately 50 miles southwest of downtown Cincinnati, Ohio, and 65 miles northeast of Louisville, Kentucky. In early May 2004, we completed our $37 million hotel tower expansion. Today, the property features a dockside riverboat casino with a 15-story, 608-guestroom hotel, six restaurants, 33,000 square feet of meeting and conference space, a 1,750 seat entertainment showroom, a year-round swimming pool, a spa and an 18-hole championship golf course designed by Tom Fazio. We believe the recently completed hotel tower expansion will enhance Belterra’s status as a regional resort and increase utilization of the property’s existing infrastructure, including its casino and other facilities.

Boomtown Bossier City is a dockside riverboat casino and hotel tower on 23 acres of land in Bossier City, Louisiana, directly off, and highly visible from, Interstate 20. Interstate 20 is the major thoroughfare connecting Bossier City/Shreveport to the Dallas/Fort Worth metropolitan area, a three-hour drive to the west. Boomtown Bossier City features 188 guestrooms, four restaurants and other amenities. The property opened in 1996 and, in November 2002, we completed a $24 million renovation and expansion, including rebranding the facility from “Casino Magic” to “Boomtown.”

Casino Magic Biloxi is located on 10.6 acres on the Mississippi Gulf Coast and features a dockside riverboat casino, a 378-guestroom hotel, four restaurants, 6,600 square feet of convention space and a health club. The facility opened in 1993, and the hotel tower was added in 1998. We completed renovating its high-roller area and casino entrance in June 2003. Since the end of 2001, the resort has enjoyed a four-diamond rating from AAA.

Boomtown Reno is a land-based casino hotel that has been operating for more than 35 years. It is located approximately 11 miles west of downtown Reno, Nevada, directly off Interstate 80, the primary east-west interstate highway serving northern California. The facility sits on approximately 61 of our 569 acres of land and features 318 guestrooms, a 45,000 square-foot casino, four restaurants, two large gas stations, a recreational vehicle park, a 30,000-square-foot amusement center and over 10,000 square feet of meeting space.

Our Strategy and Competitive Strengths

Our strategy is to grow profitability through the strategic development of new gaming properties in attractive gaming markets and a disciplined capital expenditure program at our existing locations, as well as through our ongoing cost reduction initiatives.

Our competitive strengths are:

•	High-Quality Properties in Attractive Locations

We own high-quality casino properties in attractive locations. We are committed to maintaining the quality of our properties by offering the latest slot machines, presenting fresh entertainment offerings and renovating and improving our facilities whenever necessary to enhance our customers’ gaming experience. Most of our principal properties have either opened or been extensively refurbished within the past five years in order to maintain and expand our customer base and to keep our existing properties competitive. We believe our properties are located in markets with favorable demographics.

•	Geographically Diversified Portfolio

We own and operate five U.S. properties, each in a distinct market. Our regional diversification reduces our dependence on any one market, while providing us with an opportunity to build a diversified base of gaming customers. This diversification will be further enhanced upon the opening of our Lake Charles casino resort, L’Auberge du Lac Hotel & Casino.

•	Significant Development Plans

We believe L’Auberge will contribute substantial revenues, cash flow and earnings. Construction at L’Auberge is well underway and we expect the resort to open in the Spring of 2005. Upon its completion, we believe that our resort and casino will be the premier property in the Lake Charles market. For the twelve months ended September 30, 2004, the three existing casino properties in Lake Charles generated $459.5 million in gaming revenue in the aggregate, which amount does not include the significant gaming revenues of Native American gaming facilities located approximately one hour’s drive east of the Lake Charles area. The site of L’Auberge is approximately a two-hour’s drive east from Houston, Texas, which we believe will be the principal feeder market for our resort. Additionally, our hotel tower expansion at Belterra that opened in early May 2004 has enabled us to build on the recent improvement in operating performance at the property, extending the overall stay of our guests and more efficiently taking advantage of the existing facilities built in 2000.

•	Significant Opportunities for Further Development

Several of our properties occupy only a portion of their sites, allowing us ample opportunity to add casino capacity, guestrooms, and entertainment and other facilities, as our markets grow and as demand warrants.

The St. Louis authorities selected our proposals earlier in 2004 to develop an approximately $208 million casino and luxury hotel in downtown St. Louis and an approximately $300 million casino complex in south St. Louis County, respectively. We have entered into a redevelopment agreement with the City of St. Louis and a lease and development agreement with St. Louis County. The Missouri Gaming Commission recently selected us in a competitive process allowing us to proceed for licensing in connection with the proposals.

The Missouri Gaming Commission will determine in its discretion whether to issue gaming licenses to us for either or both projects, based on its ongoing licensing investigation of us and our key individuals and other factors. Among other factors, the Missouri Gaming Commission has indicated, as a condition of potential future licensing that we should attain a fixed charge coverage ratio (as defined by the Missouri Gaming Commission) of 2.0x by September 30, 2005 and maintain such ratio.

•	Experienced Management Team

Our executive and property-level management teams, led by Daniel R. Lee and Wade W. Hundley, have extensive industry experience and an established record of developing, acquiring, integrating and operating gaming facilities. Mr. Lee, formerly the Chief Financial Officer and Senior Vice President-Development of Mirage Resorts, became our Chief Executive Officer and Chairman of the Board on April 10, 2002. Mr. Hundley, formerly the Executive Vice President in the Office of the CEO of Harveys Casino Resorts, became our Executive Vice President and Chief Operating Officer in September 2001. Prior to his position at Harveys, Mr. Hundley was a principal at Colony Capital, which then owned Harveys. In addition, in 2002 and 2003, respectively, John A. Godfrey joined us as Senior Vice President and General Counsel and Stephen H. Capp became our Executive Vice President and Chief Financial Officer. Mr. Godfrey has had extensive experience in gaming law, having served as a name partner in two law firms since 1984 and senior positions in the Gaming Division of the Nevada Attorney General’s Office from 1981 to 1984. Mr. Capp has extensive experience in the financial services industry, and was most recently a Managing Director at Bear, Stearns & Co. Inc. from 1999 to January 2003.

Since joining us, our management team has focused on improving operations and reducing overhead, as evidenced by the recent improvements in operating margins. We also continue to improve our balance sheet through various capital financing transactions. In addition, we have been actively seeking growth opportunities, including the new Belterra guestroom tower, the L’Auberge and Argentina casino developments and the proposed St. Louis development projects. Our management team is continuously evaluating opportunities to increase efficiency and productivity, improve the our capitalization and seek growth opportunities.

Recent Developments

Debt Tender Offer. We intend to use all the net proceeds of this offering to finance the repurchase of a portion of our 9.25% senior subordinated notes due 2007 pursuant to a cash tender offer that was commenced on November 16, 2004. The tender offer, as amended, is for $97.0 million in aggregate principal amount of our outstanding 9.25% notes at an offer price of 102.517% of principal amount plus accrued and unpaid interest, which includes a 1% early tender premium for holders who tender early. There are $162.0 million in aggregate principal amount of the 9.25% notes outstanding. Completion of this offering is a condition to the closing of the tender offer. Following consummation of this offering, to the extent that the tender offer for 9.25% notes is undersubscribed and there are remaining net proceeds from this offering, we currently intend to use such net proceeds to redeem additional 9.25% notes. The redemption price for the 9.25% notes on any such redemption date would be 101.542% of principal amount, plus accrued and unpaid interest to the date of redemption. This statement of intent does not constitute a notice of redemption under the indenture governing the 9.25% notes. See “Use of Proceeds.”

Agreement to Purchase Embassy Suites St. Louis-Downtown. On November 17, 2004, we entered into an agreement with FelCor Lodging Limited Partnership to purchase the Embassy Suites St. Louis-Downtown. The purchase price is the greater of either $38 million or twelve times trailing-twelve-month EBITDA (as defined in the purchase agreement) for the twelve months ended November 30, 2004. Located in Laclede’s Landing, the 297-suite hotel would adjoin the proposed casino and luxury hotel that we plan to build in downtown St. Louis. The transaction is subject to various approvals and is expected to close in the first quarter of 2005.

The Offering

We provide the following summary solely for your convenience. This summary is not a complete description of the notes. You should read the full text and more specific details contained elsewhere in the prospectus and this prospectus supplement. For a more detailed description of the notes, see the section entitled “Description of Notes” in this prospectus supplement and the section entitled “Description of Debt Securities” in the accompanying prospectus.

Issuer	Pinnacle Entertainment, Inc.

Notes Offered

$100,000,000 in aggregate principal amount of 8 1/4% Senior Subordinated Notes due 2012. The notes are being offered as additional notes under an indenture, dated as of March 15, 2004, pursuant to which we issued $200,000,000 aggregate principal amount of 8 1/4% Senior Subordinated Notes due 2012 on March 15, 2004. The initial notes and the notes will constitute a single class of debt securities under the indenture.

Maturity Date	March 15, 2012.

Interest Payment Dates	March 15 and September 15 of each year, beginning on March 15, 2005.

Guarantees

Our obligations under the notes will be fully and unconditionally guaranteed on a senior subordinated basis, jointly and severally, by all of our current and future domestic material restricted subsidiaries. Certain of our subsidiaries, including our Argentine subsidiaries, are not guarantors of the notes.

Ranking	The notes and the subsidiary guarantees will be unsecured senior subordinated indebtedness.

Accordingly, they will be:

•	subordinated in right of payment to all of our and our subsidiary guarantors’ existing and future indebtedness except indebtedness that expressly provides that it ranks equal or subordinate in right of payment to the notes and the subsidiary guarantees;

•	equal in right of payment to all of our and our subsidiary guarantors’ existing and future senior subordinated indebtedness, including the initial notes, our 8.75% senior subordinated notes due 2013 and our remaining 9.25% senior subordinated notes due 2007;

•	senior in right of payment to all of our and our subsidiary guarantors’ future subordinated debt; and

•	structurally subordinated to all obligations of our non-guarantor subsidiaries.

As of September 30, 2004, after giving effect to the completion of this offering and the application of the net proceeds of this offering, the notes and the subsidiary guarantees would have been subordinated to (i) approximately $139.3 million of senior indebtedness, and (ii) approximately $265.0 million of unused revolving credit and delayed draw term loan facilities.

Optional Redemption	On or after March 15, 2008, we may redeem some or all of the notes at any time at the redemption prices set forth under “Description of Notes—Optional Redemption.”

Prior to March 15, 2007, we may redeem up to 35% of the notes with the net proceeds of certain equity offerings at the redemption price set forth under “Description of Notes—Optional Redemption.”

Offer to Purchase

If we experience specific kinds of changes of control, and, under certain circumstances, if we sell assets, we may be required to offer to purchase the notes at the prices set forth under “Description of Notes—Repurchase at the Option of the Holders—Change of Control” and “—Asset Sales.”

Redemption Based Upon Gaming Laws

The notes are subject to redemption or disposition requirements imposed by gaming laws and regulations of gaming authorities in jurisdictions in which we conduct gaming operations. See “Description of Notes—Optional Redemption.”

Covenants	The indenture governing the notes, among other things, limits our (and our restricted subsidiaries’) ability to:

•	incur additional indebtedness and issue preferred stock;

•	pay dividends or distributions on or purchase our equity interests;

•	make other restricted payments or investments;

•	use our assets as security in other transactions;

•	place restrictions on distributions and other payments from restricted subsidiaries;

•	sell certain assets or merge with or into other entities; and

•	enter into transactions with affiliates.

Each of the covenants is subject to a number of important exceptions and qualifications. See “Description of Notes—Certain Covenants.”

Trading of the Notes	We do not intend to the list the notes for trading on any national or other securities exchange or on The Nasdaq Stock Market.

Use of Proceeds

We intend to use the net proceeds from this offering of the notes to repurchase or redeem a portion of our outstanding 9.25% notes and to pay the repurchase/redemption premium associated therewith. See “Use of Proceeds.” This statement of intent does not constitute a notice of redemption under the indenture governing the 9.25% notes.

Risk Factors

An investment in the notes involves risk. You should carefully consider the information under “Risk Factors” in this prospectus supplement and in the accompanying prospectus and the information in our Annual Report on Form 10-K for the year ended December 31, 2003 and our most recent Quarterly Report on Form 10-Q and all other information included or incorporated by reference in this prospectus supplement and accompanying prospectus.

Corporate Information

We were incorporated in the State of Delaware in 1981 as the successor to a business that started in 1938. Our executive offices are located at 3800 Howard Hughes Parkway, Las Vegas, Nevada 89109 and our telephone number is (702) 784-7777.

Summary Consolidated Financial Data

The following tables present our summary consolidated financial data for the years ended December 31, 2003, 2002 and 2001. This data is derived from our audited consolidated financial statements and the notes to those statements. The tables also present our summary consolidated financial data for the nine months ended September 30, 2004 and 2003, which is derived from our unaudited condensed consolidated financial statements and the notes to those statements. The unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring accruals, that we consider necessary for a fair presentation of financial position and results of operations for those periods. Operating results for the nine months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the entire fiscal year ended December 31, 2004. Because the data in these tables is only a summary you should read our consolidated financial statements, including the related notes, incorporated herein by reference, and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q that are incorporated herein by reference, as well as the other data we have incorporated by reference into this prospectus.

The following table presents, for recent periods, revenues, operating income (loss) and EBITDA of both continuing properties and sold properties, as well as net income (loss) on a consolidated basis:

	Nine Months Ended September 30,		Years Ended December 31,
	2004	2003	2003	2002	2001
	(in thousands)
Continuing revenues(a)	$420,723	$404,091	$531,515	$514,001	$505,547
Sold properties(b)	0	0	0	0	2,496

Total revenues	$420,723	$404,091	$531,515	$514,001	$508,043

Continuing operating income (loss)(a)	$79,148	$28,189	$38,042	$28,411	$(8,791)
Sold properties(b)	0	0	0	0	3,068

Total operating income (loss)	$79,148	$28,189	$38,042	$28,411	$(5,723)

Continuing EBITDA(a),(c)	$114,860	$63,355	$84,875	$73,340	$40,659
Sold properties(b)	0	0	0	0	3,068

Total EBITDA(c)	$114,860	$63,355	$84,875	$73,340	$43,727

Net income (loss)	$13,935	$(19,628)	$(28,242)	$(69,629)	$(28,649)

(a)	Consists of the five casinos we own and operate in the United States, the three casinos we operate in Argentina and the two card clubs we lease to a third party operator in Los Angeles and reflects, with respect to continuing operating income and continuing EBITDA, corporate expenses.
(b)	Includes income from the Legends Casino, a Native American casino in Yakima, Washington, under various lease agreements with the tribe. These lease agreements were terminated in June 2001.
(c)	We define EBITDA as earnings before interest expense and interest income, provision for income taxes, depreciation, amortization, loss on early extinguishment of debt and cumulative effect of a change in accounting principle. A reconciliation from net income (loss) to EBITDA and a cautionary note regarding EBITDA is included in note (e) to the subsequent table. A listing of certain material non-routine items that are included under the disclosure rules in operating income (loss) and EBITDA is included in note (f) to the subsequent table.

The following table presents our summary consolidated financial data for the years ended December 31, 2003, 2002 and 2001, and our summary consolidated financial data for the nine months ended September 30, 2004 and 2003 and as of September 30, 2004.

	Nine Months Ended September 30,		Years Ended December 31,
	2004(a)	2003(a)	2003(b)	2002(c)	2001(d)
	(in thousands, except per share data)
Statement of Operations Data:
Revenues	$420,723	$404,901	$531,515	$514,001	$508,043
Operating income (loss)	79,148	28,189	38,042	28,411	(5,723)
Income (loss) before income taxes and cumulative effect of a change in accounting principle	30,280	(19,942)	(34,636)	(19,071)	(50,555)
Income (loss) before cumulative effect of a change in accounting principle	13,935	(19,628)	(28,242)	(12,925)	(28,649)
Net income (loss)	13,935	(19,628)	(28,242)	(69,629)	(28,649)
Net income (loss) per common share:
Basic	$0.41	$(0.76)	$(1.09)	$(2.70)	$(1.11)
Diluted	0.39	(0.76)	(1.09)	(2.70)	(1.11)
Other Data:
EBITDA(e),(f)
Continuing properties(g)	$114,860	$63,355	$84,875	$73,340	$40,659
Sold properties	0	0	0	0	3,068

EBITDA(e),(f)	$114,860	$63,355	$84,875	$73,340	$43,727

Capital expenditures	$135,745	$47,804	$82,931	$48,596	$52,264
Cash flows provided by (used in):
Operating activities	$18,274	$34,172	$55,386	$39,030	$39,517
Investing activities	(62,284)	(236,478)	(181,575)	(77,037)	(43,304)
Financing activities	96,273	179,104	109,097	826	(12,442)

As of September 30, 2004
(in thousands)
Balance Sheet Data:
Cash, restricted cash and equivalents(h)	$264,491
Total assets	1,104,295
Total notes payable	633,005
Stockholders’ equity	337,353

(a)	Nine months ended September 30, 2004 includes $42.3 million for a gain on sale of assets, $11.4 million for a loss on the early extinguishment of debt and $10.4 million for pre-opening and development costs. Nine months ended September 30, 2003 includes $579,000 for Indiana regulatory benefits, a $7.8 million noncash charge for goodwill impairment, $8.7 million for a loss on the early extinguishment of debt, $4.2 million for certain non-cash tax charges and $678,000 for pre-opening and development costs.
(b)	The results of 2003 include $2.3 million for Indiana regulatory benefits, corporate relocation and derivative action matters now resolved, a $7.8 million non-cash charge for goodwill impairment, $19.9 million for a loss on the early extinguishment of debt, $4.2 million for certain non-cash tax charges and $1.3 million of pre-opening and development costs.
(c)

The results of 2002 include costs of $2.8 million for asset write-offs, $6.6 million for Indiana regulatory settlement and related costs, $1.6 million for relocating corporate offices and $1.9 million of pre-opening and development costs. In addition, fiscal year 2002 includes a $56.7 million charge, net of tax benefit, related to the cumulative effect of a change in accounting principle.
(d)	The results of 2001 include $23.5 million of asset impairment charges, $1.1 million for pre-opening and development costs, $464,000 of terminated merger reserve recovery benefit and a $500,000 gain on asset disposition.
(e)	We define EBITDA as earnings before interest expense and interest income, provision for income taxes, depreciation, amortization, loss on early extinguishment of debt and cumulative effect of a change in accounting principle. There are non-routine items included in such EBITDA which are set forth in note (f) below. EBITDA is not a measure of financial performance under the promulgations of the accounting profession known as GAAP. Management uses EBITDA adjusted for the non-routine items noted below to analyze the performance of our business segments. EBITDA is relevant in evaluating large, long-lived hotel casino projects, because it provides a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges, financing costs and other non-routine costs of such projects. Additionally, management believes some investors consider EBITDA to be a useful measure in determining a company’s ability to service or incur indebtedness and for estimating a company’s underlying cash flow from operations before capital costs, taxes, capital expenditures and other non-routine costs. EBITDA, subject to certain adjustments, is also a measure used in debt covenants in our debt agreements. Unlike net income, EBITDA does not include depreciation or interest expense and therefore does not reflect past, current or future capital expenditures or the cost of capital. Management uses EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance and to measure cash flow generated by ongoing operations. Such GAAP measurements include operating income (loss), net income (loss), cash flow from operations and cash flow data. EBITDA is not calculated in the same manner by all companies and accordingly, may not be an appropriate measure of comparing performance amongst different companies. A reconciliation from net income (loss) to EBITDA is as follows:

	For the nine months ended September 30,		Years ended December 31,
	2004	2003	2003	2002	2001
	(in thousands)
Net income (loss)	$13,935	$(19,628)	$(28,242)	$(69,629)	$(28,649)
Cumulative effect of a change in accounting principle, net of income taxes	0	0	0	56,704	0

Income (loss) before cumulative effect of a change in accounting principle	13,935	(19,628)	(28,242)	(12,925)	(28,649)
Income tax expense (benefit)	16,345	(314)	(6,394)	(6,146)	(21,906)

Income (loss) before cumulative effect of a change in accounting principle and income taxes	30,280	(19,942)	(34,636)	(19,071)	(50,555)
Loss on early extinguishment of debt	11,418	8,744	19,908	0	0
Interest expense, net of capitalized interest and interest income	37,450	39,387	52,770	47,482	44,832

Operating income (loss)	79,148	28,189	38,042	28,411	(5,723)
Depreciation and amortization	35,712	35,166	46,833	44,929	49,450

EBITDA	$114,860	$63,355	$84,875	$73,340	$43,727

(f)	“Operating income (loss)” and “EBITDA” disclosed above include under current disclosure rules the following non-routine items:

	For the nine months ended September 30,		Years ended December 31,
	2004	2003	2003	2002	2001
	(in thousands)
Gain on sale of assets, net of other items	$(42,344)	$0	$0	$0	$0
Pre-opening and development costs†	10,369	678	1,261	1,948	1,068
Goodwill and other asset impairment charges	0	7,832	7,832	2,753	23,530
Indiana regulatory and related (benefit) costs	0	(579)	(1,858)	6,609	0
Corporate relocation (benefit) costs	0	0	(199)	1,601	0
Derivative action lawsuit costs (benefit)	0	0	(198)	0	0
Terminated merger reserve recovery benefit and costs	0	0	0	0	(464)
Gain on disposition of assets, sold operations	0	0	0	0	(500)

	$(31,975)	$7,931	$6,838	$12,911	$23,634

†	Includes the effect of reclassifying pre-opening and development costs as non-routine items to be consistent with the 2004 presentation.

(g)	Consists of the five casinos we own and operate in the United States, the three casinos we operate in Argentina, the two card clubs we lease to a third party operator in Los Angeles and corporate expenses.
(h)	Cash, restricted cash and equivalents includes restricted cash of $112.4 million, including $108.4 million held in a completion reserve account for the benefit of the Lake Charles construction project as required by our amended credit facility.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the unaudited consolidated ratio of earnings to fixed charges for the periods shown:

	Nine Months Ended September 30,			Years Ended December 31,
	2004		2003	2003	2002	2001	2000		1999
Ratio of earnings to fixed charges (1)	1.60	x(2)	—	—	—	—	2.94	x	2.20	x

(1)	In computing the ratio of earnings to fixed charges: (i) earnings were calculated from income from continuing operations, before income taxes and fixed charges, and excluding capitalized interest; and (ii) fixed charges were computed from interest expense, amortization of debt issuance costs, capitalized interest and the estimated interest included rental expense. Earnings were insufficient to cover fixed charges by $36.1 million, $19.9 million and $51.0 million for years ended December 31, 2003, 2002 and 2001, respectively, and $20.8 million for the nine months ended September 30, 2003. Ratios of earnings to combined fixed charges and preferred stock dividends requirements are not presented because there was no outstanding preferred stock in any of the periods indicated.
(2)	Includes a material gain on the sale of surplus real estate in 2004.

RISK FACTORS

Before making any decision to invest in the securities offered hereby, you should carefully consider the following risk factors in addition to the other information contained in this prospectus supplement and accompanying prospectus and incorporated by reference in this prospectus supplement and accompanying prospectus. The risks and uncertainties described below and incorporated by reference herein are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks materialize, our business, financial condition and results of operations may suffer. As a result, you could lose part or all of your investment.

RISKS RELATED TO OUR BUSINESS

The gaming industry is very competitive and increased competition, including by Native American gaming facilities, could adversely affect our profitability.

We face significant competition in all of the markets in which we operate. This competition would intensify if new gaming operations enter our markets or existing competitors expand their operations. Several of our properties are located in jurisdictions that restrict gaming to certain areas and/or are adjacent to states that currently prohibit or restrict gaming operations. Economic difficulties faced by state governments could lead to intensified political pressures for the legalization of gaming in jurisdictions where it is currently prohibited. The legalization of gaming in such jurisdictions could be an expansion opportunity for us or a significant threat to us, depending on where the legalization occurs and our ability to capitalize on it. The legalization or authorization of gaming within or near a geographic market area in which any of our properties is located could make it harder for us to attract customers and therefore adversely affect our business and operating results. In particular, our ability to attract customers would be significantly affected by the legalization or expansion of gaming in Alabama, Arkansas, California, Florida, Kentucky, Ohio, Oklahoma or Texas and the development or expansion of Native American casinos in our markets. In the past, legislation to legalize or expand gaming has been introduced in some of these jurisdictions and federal law favors the expansion of Native American gaming. We expect similar proposals will be made in the future and we cannot assure you that such proposals will not be successful.

Even in gaming markets where the state governments do not choose to increase the maximum number of gaming licenses available, we face the risk that existing casino licensees will expand their operations and the risk that Native American gaming will continue to grow. Furthermore, Native American gaming facilities frequently operate under regulatory requirements and tax environments that are less stringent than those imposed on state-licensed casinos, which could provide them with a competitive advantage.

In mid-2003, new Native American casino developments opened in California that compete with the Reno gaming properties, including our Boomtown Reno property. These casino developments are significantly closer to several primary feeder markets than is our Boomtown Reno property. In addition, numerous Native American groups are at various stages of planning new or significantly expanded facilities in the northern California area. Expanded gaming in California has had an adverse impact on the Reno gaming properties and such adverse impact is expected to continue. Boomtown Reno contributed approximately 15.7% and 15.5% of our net revenues in the year ended December 31, 2003 and the nine months ended September 30, 2004, respectively.

Expanded gaming in Oklahoma and Florida would increase the competition faced by our Boomtown Bossier City and Casino Magic Biloxi properties, respectively. In November 2004, Oklahoma and Florida passed gaming measures that expand the types of gaming machines and games available at racetracks and Native American casinos. In Oklahoma, the gaming measure allows Native American tribes to agree to a model tribal gaming compact that would allow such tribes to offer new electronic gaming machines and some types of card games. If at least four tribes agree to the model compact, then three racetracks in Oklahoma will also be permitted to install similar gaming machines. There are numerous Native American tribes in

Oklahoma. The passage of the Florida ballot measure allows voters in Broward and Miami-Dade counties to vote to allow slot machines at seven racetracks and jai alai frontons. If either of these Florida counties vote to permit the slot machines, Native American tribes throughout Florida will have the right to negotiate the terms for installing slot machines at Native American casinos.

Many of our competitors are larger and have substantially greater name recognition, marketing resources and access to lower cost sources of financing than we do. Moreover, consolidation of companies in the gaming industry could increase the concentration of large gaming companies in the markets in which we operate. This may result in our competitors having even greater resources, name recognition and licensing prospects than such competitors currently enjoy.

We face competition from racetracks that offer slot machines on their properties. We also compete with other forms of legalized gaming and entertainment such as online computer gambling, bingo, pull tab games, card parlors, sports books, pari-mutuel or telephonic betting on horse and dog racing, state sponsored lotteries, video lottery terminals, video poker terminals and, in the future, may compete with gaming at other venues. Furthermore, increases in the popularity of, and competition from, internet lotteries and other account wagering gaming services, which allow their customers to wager on a wide variety of sporting events and play Las Vegas-style casino games from home, could divert customers from our properties and thus adversely affect our business.

Many factors, some of which are beyond our control, could prevent us from completing our construction and development projects as planned.

General Construction Risks. Construction and expansion projects for our properties entail significant risks including:

•	shortages of materials, including slot machines or other gaming equipment;

•	shortages of skilled labor or work stoppages;

•	unforeseen construction scheduling, engineering, excavation, environmental or geological problems;

•	natural disasters, weather interference, floods, fires, earthquakes or other casualty losses or delays;

•	unanticipated cost increases or delays in completing the projects;

•	delays in obtaining or inability to obtain or maintain necessary licenses or permits;

•	changes to plans or specifications;

•	disputes with contractors; and

•	construction at our existing properties, which could disrupt our operations.

If we encounter cost overruns and cannot finance the cost overruns on a timely basis, the completion of one or more projects may be delayed until adequate cash flow from operations or other financing is available if at all. We cannot assure you that any project will be completed on time, if at all, or within established budgets. Significant delays or cost overruns on our construction projects could significantly reduce any return on our investment in these projects and adversely affect our earnings and financial resources.

The estimated total costs for L’Auberge du Lac Hotel & Casino, our Lake Charles resort development, are $365 million (including capitalized interest and pre-opening costs). Notwithstanding the fact that we have entered into guaranteed maximum price contracts for a substantial portion of the construction costs for this project, due to typical construction uncertainties associated with any project or changes in the design, plans or concepts of such projects, we cannot assure you that our construction costs at L’Auberge will not be higher than the estimated cost of completion.

In addition, should we commence construction on either or both of our proposed St. Louis development projects, we would face similar risks. For instance, if we commence development of our St. Louis County proposal, we would need to undertake environmental remediation of the site of the project. We have not begun remediation of the site and the actual amount of the costs may exceed our estimates.

Construction Dependent Upon Available Bank Financing. Our ability to complete L’Auberge and our ability to begin construction of our St. Louis projects is dependent on the availability of a substantial portion of the funds under our amended credit facility. See “Description of Other Indebtedness—Amended Credit Facility.” The availability of funds under our amended credit facility will be, at any time, dependent upon the satisfaction of various financial and operational covenants customary for construction-related financing. Our ability to satisfy these covenants is subject to financial, economic, business, competitive, regulatory and other factors, many of which are beyond our control. Accordingly, we cannot assure you that in the future we will be able to access sufficient borrowings under our amended credit facility to allow us to undertake or complete current or future development projects. If we are unable to access sufficient borrowings under our amended credit facility, we cannot assure you that we will be able to obtain the necessary funds to complete construction on acceptable terms or at all.

We operate in a highly taxed industry, and may be subject to higher taxes in the future.

In virtually all gaming jurisdictions, state and local governments raise considerable revenues from taxes based on casino revenues and operations. We also pay property taxes, sales taxes, payroll taxes, franchise taxes and income taxes.

Our profitability depends on generating enough revenues to pay gaming taxes and other largely variable expenses, such as payroll and marketing, as well as largely fixed expenses, such as our property taxes and interest expense. From time to time, state and local governments have increased gaming taxes and such increases can significantly impact the profitability of gaming operations. We cannot assure you that legislatures in jurisdictions in which we operate, or the Federal government, will not enact legislation that increases gaming tax rates. Such increases, if adopted, could have a material adverse effect on our business, financial condition and results of operation.

The L’Auberge resort development, the proposed St. Louis projects and other capital-intensive projects could strain our financial resources and might not provide for a sufficient return, if any.

Our L’Auberge resort development is scheduled to be opened in Spring of 2005 at a total cost of $365 million (including capitalized interest and pre-opening costs). In addition, the St. Louis authorities selected our proposals earlier in 2004 for the development of an approximately $208 million facility in downtown St. Louis and the development of an approximately $300 million facility in south St. Louis County. We have entered into a redevelopment agreement with the City of St. Louis and a lease and development agreement with the St. Louis County. In September 2004, the Missouri Gaming Commission selected us for priority investigation for licensing in connection with the proposals and, subject to certain conditions, the Missouri Gaming Commission will determine in its discretion whether to issue gaming licenses to us for the either or both projects upon the completion of construction of such facilities. In order to build both casinos, we will need to arrange additional financing for such projects beyond our existing resources.

The capital required for these projects will use a substantial part of our currently available cash and borrowing resources. We cannot assure you that any additional financing, if needed, will be available; that, once completed, the revenues generated from our new developments will be sufficient to pay their expenses; or, even if revenues are sufficient to pay expenses, that the projects will yield an adequate return on our significant investments. Our projects may take significantly longer than we expect to generate returns, if any.

We could lose our right to develop L’Auberge, and could lose the right to pursue the St. Louis City and St. Louis County projects, if we fail to meet the conditions respectively imposed by the Louisiana and Missouri Gaming Regulators.

In October 2001, we were selected by the Louisiana Gaming Control Board to receive the fifteenth and final gaming license to be issued by the Board. Issuance of the gaming license is subject to, among other things, completing L’Auberge within a required deadline. In October 2004, due to record levels of rainfall, we applied for and received from the Board an extension of the deadline to complete construction of L’Auberge to May 12, 2005. We cannot assure you that we will continue to satisfy the conditions that the Board has imposed on the licensure of L’Auberge. In the event that we do not meet or continue to satisfy all of the conditions, the Board may retract their selection of us to receive the gaming license.

Although we have entered into a redevelopment agreement with the City of St. Louis and a lease and development agreement with St. Louis County with respect to the two St. Louis casinos and mixed-use facilities, we cannot assure you that we will complete the projects. We have the right to terminate the lease and development agreement if certain conditions are not satisfied, including the feasibility of remediation of the environmental condition of the St. Louis County site. The City of St. Louis may also terminate the redevelopment agreement and St. Louis County may terminate the St. Louis County lease and development agreement under certain instances. Under both the City of St. Louis redevelopment agreement and the St. Louis County lease and development agreement, if we fail to complete the applicable project in accordance with the terms of the applicable agreement, we will owe monetary penalties and liquidated damages.

In September 2004, one of our subsidiaries was selected by the Missouri Gaming Commission to proceed for licensing for the operation of the casinos to be developed in the City of St. Louis and St. Louis County. The issuance of the operating licenses is subject to, among other requirements, (i) the completion of construction of the facilities and obtaining permits and the necessary land for construction of a road for access to the St. Louis County facilities by certain completion dates, (ii) attaining a fixed charge coverage ratio of at least 2.0x for the period ending September 30, 2005 and maintaining such ratio, (iii) compliance with the statutory requirements regarding riverboat gaming, including the requirement that each casino is located within 1,000 feet of the Missouri River or the Mississippi River and (iv) the suitability of Pinnacle and its key persons as defined by Missouri law. The issuance of the operating licenses is in the discretion of the Missouri Gaming Commission. Although Pinnacle’s subsidiary was selected by the Missouri Gaming Commission to proceed for licensing, we cannot assure you that the licenses will ultimately be granted.

Our industry is highly regulated, which makes us dependent on obtaining and maintaining gaming licenses and subjects us to potentially significant fines and penalties.

The ownership, management and operation of gaming facilities is subject to extensive state and local regulation. The rules and regulations of the states and local jurisdictions in which we and our subsidiaries conduct gaming operations require us to hold various licenses, registrations, permits and approvals and to obtain findings of suitability. The various regulatory authorities, including the Indiana Gaming Commission, the Louisiana Gaming Control Board, the Mississippi Gaming Commission, the Nevada State Gaming Control Board, the Nevada Gaming Commission and the Missouri Gaming Commission, may, among other things, limit, condition, suspend, revoke or fail to renew a license to conduct gaming operations or prevent us from owning the securities of any of our gaming subsidiaries for any cause deemed reasonable by such licensing authorities. Substantial fines or forfeitures of assets for violations of gaming laws or regulations may be levied against us, our subsidiaries and the persons involved.

To date, we have obtained all governmental licenses, findings of suitability, registrations, permits and approvals necessary for the operation of our gaming facilities. However, we cannot assure you that we will be able to obtain any new licenses, registrations, permits, approvals and findings of suitability that may be required in the future or that existing ones will be renewed or will not be suspended or revoked. Any expansion of our gaming operations in our existing jurisdictions or into new jurisdictions will require various additional licenses, findings of suitability, registrations, permits and approvals of the gaming authorities. The approval process can be time consuming and costly and has no assurance of success.

Pursuant to an agreement we entered into with the Indiana Gaming Commission, the Indiana Gaming Commission may require that we repurchase any shares of our common stock held by our former Chairman. We understand that our former Chairman claims ownership of 322,000 unexercised stock options, which have a weighted average exercise price of approximately $10.60 per share. Our extension of the exercise period of our former Chairman’s options beyond May 2002 was made subject to Indiana Gaming Commission approval. To the extent that he is able to obtain shares of our common stock upon exercise of his options and does not sell them concurrently, the Indiana Gaming Commission could require us to purchase those shares.

Potential changes in the regulatory environment could harm our business.

From time to time, legislators and special interest groups have proposed legislation that would restrict or prevent gaming operations. Any new restriction on or prohibition of our gaming operations could force us to curtail operations and incur significant losses.

The concentration and evolution of the slot machine manufacturing industry could impose additional costs on us.

A majority of our revenues are attributable to slot machines operated by us at our casinos. It is important, for competitive reasons, that we offer the most popular and up to date slot machine games with the latest technology to our customers. We believe that one company in particular provides a majority of all slot machines sold in the U.S.

We believe that in recent years the prices of new slot machines have escalated faster than the rate of inflation. Furthermore, in recent years, slot machine manufacturers have frequently refused to sell slot machines featuring the most popular games, instead requiring participating lease arrangements in order to acquire the machines. Generally, a participating lease is substantially more expensive over the long term than the cost to purchase a new machine.

For competitive reasons, we may be forced to purchase new slot machines or enter into participating lease arrangements that are more expensive than our current costs associated with the continued operation of our existing slot machines. If the newer slot machines do not result in sufficient incremental revenues to offset the increased investment and participating lease costs, it could hurt our profitability.

Inclement weather conditions, natural disasters, highway construction and other factors in the areas in which we operate could disrupt our ability to attract customers to our gaming facilities and could have a material adverse effect on our results of operations and financial condition.

Our continued success depends upon our ability to draw customers from each of the geographic markets in which we operate. Adverse weather conditions, particularly hurricanes, flooding, heavy snowfall and other extreme weather conditions, natural disasters or highway construction can deter our customers from traveling or make it difficult for them to frequent our properties. Hurricanes are common to the areas in which our Louisiana and Mississippi casinos are located. For example, in September 2004 we were forced to close our Boomtown New Orleans and Casino Magic Biloxi properties for three days due to hurricane activity, which also caused widespread damage in key feeder markets to our Biloxi property, including a 19-day closure of a portion of Interstate 10, the principal highway leading to Biloxi. Although Casino Magic Biloxi did not incur any significant property damage, the closure of the property negatively affected its quarterly operating results.

While any business interruption insurance we might carry could provide some coverage for losses resulting from adverse weather conditions, we cannot assure you that such insurance will be available in the future or that the proceeds from any claim will be sufficient to compensate us if one or more of our casinos experiences a closure. For example, due to their short duration, the closures of our Boomtown New Orleans and Casino Magic Biloxi properties in September 2004 are not anticipated to be covered by business interruption insurance. In addition, even if any of our properties were to experience prolonged adverse weather conditions or prolonged disruption due to natural disasters or highway construction, or if several of our properties were to simultaneously experience such events, our results of operations and financial condition could be materially adversely affected.

Our dockside gaming facilities in Indiana, Louisiana and Mississippi, as well as any additional riverboat or dockside casino properties that might be developed or acquired, are subject to risks in addition to those associated with land-based casinos. Although none of our vessels leave their moorings in normal operations, there are risks associated with the movement or mooring of vessels on waterways, including risks of casualty due to river turbulence, flooding, collisions with other vessels and severe weather conditions.

The loss of management and other key personnel could significantly harm our business.

Our continued success and our ability to maintain our competitive position is largely dependent upon, among other things, the efforts and skills of our senior management team, including Daniel R. Lee, our Chairman of the Board and Chief Executive Officer. Although we have entered into an employment agreement with Mr. Lee and certain of our other senior managers, we cannot guarantee that these individuals will remain with us. If we lose the services of any members of our management team or other key personnel, our business may be significantly impaired. We cannot assure you that we will be able to retain our existing senior management personnel or attract additional qualified senior management personnel.

In addition, our officers, directors and key employees also are required to file applications with the gaming authorities in each of the jurisdictions in which we operate and are required to be licensed or found suitable by these gaming authorities. If the gaming authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us, we would have to sever all relationships with that person. Furthermore, the gaming authorities may require us to terminate the employment of any person who refuses to file appropriate applications. Either result could significantly impair our gaming operations.

We regularly experience significant quarterly and annual fluctuations in operating results.

We experience significant fluctuations in our quarterly and annual operating results due to seasonality and other factors. Historically, the summer months are our strongest period and the winter months are our slowest period.

We are subject to litigation which, if adversely determined, could cause us to incur substantial losses.

We are, from time to time, during the normal course of operating our businesses, subject to various litigation claims and legal disputes. Some of the litigation claims may not be covered under our insurance policies or our insurance carriers may seek to deny coverage. As a result, we might be required to incur significant legal fees, which may have a material adverse impact on our financial position. In addition, because we cannot predict the outcome of any action, it is possible that, as a result of current and/or future litigation, we will be subject to adverse judgments or settlements that could significantly reduce our earnings or result in losses.

We face environmental and archaeological regulation of our real estate.

Our business is subject to a variety of federal, state and local governmental regulations relating to the use, storage, discharge, emission and disposal of hazardous materials. Failure to comply with such laws could result in the imposition of severe penalties or restrictions on our operations by government agencies or courts of law or the incurrence of significant costs of remediation of hazardous materials. We do not have environmental liability insurance, and a material fine or penalty, severe operational or development restriction, or imposition of material remediation costs could adversely affect our business.

In addition, the locations of our current or future developments may coincide with sites containing archaeologically significant artifacts, such as Native American remains and artifacts. Federal, state and local governmental regulations relating to the protection of such sites may require us to modify, delay or cancel construction projects at significant cost to us.

Terrorism and the uncertainty of war, as well as other factors affecting discretionary consumer spending, may harm our operating results.

The strength and profitability of our business depends on consumer demand for hotel casino resorts and gaming in general and for the type of amenities we offer. A general downturn in economic conditions and changes in consumer preferences or discretionary consumer spending could harm our business. The terrorist attacks of September 11, 2001, and ongoing terrorist and war activities in the United States and elsewhere have had a negative impact on travel and leisure expenditures, including lodging, gaming (in some jurisdictions) and tourism. We cannot predict the extent to which such events may continue to affect us, directly or indirectly, in the future. An extended period of reduced discretionary spending and/or disruptions or declines in travel could significantly harm our operations.

In addition to fears of war and future acts of terrorism, other factors affecting discretionary consumer spending, including general or regional economic conditions, disposable consumer income, fears of recession and consumer confidence in the economy, may negatively impact our business. Negative changes in factors affecting discretionary spending could reduce customer demand for the products and services we offer, thus imposing practical limits on pricing and harming our operations.

Also, the terrorist attacks of September 11, 2001 have substantially affected the availability, scope of coverage and cost of insurance for certain types of damages or occurrences. We cannot assure you that we will be able to obtain any insurance coverage with respect to occurrences of terrorist acts and any losses that could result from these acts. This could expose us to heavy losses in the event that any damages occur, directly or indirectly, as a result of terrorist attacks and have a significant negative impact on our operations.

RISKS RELATED TO OUR CAPITAL STRUCTURE AND THIS OFFERING

Because we are highly leveraged, future cash flows may not be sufficient to meet our obligations and we might have difficulty obtaining additional financing.

On an as adjusted basis immediately after giving effect to this offering and the application of the net proceeds of this offering, we would have had, as of September 30, 2004, total indebtedness of approximately $641.0 million (including the initial notes, our 8.75% notes, our remaining 9.25% notes and other debt) and total shareholders’ equity of approximately $335.6 million. In addition, our amended credit facility provides for a $150.0 million term loan facility and a $115.0 million revolving credit facility, to which we expect to have access, subject to the satisfaction of customary conditions to borrowing.

While we believe that we have sufficient cash and cash-generating resources to meet our debt service obligations during the next twelve months, we cannot assure you that in the future we will generate sufficient cash flow from operations or through asset sales to meet our long-term debt service obligations. Our substantial debt and related debt service obligations could have important adverse consequences to us, such as:

•	limiting our ability to obtain additional financing without restructuring the covenants in our existing indebtedness to permit the incurrence of such financing;

•	requiring a substantial portion of our cash flow to be used for payments on the debt and related interest, thereby reducing our ability to use cash flow to fund working capital, capital expenditures and general corporate requirements;

•	limiting our ability to respond to changing business, industry and economic conditions and to withstand competitive pressures, which may affect our financial condition;

•	incurring higher interest expense in the event of increases in interest rates on our borrowings which have variable interest rates;

•	limiting our ability to make investments, dispose of assets or pay cash dividends;

•	heightening our vulnerability to downturns in our business or our industry or the general economy and restricting us from making improvements or acquisitions, or exploring business opportunities;

•	restricting our activities compared to those of competitors with less debt or greater resources; and

•	subjecting us to financial and other restrictive covenants in our indebtedness, with which a failure to comply could result in an event of default.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We will have the right to incur substantial additional indebtedness in the future. The terms of our amended credit facility and the indentures governing our indebtedness restrict, but do not in all circumstances prohibit us from doing so. Subject to satisfying the conditions for borrowing under our amended credit facility, and certain indenture restrictions, we could borrow up to an additional $265.0 million, the unused portion of the existing commitment under our amended credit facility. All existing and future borrowings under our amended credit facility will be senior to the notes and the subsidiary guarantees. Under the instruments governing our debt, we are permitted to incur substantial additional debt that ranks senior to the notes. In addition, if we build both of our proposed projects in the City of St. Louis and the St. Louis County, we will need to incur additional indebtedness to finance the development and construction costs of these projects. If our existing and contemplated levels of indebtedness are further increased, the related risks will increase correspondingly.

Our indebtedness imposes restrictive covenants on us.

Our amended credit facility and the indentures governing the notes, the initial notes, the 8.75% notes and the remaining 9.25% notes impose operational and financial restrictions on us and our subsidiaries. The restrictions that are imposed under these debt instruments include, among other obligations, limitations on our and our subsidiaries’ ability to:

•	incur additional debt;

•	make payments on subordinated obligations;

•	make dividends or distributions and repurchase stock;

•	make investments;

•	grant liens on our property to secure debt;

•	enter into certain transactions with affiliates;

•	sell assets or enter into mergers or consolidations;

•	sell equity interests in our subsidiaries;

•	create dividend and other payment restrictions affecting subsidiaries;

•	change the nature of our lines of business;

•	make capital expenditures;

•	designate restricted and unrestricted subsidiaries; and

•	amend or modify our subordinated indebtedness without obtaining consents from the holders of our senior indebtedness.

Our amended credit facility imposes various customary affirmative covenants on us and our subsidiaries, including among others, reporting covenants, covenants to maintain insurance, comply with laws, maintain properties and other covenants customary in senior credit financings of this type. In addition, our amended credit facility requires that we comply with various restrictive financial covenants, including interest coverage ratio and debt to operating cash flow ratio, and capital spending limits.

Our ability to comply with these provisions may be affected by general economic conditions, industry conditions, and other events beyond our control, including an extended completion delay of L’Auberge. As a result, we cannot assure you that we will be able to comply with these covenants. Our failure to comply with the covenants contained in the instruments governing our indebtedness, including our amended credit facility and the indentures governing the notes, the initial notes, the 8.75% notes and the remaining 9.25% notes, including failure as a result of events beyond our control, could result in an event of default, which could materially and adversely affect our operating results and our financial condition.

If there were an event of default under one of our debt instruments, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable, subject to applicable grace periods. This could trigger cross-defaults under our other debt instruments, including the notes. We cannot assure you that our assets or cash flow would be sufficient to repay borrowings under our outstanding debt instruments, including the notes, if accelerated upon an event of default, or that we would be able to repay, refinance or restructure the payments on any of those debt instruments, including the notes.

To service our indebtedness, we will require a significant amount of cash, which depends on many factors beyond our control.

Based on our current level of operations and anticipated revenue growth, we believe our cash flow from operations, available cash and available borrowings under our amended credit facility will be adequate to meet our future liquidity needs.

We cannot assure you, however, that our business will generate sufficient cash flow from operations, that our anticipated revenue growth will be realized, or that future borrowings will be available to us under our amended credit facility in amounts sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. In addition, if we undertake substantial new developments or facility renovations or consummate significant acquisitions in the future, our cash requirements may increase significantly.

If we fail to generate sufficient cash flow from future operations to meet our debt service obligations, we may need to refinance all or a portion of our debt, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our debt, including our amended credit facility, the notes, the initial notes, the 8.75% notes and the remaining 9.25% notes, on attractive terms, commercially reasonable terms or at all, particularly because of our anticipated high levels of debt and the debt incurrence restrictions imposed by the agreements governing our debt. Under our amended credit facility the term loans mature in August 2010 and the revolving credit facility matures in December 2008. These maturity dates will advance to August 15, 2006 if we have not, before such date, repaid, refinanced or extended the maturity of our remaining 9.25% notes, beyond the term loan maturity date. We intend to repurchase or redeem a portion of the 9.25% notes with the net proceeds of this offering; however, we cannot assure that we will successfully raise or have access to sufficient funds to redeem or otherwise refinance all of the 9.25% notes remaining after this offering. Our future operating performance and our ability to service or refinance the notes and our other debt and to service, extend or refinance our amended credit facility will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control.

Your right to receive payments on the notes or under the subsidiary guarantees is junior to our existing senior indebtedness and our subsidiary guarantors’ existing senior indebtedness and possibly all of our future borrowings.

The notes and the subsidiary guarantees rank junior in priority to all of our and the subsidiary guarantors’ existing indebtedness and all of our and their future borrowings (other than the initial notes, the 8.75% notes, the remaining 9.25% notes and trade payables), except future indebtedness that provides that it ranks equal with, or subordinated in right of payment to, the notes. On an as adjusted basis, which gives effect to the completion of this offering as of September 30, 2004 and the application of the net proceeds of this offering as described under “Use of Proceeds,” the notes would have been subordinated to (i) approximately $139.3 million of senior indebtedness, and (ii) approximately $265.0 million of unused revolving credit and delayed draw term loan facilities. In addition, at such date the notes would have been pari passu with approximately $400.0 million aggregate principal amount of our and our subsidiary guarantors’ senior subordinated debt. We will be permitted to incur substantial additional indebtedness, including senior indebtedness, in the future under the terms of the indenture. In addition, some or all of the additional indebtedness we may need to incur to finance the development and construction costs of our proposed projects in St. Louis could be senior indebtedness.

As a result, upon any distribution to our creditors or the creditors of any of the subsidiary guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or any of the subsidiary guarantors or our or their property, all holders of our and our subsidiary guarantors’ senior indebtedness will be entitled to be paid in full before any payment may be made with respect to the notes or the subsidiary guarantees. Further, our amended credit facility is secured by substantially all of our assets and those of our subsidiaries (other than our Argentina subsidiaries). The notes will be unsecured and therefore will be effectively subordinated in right of payment to all existing and future secured debt we may incur to the extent of the value of the assets securing such debt.

In addition, all payments on the notes and the subsidiary guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors, holders of the notes will participate with trade creditors and all other holders of our and our subsidiary guarantors’ subordinated indebtedness (including the initial notes, the 8.75% notes and the remaining 9.25% notes) in the assets remaining after we and the subsidiary guarantors have paid all of the senior debt, and there may not be sufficient assets remaining to pay amounts due on the notes. In addition, in the event of any distribution or payment of assets of us or the subsidiary guarantors in any foreclosure, dissolution, winding up, liquidation or reorganization, holders of secured indebtedness will have a secured prior claim to our assets and those of the guarantor subsidiaries which constitutes their collateral.

Moreover, some but not all of our subsidiaries will guarantee the notes. For example, Casino Magic Neuquen, the entity that operates our casinos in Argentina, will not be a guarantor of the notes. Our other foreign subsidiaries will not be required to guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their debt and their trade creditors will generally be entitled to payment of their claims from assets of those subsidiaries before any assets are made available for distribution to us. Assuming we had completed this offering on September 30, 2004, these notes would have been effectively junior to approximately $1.9 million of debt and other liabilities (including trade payables) of these non-guarantor subsidiaries. The non-guarantor subsidiaries generated approximately 2.74% of our consolidated revenues for the nine months ended September 30, 2004 and held approximately 1.17% of our consolidated assets as of September 30, 2004.

We may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payment on the notes.

Although much of our business is conducted through our subsidiaries, none of our subsidiaries is obligated to make funds available to us for payment on the notes. Accordingly, our ability to make payments on the notes is dependent on the earnings and the distribution of funds from our subsidiaries. Furthermore, our subsidiaries will be permitted under the terms of our indentures to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on these notes when due.

The indenture permits substantial disposition of undeveloped real estate.

We have significant excess developable land. The terms of the indenture permit us to sell or dispose of this land under certain exceptions from the general indenture restrictions on the disposition of assets and restricted payments. In general, proceeds from the sale of undeveloped land will not require us to make an offer to repurchase notes no matter how the proceeds are used as long as 60% of the consideration received for the sale is in cash. In addition, the covenant entitled “Restricted Payments” permits substantial conveyances of undeveloped real estate to unrestricted subsidiaries and joint ventures. See “Description of Notes” under the heading “Repurchase at the Option of Holders—Asset Sales” and related definitions, and “Certain Covenants—Restricted Payments.”

We are permitted to create unrestricted subsidiaries, which generally will not be subject to any of the covenants in the indenture, and we may not be able to rely on the cash flow or assets of those unrestricted subsidiaries to pay our indebtedness.

Unrestricted subsidiaries will generally not be subject to the covenants under the indenture. Unrestricted subsidiaries may enter into financing arrangements that limit their ability to make loans or other payments to fund payments in respect of the notes. Accordingly, we may not be able to rely on the cash flow or assets of unrestricted subsidiaries to pay any of our indebtedness, including the notes.

We may not have the ability to raise the funds necessary to finance a change of control offer if required by this indenture or the terms of our other indebtedness.

Upon the occurrence of certain change of control events, we will be required to offer to purchase all outstanding notes and other outstanding debt. If a change of control were to occur, we cannot assure you that we would have sufficient funds to pay the purchase price for all the notes tendered by the holders or such other indebtedness. Moreover, under the indenture governing the notes, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “change of control” and thus would not give rise to any repurchase rights.

Our amended credit facility contains, and any future agreements relating to indebtedness to which we become a party may contain, provisions restricting our ability to purchase notes or providing that an occurrence of a change of control constitutes an event of default, or otherwise requiring payment of amounts borrowed under those agreements. If a change of control occurs at a time when we are prohibited from purchasing the notes, we could seek the consent of our then existing lenders and other creditors to the purchase of the notes or could attempt to refinance the indebtedness that contains the prohibition. If we do not obtain such a consent or repay such indebtedness, we would remain prohibited from purchasing the notes. In that case, our failure to purchase tendered notes would constitute an event of default under the indenture. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.

Thus, there can be no assurance that in the event of a change of control we will have sufficient funds, or that we will be permitted under the terms of our amended credit facility and any other agreements relating to our senior indebtedness, to satisfy our obligations with respect to any or all of the tendered notes. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

As a holder of the notes you may be required to comply with registration, licensing, qualification or other requirements under gaming laws or dispose of your notes.

The gaming authority of any jurisdiction in which we currently or in the future conduct or propose to conduct gaming may require that a holder of the notes be registered, licensed, qualified or found suitable, or comply with any other requirement under applicable gaming laws. The indenture will grant us the power to redeem the notes that you own or control if:

•	any governmental gaming authority makes a determination of unsuitability of you or the beneficial owner of the notes (or an affiliate of yours or of the beneficial owner of the notes), or

•	any governmental gaming authority requires you, or a beneficial owner of the notes (or an affiliate of yours or of the beneficial owner), to be licensed, qualified or found suitable under any applicable gaming law and:

•	you or such beneficial owner (or an affiliate of yours or of the beneficial owner) fails to apply for a license, qualification or finding of suitability within 30 days after being requested to do so (or such lesser period as required by the relevant governmental gaming authority), or

•	you or such beneficial owner (or an affiliate of yours or of the beneficial owner) is denied such license or qualification or is not found suitable by a governmental gaming authority to own or control the notes.

Under the foregoing circumstances, under the indenture, we will be able to redeem, and if required by the applicable gaming authority, we will be required to redeem, your notes to the extent required by the gaming authority or deemed necessary or advisable by us. The redemption price will be equal to the least of:

•	the principal amount of the notes, together with accrued interest on the note,

•	the price that you or the beneficial owner paid for the notes, together with accrued interest on the note, or

•	such other lesser amount as may be required by a governmental gaming authority.

See “Description of Notes—Optional Redemption.”

In addition, our certificate of incorporation grants us the power to redeem our securities (including shares of our common stock) or the securities of our affiliated companies from a person who owns or controls these securities if:

•	that person is determined by a governmental gaming authority to be unsuitable to own or control these securities, or

•	in the sole discretion of our board of directors, that person is deemed likely to jeopardize our right to conduct gaming activities in any of the jurisdictions in which we conduct gaming activities.

Under the foregoing circumstances, we may redeem, and if required by the applicable gaming authority, must redeem, that person’s securities to the extent required by the gaming authority or deemed necessary or advisable by us. The redemption price will be determined by the gaming authority or otherwise will be a price deemed reasonable by us, which in our discretion could be the original purchase price or the then current trading price of the securities. Furthermore, we may pay the redemption price in cash, by promissory note, or both, as required by the gaming authority or otherwise as we elect.

We cannot assure you that the market for the notes will provide you sufficient liquidity in the event you desire to sell your notes.

We are offering the notes as additional notes under an indenture pursuant to which, on March 15, 2004, we issued $200.0 million aggregate principal amount of 8.25% notes. While the notes have been registered under the Securities Act of 1933, we do not intend to list the notes on any national securities exchange or to seek the admission of the notes for quotation through the Nasdaq Stock Market, Inc. We have been informed by the underwriters that they intend to make a market in the notes after this offering is completed. However, the underwriters may cease their market-making at any time. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for high yield securities, changes in prevailing interest rates and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the notes.

Federal and state statutes allow courts, under specific circumstances, to avoid guarantees and require note holders to return payments received from guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could avoid a guarantee or subordinate a guarantee to all of our other debts or all other debts of a guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness and

•	the guarantor was insolvent or rendered insolvent by reason of such incurrence;

•	the guarantor was engaged in a business or transaction for which our or the guarantor’s remaining assets constituted unreasonably small capital; or

•	the guarantor intended to incur, or believed that it would incur, debts beyond our or its ability to pay such debts as they mature.

In addition, a court could void any payment by us or the guarantor pursuant to the notes or a guarantee and require that payment to be returned to the guarantor, or to a fund for the benefit of our creditors or the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws may vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets,

•	if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature, or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that we and each subsidiary guarantor, after giving effect to its guarantee of these notes, will not be insolvent, will not have unreasonably small capital for the business in which we are or it is engaged and will not have incurred debts beyond our or its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our or the subsidiary guarantors’ conclusions in this regard.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $102.5 million, after deducting underwriting discounts and commissions and estimated offering expenses.

We intend to use the net proceeds of this offering to repurchase or redeem a portion of our remaining 9.25% senior subordinated notes due 2007 at 102.517% or 101.542%, respectively, of principal amount and to pay associated costs and expenses. There are $162.0 million in aggregate principal amount of such notes outstanding.

On November 16, 2004, we commenced a cash tender offer for a portion of our remaining 9.25% notes at an offer price of 102.517% of principal amount plus accrued and unpaid interest, which price includes a 1% early tender premium for holders who tender early. The tender offer, as amended, is for $97.0 million in aggregate principal amount of our 9.25% notes. Completion of this offering is a condition to the closing of the tender offer. We have scheduled the tender offer to expire at 8:00 a.m., New York City time, on December 20, 2004. Following consummation of this offering, to the extent that the tender offer for 9.25% notes is undersubscribed and there are remaining net proceeds from this offering, we currently intend to use such net proceeds to redeem additional 9.25% notes. The redemption price for the 9.25% notes on any such redemption date would be 101.542% of principal amount, plus accrued and unpaid interest to the date of redemption. This statement of intent does not constitute a notice of redemption under the indenture governing the 9.25% notes. Under the governing indenture, the written notice of redemption must be given at least 30 days and no more than 60 days prior to the redemption date.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2004:

•	on an actual basis; and

•	as adjusted to give effect to our issuance (as if the offering occurred on September 30, 2004) of the notes and the application of the net proceeds we receive from this offering and assumes that our tender offer for $97.0 million in aggregate principal amount of 9.25% senior subordinated notes due 2007 is fully subscribed on or prior to the early tender date (see “Use of Proceeds”).

This table excludes an aggregate of 4,194,089 shares of common stock that may be issued upon the exercise of stock options outstanding as of September 30, 2004, with a weighted average exercise price of $9.27 per share and also excludes 590,623 shares of common stock reserved for future stock option grants.

You should read this information together with our audited and unaudited consolidated financial statements and related notes incorporated by reference into this prospectus supplement, and the section entitled “Use of Proceeds” included elsewhere in this prospectus supplement.

	As of September 30, 2004
	Actual	As Adjusted(a)
	(in thousands, except share amounts)
Cash, cash equivalents and restricted cash	$264,491	$266,207 (b)

Long-term debt, including current portion:
Amended credit facility	$125,000	$125,000
8.25% senior subordinated notes due 2012	198,661 (c)	303,661
8.75% senior subordinated notes due 2013(d)	133,021	133,021
9.25% senior subordinated notes due 2007	162,000	65,000
Other debt	14,323	14,323

Total long-term debt	633,005	641,005

Stockholders’ equity:
Preferred stock ($1.00 par value, 250,000 shares authorized; no shares issued and outstanding)	0	0
Common stock ($0.10 par value, 80,000,000 shares authorized; 35,715,478 shares outstanding (net of treasury shares))	3,773	3,773
Capital in excess of par value	345,902	345,902
Retained earnings(e)	17,852	16,142
Treasury stock	(20,090)	(20,090)
Accumulated other comprehensive loss—currency translation of foreign assets	(10,084)	(10,084)

Total stockholders’ equity	337,353	335,643

Total capitalization	$970,358	$976,648

(a)	The “As Adjusted” balances give effect to the issuance of $100.0 million in aggregate principal amount of the notes in this offering at a price of 105% of par and the application of the proceeds thereof, less underwriters’ discounts and commissions and estimated expenses, totaling approximately $2.5 million, as well as approximately $2.7 million of tender premiums and expenses associated with the repurchase or redemption of a portion of our remaining 9.25% notes.
(b)	Cash, cash equivalents and restricted cash as adjusted as of September 30, 2004 includes approximately $1.7 million of proceeds from this offering that will be used, in the tender offer for the 9.25% notes, to pay accrued interest on a portion of the 9.25% notes for the period October 1, 2004 through December 20, 2004.
(c)	The $200.0 million aggregate principal amount of the 8.25% senior subordinated notes due 2012 were issued on March 15, 2004 at a price of 99.282% of par to yield 8.375% to maturity.
(d)	The $135.0 million aggregate principal amount of the 8.75% senior subordinated notes due 2013 were issued on September 25, 2003 at a price of 98.369% of par to yield 9% to maturity.
(e)	The “As Adjusted” retained earnings balances give effect to an estimated loss on early retirement of debt, net of taxes, of approximately $1.7 million consisting of a tender premium and write-off debt issuance costs.

GOVERNMENT REGULATIONS AND GAMING ISSUES

The ownership and operation of gaming companies are subject to extensive regulation. In particular, Indiana, Louisiana, Mississippi, Missouri, Nevada, California and Argentina have regulations affecting the operation of our gaming business and the ownership and disposition of our securities, including the securities offered pursuant to this prospectus supplement. For a detailed description of the Indiana, Louisiana, Mississippi, Nevada, California and Argentina gaming regulations to which we are subject, see Exhibit 99.1 to our Annual Report on Form 10-K for the year ended December 31, 2003, “Government Regulation and Gaming Issues”, which is incorporated herein by reference and which modifies and supersedes to the extent of any inconsistency the section of the accompanying prospectus entitled “Government Regulations and Gaming Issues”. The following is a discussion of the regulations concerning the ownership and operation of a gaming company subject to Missouri regulations.

On November 3, 1992, a statewide referendum authorized gaming in the State of Missouri on the Missouri and the Mississippi Rivers. On April 29, 1993, Missouri enacted revised legislation (as amended, the “Missouri Gaming Law”) which amended the existing legislation. In a decision handed down on January 25, 1994, the Missouri Supreme Court held that games of chance were prohibited under the Missouri constitution. In a statewide election held on November 8, 1994, Missouri voters approved the adoption of an amendment to the Missouri Constitution which permits the legislature to allow games of chance to be conducted on excursion boats and floating facilities on the Mississippi River and the Missouri River. As a result of the amendment, games of chance are also permitted subject to Missouri Gaming Law. Pursuant to the Missouri Gaming Law, there are eleven operating riverboat gaming facility sites in Missouri: one in Caruthersville; one in Boonville; three in the St. Louis area; four in the Kansas City area; one in LaGrange; and one in St. Joseph.

Opponents of gaming in Missouri have brought several legal challenges to gaming in the past and may possibly bring similar challenges in the future. For example, on November 25, 1997, the Missouri Supreme Court overturned a state lower court and held that a portion of the Missouri Gaming Law that authorized excursion gaming facilities in “artificial basins” up to 1,000 feet from the Mississippi or Missouri rivers was unconstitutional. This ruling created uncertainty as to the legal status of several excursion gaming riverboat facilities in the state. On November 3, 1998, a statewide referendum was held, whereby the voters amended the constitution to allow “artificial basins” for existing facilities, effectively overturning the above Missouri Supreme Court decision. There can be no assurances that any future challenges, if brought, would not further interfere with the development, construction and operation of gaming operations in Missouri, including the development, construction and operation of the proposed St. Louis projects.

Under the Missouri Gaming Law, the ownership and operation of riverboat gaming facilities in Missouri are subject to extensive state and local regulation. After the receipt of licensing approval from and in the discretion of the Missouri Gaming Commission, the construction of the proposed St. Louis facilities and the commencement of operations of the St. Louis facilities, the Company, Casino One Corporation, the subsidiary of the Company that will operate the St. Louis projects, any subsidiaries, and some of their officers and employees are and will be subject to specific regulations, including on going licensing requirements. As part of the application and licensing process for a gaming license, the applicant must submit detailed financial, operating and other reports to the Missouri Gaming Commission. Each applicant has an ongoing duty to update the information provided to the Missouri Gaming Commission in the application, usually within seven days of a material change in the information on file with the Commission. Casino One has frequently updated its application materials since it initially filed its applications. In addition to the information required of the applicant, directors, officers, affiliated business entities and other defined “key persons” (which include individuals and companies designated by the Missouri Gaming Commission) must submit Personal Disclosure Forms, which include detailed financial information, and are subject to thorough investigations. In addition, some officers and directors of the Company, as well as the Company itself, have submitted Personal Disclosure Forms and applications to the Missouri Gaming Commission. All gaming employees must obtain an occupational license issued by the Missouri Gaming Commission. Suppliers are also subject to licensing requirements of the Missouri Gaming Commission.

The operators’ licenses (or “Class A” gaming licenses) are issued through application to the Missouri Gaming Commission, which requires, among other things:

•	suitability investigations into an applicant’s character, financial responsibility, experience, and qualifications;

•	suitability investigations into each designated key person or affiliated business entity’s character, financial responsibility, experience and qualifications;

•	disclosure of required financial (see above) and other personal information on each key person or designated affiliated business entity;

•	disclosure of detailed information about the applicant’s history, business, affiliations, officers, directors and owners;

•	an affirmative action plan for the hiring and training of minorities and women; and

•	an economic development or impact report.

License fees cover all related costs of the Missouri Gaming Commission investigation and are a minimum of $50,000 for the initial application and $25,000 annually thereafter. The Company and Casino One Corporation each are undergoing a full licensing investigation and hearing in connection with its licensing as above stated.

The Missouri Gaming Law and implementing regulations impose restrictions on the use of and do not permit the transfer of the gaming licenses as well as limitations on transactions engaged in by licensees. The licenses issued by the Missouri Gaming Commission may not be transferred nor pledged as collateral. The Missouri Gaming Law regulations bar a licensee from taking any of the following actions without prior notice to, and approval by, the Missouri Gaming Commission:

•	any transfer or issuance of an ownership interest in a gaming licensee that is not a publicly held company;

•	any transfer or issuance of an ownership interest of five percent or more of the issued and outstanding ownership interest of the Company, which is publicly traded and is a holding company;

•	any private incurrence of debt by the licensee or any holding company of $1,000,000 or more;

•	any public issuance of debt by a licensee or its holding company; and

•	defined “significant related party transactions.”

In addition, the licensee must notify the Missouri Gaming Commission of other transactions, that include the transfer of five percent or more of an ownership interest in the licensee or holding company if publicly held and any transaction of at least $1,000,000.

The restrictions on transfer of ownership apply to the Company as well as the direct licensee, Casino One Corporation. Gaming equipment may not be pledged. Corporate stock of some licensees may not be pledged except in narrow circumstances and subject to regulatory conditions.

Missouri statutes and administrative rules contain detailed requirements and conditions concerning the operation of a licensed excursion gaming boat facility, including, but not limited to the following:

•	a charge of two dollars per gaming customer per excursion that licensees must either collect from each customer or pay itself to the Missouri Gaming Commission;

•	minimum payouts;

•	the payment of a 20% tax on adjusted gross receipts;

•	prohibitions against providing credit to gaming customers;

•	the use of credit cards and the cashing of checks by customers; and

•	providing security on the excursion gambling boat, including a requirement that each licensee reimburse the Missouri Gaming Commission for all costs of any Missouri Gaming Commission staff; including Missouri Highway Patrol Officers, necessary to protect the public on the licensee’s riverboat;

•	the receipt of liquor license from the Missouri Gaming Commission and local jurisdictions; and

•	the adoption of minimum control standards for the conduct of gaming and the operation of the facility approved by the Missouri Gaming Commission.

The Missouri Gaming Commission has the power, as well as broad discretion in exercising this power, to revoke or suspend gaming or occupational licenses and impose other penalties for violations of the Missouri Gaming Law and the rules and regulations promulgated thereunder, including without limitation, forfeiture of all gaming equipment used for improper gaming and fines of up to three times a licensee’s highest daily gross receipts during the preceding twelve months.

Although the Missouri Gaming Law provides no limit on the amount of riverboat space that may be used for gaming, the Missouri Gaming Commission is empowered to impose space limitations through the adoption of rules and regulations. In addition, the Missouri Gaming Law imposes as to each customer a $500 loss limit per two-hour period established by each licensee with the approval of the Missouri Gaming Commission. In order to establish an excursion schedule, which allows patrons to enter and exit the gaming floor during the excursion the licensee must prove to the satisfaction of the Missouri Gaming Commission that it can enforce the $500 loss limit.

In addition, the Missouri Gaming Commission is empowered to determine on a city and county-specific basis where “dockside” or permanently-docked gaming is appropriate and may be permitted. The Missouri Gaming Commission has authorized all eleven licensed sites to operate all or a portion of their facilities on a continuously docked basis.

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary of certain of our indebtedness that is outstanding. To the extent such summary contains descriptions of our amended credit facility, the 8.75% senior subordinated notes, the 8.25% senior subordinated notes, the remaining 9.25% senior subordinated notes and the indentures governing such notes, such descriptions do not purport to be complete and are qualified in their entirety by reference to those and related documents, copies of which have been filed with the SEC and which we will provide you upon request. See the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Amended Credit Facility

On August 27, 2004, the Company entered into, and consummated the closing of, an amendment to its credit facility, increasing the aggregate amount of available loans from approximately $272 million to $400.0 million. The amended credit facility provides for a six-year $275.0 million term loan facility, of which $125.0 million was drawn immediately and $150.0 million can be drawn on a delayed basis through September 30, 2005, and a $125.0 million revolving credit facility available through December 2008.

The proceeds of the term loan facility may be used to pay for the costs and expenses of the construction of the Company’s “current projects” (as defined in the amended credit facility), including the ongoing development of L’Auberge du Lac Hotel & Casino, and, with the consent of the administrative agent to the Company’s designation of such as current projects, the Company’s proposed St. Louis City and County development projects (in either case, subject to certain permitted pre-designation allowances). The proceeds of the revolving credit facility may be used to pay for the construction costs of any current project or general corporate purposes.

Under the amended credit facility, the term loans mature in August 2010 and the revolving credit facility matures in December 2008. These maturity dates will advance to August 15, 2006 if the Company has not, before such date, repaid, refinanced or extended the maturity of its 9.25% senior subordinated notes due 2007 beyond the term loan maturity date. Subject to certain limitations, the amended credit facility permits the Company to use the proceeds of the term loan facility to repay all or a portion of its 9.25% senior subordinated notes.

The term loans are repayable in quarterly installments of 0.25% of the principal amount of the term loans outstanding on October 1, 2005, commencing in March 2006. On the later of August 27, 2006 and the date when the Company completes all of its current projects, the Company will be required to prepay borrowings under the amended credit facility with varying percentages of its “excess cash flow”, depending on certain “leverage ratios” (each as defined in the amended credit facility).

The Company is obligated to make mandatory prepayments of indebtedness and/or reduce the commitments under the amended credit facility from the net proceeds of certain incurrences of indebtedness, asset sales and dispositions (subject, in some instances, to a reinvestment period) and equity issuances, in each case with specified exceptions, as set forth below:

•	100% of the net cash proceeds of certain incurrences of indebtedness.

•	100% of the net cash proceeds of certain asset sales or dispositions (excluding, among other things, designated asset sales of certain real property), unless such net cash proceeds are otherwise reinvested within nine months.

•	25% of the net cash proceeds of equity sales would be applied to prepay outstanding revolving credit loans, without having to reduce the committed amount of the revolving credit facility (and if no revolving credit loans are outstanding, such amount would be retained by the Company) and an additional 25% of such net cash proceeds would be applied to repay outstanding term loans and/or to reduce term commitments.

The Company has the option to prepay all or any portion of the indebtedness under the amended credit facility at any time without premium or penalty.

The amended credit facility provides the Company with two interest rate options, to which a margin is added: (1) a base rate equal to the greater of the prime lending rate as stated in the British Banking Association Telerate page 5 and 0.5% in excess of the federal funds rate and (2) an interest rate based on the London interbank Eurodollar rate. Interest rate margins for revolving credit loans depend on the Company’s performance, measured by a leverage ratio, which is the ratio of indebtedness to annualized operating cash flow. The interest rate margins under the amended credit facility range from 175 basis points to 250 basis points for revolving facility base rate loans, and 275 basis points to 350 basis points for revolving facility loans based on the London interbank Eurodollar rate option. The interest rate margin for the term facility base rate loans are always 200 basis points and 300 basis points for term facility loans based on the London interbank Eurodollar option. Under the amended credit facility at least 50% of the Company’s debt obligations must be subject to fixed interest rates or hedge agreements or other interest rate protection agreements.

The amended credit facility imposes various customary affirmative covenants on the Company and its domestic restricted subsidiaries, including, among others, reporting covenants, conduct of business covenants, covenants to maintain properties and insurance, covenants to comply with laws and other covenants customary in senior credit financings of this type.

The amended credit facility also imposes various negative covenants on the Company and its domestic restricted subsidiaries, including, without limitation, restrictions on the incurrence of additional debt and guarantees of debt; liens; mergers, consolidations, amalgamations, liquidations and dissolutions; disposition of property; the payment of subordinated obligations; the payment of dividends and other distributions; investments; amendments and modifications of subordinated indebtedness; transactions with affiliates; sale/leaseback transactions; changes to the Company’s fiscal year; negative pledges; changes in the nature of the Company’s business; restrictions on hedge agreements; restrictions on capital expenditures and operating leases; and other covenants customary in senior credit financings of this type.

In addition, under the amended credit facility, the Company and its domestic restricted subsidiaries are required to comply with certain financial ratios and other financial covenants such as a leverage ratio, a fixed charge coverage ratio and a senior debt ratio.

The obligations under the amended credit facility are secured by substantially all of the assets of the Company and its domestic restricted subsidiaries, including a pledge of the equity interests in the Company’s domestic subsidiaries. The Company’s obligations under the amended credit facility also are guaranteed by certain of the Company’s domestic restricted subsidiaries.

Borrowing under the amended credit facility and access to funds from the completion reserve account for the costs and expenses associated with the Company’s current projects are subject to conditions associated with construction loans, including an “in balance requirement” (as defined in the amended credit facility), which looks to the sufficiency of the Company’s available resources to complete its current projects, including, if the Company’s proposed St. Louis City project is designated a current project, the Company’s “projected free cash flow” (as defined in the amended credit facility).

Under the indentures governing the Company’s 8.75% notes and remaining 9.25% notes, the Company is permitted to incur up to $350.0 million in senior indebtedness. The Company’s indentures permit the incurrence of additional indebtedness (senior or otherwise) in excess of $350.0 million for debt refinancing or under a provision that permits additional incurrence if at the time the indebtedness is proposed to be incurred, the Company’s consolidated coverage ratio on a pro forma basis, as defined in those indentures (essentially the ratio of EBITDA to interest costs), would be at least 2.00 to 1.00. The Company’s consolidated coverage ratio is currently below 2.00 to 1.00. Accordingly, except as noted above, the Company’s current ability to incur senior indebtedness is limited to less than the $400.0 million that is available under the amended credit facility. Management anticipates that the income from the Lake Charles facility, when included in such ratios, will enable the Company to access all of its current credit facilities.

Subject in some cases to applicable notice provisions and grace periods, events of default under the amended credit facility include, among other things: (1) failure to make payments when due, (2) breaches of representations and warranties, (3) noncompliance with covenants, (4) failure to pay other debt for borrowed money exceeding $10 million, or any other breach or default under agreements for such other debt allowing the holder or lender to accelerate its maturity, or require such debt to be repurchased, (5) events of insolvency, (6) failure to comply with ERISA, to the extent such failure reasonably could be expected to have a material adverse effect, (7) uninsured judgments of $10 million or more which have not been vacated, discharged, stayed or bonded pending appeal within 30 days, (8) impairment of security interests in collateral, (9) cessation of the guarantees of the obligations under the amended credit facility by the Company’s domestic subsidiaries, (10) a change of control with respect to the Company and (11) the Company’s 8.75% senior subordinated notes due 2013, 8.25% senior subordinated notes due 2012 or remaining 9.25% senior subordinated notes due 2007 or the guarantees thereof shall cease to be validly subordinated to the obligations under the amended credit facility.

8.25% Senior Subordinated Notes

On March 15, 2004, the Company issued $200.0 million aggregate principal amount of 8.25% senior subordinated notes due 2012, which notes were issued at 99.282% of par to yield 8.375% to maturity. The notes will be issued under the same indenture governing the initial notes issued in March 2004. The 8.25% notes bear interest at 8.25% per year, and interest is payable on each March 15 and September 15.

The 8.25% notes are redeemable, at the Company’s option, in whole or in part, on the following dates, at the following redemption prices (expressed as percentages of par value):

On and after March 15,	at a percentage of par value equal to
2008	104.125%
2009	102.063%
2010	100.000%
2012	Maturity

The 8.25% notes are the Company’s unsecured obligations, guaranteed on a senior subordinated basis by all the Company’s existing and future material domestic restricted subsidiaries, as defined in the indenture. The Casino Magic Argentina subsidiaries do not guarantee the debt. The indenture governing the 8.25% notes contains certain covenants limiting the ability of the Company and its restricted subsidiaries to incur additional indebtedness, issue preferred stock, pay dividends or make certain distributions, repurchase equity interests or subordinated indebtedness, create certain liens, enter into certain transactions with affiliates, sell assets, issue or sell equity interests in the Company’s subsidiaries, or enter into certain mergers and consolidations. The indenture also requires that the Company offer to repurchase the 8.25% notes upon a change of control, as defined in the indenture.

Events of default under the indenture include: (1) failure to make payments on the 8.25% notes when due, (2) failure to comply with covenants, (3) failure to pay other debt of $10.0 million or more, or default under such debt resulting in acceleration of the maturity of such debt, (4) failure to satisfy or discharge any final judgment in excess of $10.0 million, and (5) occurrence of certain insolvency events.

For a more detailed description of the terms of the initial notes, see “Description of Notes.”

8.75% Senior Subordinated Notes

On September 25, 2003, the Company issued $135.0 million aggregate principal amount of 8.75% senior subordinated notes due 2013, which notes were issued at 98.369% of par to yield 9% to maturity. The 8.75% notes bear interest at 8.75% per year, and interest is payable on each October 1 and April 1.

The 8.75% notes are redeemable, at the Company’s option, in whole or in part, on the following dates, at the following redemption prices (expressed as percentages of par value):

On and after October 1,	at a percentage of par value equal to
2008	104.375%
2009	102.917%
2010	101.458%
2011	100.000%
2013	Maturity

The 8.75% notes are the Company’s unsecured obligations, guaranteed on a senior subordinated basis by all the Company’s existing and future material domestic restricted subsidiaries, as defined in the indenture. The Casino Magic Argentina subsidiaries do not guarantee the debt. The indenture governing the 8.75% notes contains certain covenants limiting the ability of the Company and its restricted subsidiaries to incur additional indebtedness, issue preferred stock, pay dividends or make certain distributions, repurchase equity interests or subordinated indebtedness, create certain liens, enter into certain transactions with affiliates, sell assets, issue or sell equity interests in the Company’s subsidiaries, or enter into certain mergers and consolidations. The indenture also requires that the Company offer to repurchase the 8.75% notes upon a change of control, as defined in the indenture.

Events of default under the indenture include: (1) failure to make payments on the 8.75% notes when due, (2) failure to comply with covenants, (3) failure to pay other debt of $10.0 million or more, or default under such debt resulting in acceleration of the maturity of such debt, (4) failure to satisfy or discharge any final judgment in excess of $10.0 million, and (5) occurrence of certain insolvency events.

9.25% Senior Subordinated Notes

On February 18, 1999, the Company issued $350.0 million aggregate principal amount of 9.25% senior subordinated notes due 2007. The 9.25% notes bear interest at 9.25% per year, and interest is payable on each February 15 and August 15. The 9.25% notes are redeemable, at the Company’s option, in whole or in part, on the following dates, at the following redemption prices (expressed as percentages of par value):

On and after February 15,	at a percentage of par value equal to
2003	104.625%
2004	103.083%
2005	101.542%
2006	100.000%
2007	Maturity

The Company’s obligations on the 9.25% notes are not secured by any of its assets, but are guaranteed on a senior subordinated basis by all of the Company’s existing and future material restricted subsidiaries, as defined in the indenture. The Casino Magic Argentina subsidiaries do not guarantee the debt.

The 9.25% notes are governed by an indenture dated February 18, 1999, which contains covenants limiting the Company’s ability and the ability of its subsidiaries to incur additional debt, issue preferred stock, pay dividends or make certain distributions, repurchase equity interests or subordinated indebtedness, create certain liens, enter into certain transactions with affiliates, sell assets, issue or sell equity interests in the Company’s subsidiaries or enter into mergers or consolidations. The indenture also requires that the Company offer to repurchase the 9.25% notes upon a change of control, as defined in the indenture.

Events of default under the indenture include: (1) failure to make payments on the 9.25% notes when due, (2) failure to comply with covenants, (3) failure to pay other debt of $10.0 million or more, or default under such debt resulting in acceleration of the maturity of such debt, (4) failure to satisfy or discharge any final judgment in excess of $10.0 million, and (5) occurrence of certain insolvency events.

On March 19, 2004, the Company consummated a cash tender offer and repurchased $188.0 million in aggregate principal amount of the 9.25% notes at an offer price of 103.208% of principal amount plus accrued and unpaid interest. There is $162.0 million in aggregate principal amount of the 9.25% notes outstanding. On November 16, 2004, the Company commenced a cash tender offer to purchase a portion of its 9.25% notes at an offer price of 102.517% of principal amount plus accrued and unpaid interest, which includes a 1% early tender premium for holders who tender early. The tender offer, as amended, is for $97.0 million in aggregate principal amount of the Company’s 9.25% notes. Completion of this offering is a condition to the closing of the tender offer. The tender offer is scheduled to expire at 8:00 a.m., New York City time, on December 20, 2004. Following consummation of this offering, to the extent that the tender offer for 9.25% notes is undersubscribed and there are remaining net proceeds from this offering, the Company currently intends to use such net proceeds to redeem additional 9.25% notes. The redemption price for the 9.25% notes on any such redemption date would be 101.542% of principal amount, plus accrued and unpaid interest to the date of redemption. This statement of intent does not constitute a notice of redemption under the indenture governing the 9.25% notes. Under the governing indenture, the written notice of redemption must be given at least 30 days and no more than 60 days prior to the redemption date.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “Company” refers only to Pinnacle Entertainment, Inc. and not to any of its subsidiaries or affiliates.

The Company will issue the notes offered by this prospectus supplement as additional notes under an Indenture (the “Indenture”) dated as of March 15, 2004 among itself, the Guarantors and The Bank of New York, as trustee (the “Trustee”). On March 15, 2004, we issued $200.0 million in aggregate principal amount of 8.25% Senior Subordinated Notes due 2012 under the Indenture. The notes offered hereby and the notes issued on March 15, 2004 (collectively, the “Notes”) will be treated as a single series under the Indenture, including for purposes of determining whether the required percentage of the holders of record has given approval or consent to an amendment or waiver or joined in directing the Trustee to take certain actions on behalf of all of the holders. The notes offered hereby will represent approximately 33.3% of all of the Notes under the Indenture as of the date of the closing of this offering. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, define your rights as holders of these Notes. We have made copies of the Indenture available as set forth below under the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” Certain defined terms used in this description but not defined below under “Certain Definitions” have the meanings assigned to them in the Indenture. A copy of the Indenture is listed as an exhibit to the registration statement of which this prospectus supplement is a part.

The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of the Notes and the Guaranties

The Notes

These Notes:

•	are general unsecured obligations of the Company;

•	are subordinated in right of payment to all existing and future Senior Debt of the Company;

•	are effectively subordinated to all secured Indebtedness of the Company;

•	rank equally with the remaining 9.25% Senior Subordinated Notes due 2007 (the “9.25% Notes”) and the 8.75% Senior Subordinated Notes due 2013 (the “8.75% Notes”) issued by the Company;

•	are senior in right of payment to any future Indebtedness of the Company that is specifically subordinated to the Notes; and

•	are unconditionally guaranteed by the Guarantors.

The Guaranties

These Notes are guaranteed by each of the existing and future Material Restricted Subsidiaries of the Company, which are initially all of the subsidiaries of the Company except:

PNK Development 1, Inc.

PNK Development 2, Inc.

PNK Development 3, Inc.

Realty Investment Group, Inc.

Ogle Haus, LLC

and the following subsidiaries of Casino Magic Corp.:

Casino Magic Neuquen S.A. and its subsidiary Casino Magic Support Services S.A.

Casino Magic Hellas, S.A.

Casino Magic Buenos Aires, S.A.

Casino Magic Europe, BV

Casino Parking, Inc.

St. Louis Casino Corp.

The Guaranties of these Notes:

•	are general unsecured obligations of each Guarantor;

•	are subordinated in right of payment to all existing and future Senior Debt of each Guarantor;

•	are effectively subordinated to all secured Indebtedness of each Guarantor;

•	rank equally with each Guarantor’s guarantee of each of the 9.25% Notes and the 8.75% Notes issued by the Company;

•	are senior in right of payment to any future Indebtedness of each Guarantor that is specifically subordinated to the Guaranties; and

•	are subject to release in the circumstances specified in the Indenture.

As indicated above and as discussed in detail below under the subheading “Subordination,” payments on the Notes and under the Guaranties will be subordinated to the payment of Senior Debt. As of September 30, 2004, after giving effect to the completion of the offering of the Notes offered hereby and the application of the net proceeds of this offering as described under “Use of Proceeds,” the Notes and the Guaranties would have been subordinated to (i) approximately $139.3 million of Senior Debt, and (ii) approximately $265.0 million of unused revolving credit and delayed draw term loan facilities. The Indenture permits us and the Guarantors to incur additional Senior Debt.

As of the date of the Indenture, all of our Subsidiaries were “Restricted Subsidiaries,” except for Casino Magic Neuquen S.A. and its subsidiary Casino Magic Support Services S.A., Casino Magic Hellas, S.A., Casino Magic Buenos Aires, S.A. and Casino Magic Europe, BV. However, under the circumstances described below, we will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries are not subject to many of the restrictive covenants in the Indenture. Unrestricted Subsidiaries do not guarantee these Notes.

Not all of our “Restricted Subsidiaries” guarantee these Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. The non-guarantor subsidiaries generated approximately 2.74% of our consolidated revenues for the nine months ended September 30, 2004 and held approximately 1.17% of our consolidated assets as of September 30, 2004. See note 15 to our consolidated financial statements for year ended December 31, 2003 and note 8 to our consolidated financial statements for the nine months ended September 30, 2004 incorporated by reference into this prospectus supplement for more detail about the division of our consolidated revenues and assets between our guarantor and non-guarantor subsidiaries.

Principal, Maturity and Interest

The Company will issue Notes with a maximum aggregate principal amount of $100.0 million in this offering. The Company may issue additional notes from time to time after this offering. Any issuance of additional notes, including the issuance of Notes offered by this prospectus supplement, is subject to all of the covenants in the Indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The Notes and any further additional notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company issues Notes in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on March 15, 2012.

Interest on the Notes offered hereby accrues at the rate of 8 1/4% per annum from September 15, 2004 and is payable semi-annually in arrears on March 15 and September 15, commencing on March 15, 2005. The Company will make each interest payment to the holders of record of these Notes on the immediately preceding March 1 and September 1.

Interest on these Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the Company, the Company will make all principal, premium and interest payments, and Liquidated Damages, if any, on those Notes in accordance with those instructions. All other payments on these Notes will be made at the office or agency of the Company maintained for such purpose within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders; provided that all payments with respect to Global Notes, and any definitive Notes the Holder of which has given wire instructions to the Company will be made by wire transfer. Until otherwise designated by the Company, the Company’s office or agency in New York will be the office of the Trustee maintained for such purpose.

Optional Redemption

The Company does not have the option to redeem the Notes prior to March 15, 2008. Thereafter, the Company has the option to redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of the principal amount thereof) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on March 15 of the years indicated below:

Year	Percentage
2008	104.125%
2009	102.063%
2010 and thereafter	100.000%

Notwithstanding the foregoing, the Company may, at any time prior to March 15, 2007, redeem up to 35% of the initially outstanding aggregate principal amount of Notes with the net cash proceeds of one or more Equity Offerings of the Company at a redemption price in cash of 108.250% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, on the Notes redeemed, to the redemption date; provided that:

(1) at least 65% of the initially outstanding aggregate principal amount of Notes remains outstanding immediately after the occurrence of such redemption;

(2) notice of any such redemption shall be given by the Company to the Holders and the Trustee within 15 days after the consummation of any such Equity Offering; and

(3) such redemption shall occur within 60 days of the date of such notice.

In addition to the foregoing, if:

(1) any Gaming Authority makes a determination of unsuitability of a holder or beneficial owner of Notes (or of an Affiliate of such holder or beneficial owner), or

(2) any Gaming Authority requires that a holder or beneficial owner of Notes (or an Affiliate thereof) must be licensed, qualified or found suitable under any applicable Gaming Laws and such holder or beneficial owner (or Affiliate thereof):

(A) fails to apply for a license, qualification or a finding of suitability within 30 days (or such shorter period as may be required by the applicable Gaming Authority) after being requested to do so by the Gaming Authority, or

(B) is denied such license or qualification or not found suitable,

the Company shall have the right, at any time from or after the Issue Date, at its option:

(1) to require any such holder or beneficial owner to dispose of its Notes within 30 days (or such earlier date as may be required by the applicable Gaming Authority) of receipt of such notice or finding by such Gaming Authority, or

(2) to call for the redemption of the Notes of such holder or beneficial owner at a redemption price equal to the least of:

(A) the principal amount thereof,

(B) the price at which such holder or beneficial owner acquired the Notes, in the case of either clause (A) above or this clause (B), together with accrued interest and Liquidated Damages, if any, to the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability by such Gaming Authority, or

(C) such other lesser amount as may be required by any Gaming Authority.

Immediately upon a determination by a Gaming Authority that a holder or beneficial owner of Notes (or an affiliate thereof) will not be licensed, qualified or found suitable or is denied a license, qualification or finding of suitability, the holder or beneficial owner will not have any further rights with respect to the Notes to:

(1) exercise, directly or indirectly, through any Person, any right conferred by the Notes; or

(2) receive any interest, any Liquidated Damages, or any other distribution or payment with respect to the Notes, or any remuneration in any form from the Company for services rendered or otherwise, except the redemption price of the Notes.

The Company shall notify the Trustee in writing of any such redemption as soon as practicable. The holder or beneficial owner applying for license, qualification or a finding of suitability must pay all costs of the licensure or investigation for such qualification or finding of suitability.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select the Notes to be redeemed among the holders of Notes as follows:

(1) if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed, or

(2) if the Notes are not so listed, on a pro rata basis, by lot or in accordance with any other method the Trustee considers fair and appropriate.

No Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption

Except as described below under “Repurchase at the Option of Holders,” the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Subordination

The payment of principal and interest and Liquidated Damages, if any, on the Notes and the related Guaranties are subordinated to the prior payment in full of all Senior Debt, whether outstanding on the Issue Date or thereafter Incurred.

Upon any distribution to creditors of any Obligor in a liquidation or dissolution of such Obligor or in a proceeding under Bankruptcy Law relating to such Obligor or its property, in an assignment for the benefit of creditors or any marshaling of such Obligor’s assets and liabilities:

(1) the holders of Senior Debt will be entitled to receive payment in full of all Obligations in respect of such Senior Debt (including Accrued Bankruptcy Interest) and to have all outstanding Letter of Credit Obligations and applicable Hedging Obligations fully cash collateralized before the Trustee or the holders shall be entitled to receive any payment or distribution on Obligations in respect of the Notes (except that the Trustee or the holders may receive payments and other distributions made from the defeasance or redemption trust described under “Legal Defeasance and Covenant Defeasance” or “Selection and Notice” and the issuance of Permitted Junior Securities), and

(2) until all Obligations with respect to Senior Debt (as provided in clause (1) above) are paid in full and all outstanding Letter of Credit Obligations and applicable Hedging Obligations are fully cash collateralized, any distribution to which the Trustee or the holders would be entitled but for this provision, including any such distribution that is payable or deliverable by reason of the payment of any other Indebtedness of such Obligor being subordinated to the payment of the Notes, shall be made to holders of Senior Debt or their representatives, ratably in accordance with the respective amounts of the principal of such Senior Debt, interest (including, without limitation, Accrued Bankruptcy Interest) thereon and all other Obligations with respect thereto (except that holders may receive payments and other distributions made from the defeasance or redemption trust described under “Legal Defeasance and Covenant Defeasance” or “Selection and Notice” and the issuance of Permitted Junior Securities), as their respective interests may appear.

The Obligors will also be restrained from making any payment or distribution to the Trustee or any holder in respect of Obligations arising under or in connection with the Notes, and from acquiring from the Trustee or any holder any Notes for cash or property (other than payments and other distributions made from any defeasance or redemption trust described under “Legal Defeasance and Covenant Defeasance” or “Selection and Notice” and the issuance of Permitted Junior Securities), until all principal and other Obligations arising under or in connection with the Senior Debt have been paid in full or fully cash-collateralized, if not yet due if:

(1) a default in the payment of any Obligations with respect to Designated Senior Debt occurs and is continuing (including any default in payment upon the maturity of any Designated Senior Debt by lapse of time, acceleration or otherwise), or any judicial proceeding is pending to determine whether any such default has occurred, or

(2) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from the affected Obligors or the holders of any Designated Senior Debt.

Payments on the Notes may and shall be resumed:

(1) in the case of a payment default, upon the date on which such default is cured or waived, and

(2) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received by the Trustee, unless the maturity of any Designated Senior Debt has been accelerated.

No new period of payment blockage predicated on a nonpayment default may be commenced unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been waived for a period of not less than 180 days.

Notwithstanding the foregoing, the Company will be permitted to repurchase, redeem, repay or prepay any or all of the Notes to the extent required to do so by any Gaming Authority having authority over any Obligor.

The Indenture provides that the Trustee or any holder that has received any payment or distribution in violation of the foregoing provisions will be required to hold the same without commingling and deliver the same, in the form received, together with any necessary endorsements, to the holders of Senior Debt or their representatives. The Indenture further requires that each affected Obligor promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above, in the event of a liquidation or insolvency, holders of Notes may recover less ratably than creditors of the affected Obligors who are holders of Senior Debt. See “Risk Factors—Risks Related to Our Capital Structure and this Offering—Your right to receive payments on the notes or under the subsidiary guarantees is junior to our existing senior indebtedness and our subsidiary guarantors’ existing senior indebtedness and possibly all of our future borrowings.”

Repurchase at the Option of Holders

Change of Control

Upon the occurrence of a Change of Control, each holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase. Within 30 days following any Change of Control, the Company will mail a notice to the Trustee and each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with all applicable laws, including, without limitation, Section 14(e) of the Exchange Act and the rules thereunder and all applicable federal and state securities laws, and will include all instructions and materials necessary to enable holders to tender their Notes.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

The Paying Agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered by such holder, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Indenture provides that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company will either:

(1) repay all outstanding obligations with respect to Senior Debt,

(2) obtain the requisite consents, if any, from the holders of Senior Debt to permit the repurchase of the Notes required by this covenant, or

(3) deliver to the Trustee an Officer’s Certificate to the effect that no action of the kind described in clause (1) or (2) is necessary.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Bank Credit Agreement contains, and any future Credit Facilities or other agreements relating to Indebtedness to which the Company becomes a party may contain, restrictions on the ability of the Company to purchase any Notes, and also may provide that certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consents of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain all such requisite consents or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of Notes. Thus, there can be no assurance that in the event of a Change of Control the Company will have sufficient funds, or that it will be permitted under the terms of the Bank Credit Agreement, to satisfy its obligations with respect to any or all of the tendered Notes.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company or the Company and its Restricted Subsidiaries, taken as a whole, to another Person or group may be uncertain.

The presence of the Company’s Note repurchase obligation in the event of a Change of Control may deter potential bidders from attempting to acquire the Company, whether by merger, tender offer or otherwise. Such deterrence may have an adverse effect on the market price for the Company’s securities, particularly its common stock, which would presumably reflect the market’s perception of the likelihood of any takeover attempt at a premium to the market price.

Asset Sales

The Indenture provides that no Obligor will, directly or indirectly, consummate or enter into a binding commitment to consummate an Asset Sale unless:

(1) such Obligor, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or of which other disposition is made (as determined reasonably and in good faith by the Board of such Obligor), and

(2) at least 75% of the consideration received by such Obligor from such Asset Sale will be cash or Cash Equivalents and will be received at the time of the consummation of any such Asset Sale. For purposes of this provision, each of the following shall be deemed to be cash:

(A) any liabilities as shown on the Obligors’ most recent balance sheet (or in the notes thereto) (other than (i) Indebtedness subordinate in right of payment to the Notes, (ii) contingent liabilities, (iii) liabilities or Indebtedness to Affiliates of the Company and (iv) Non-Recourse Indebtedness) that are assumed by the transferee of any such assets, and

(B) to the extent of the cash received, any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by such Obligor into cash within 90 days of receipt.

Notwithstanding the foregoing, an Obligor will be permitted to consummate an Asset Sale without complying with the foregoing provisions if:

(1) such Obligor receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or other property sold, issued or otherwise disposed of (as evidenced by a resolution of the Board of such Obligor) as set forth in an Officers’ Certificate delivered to the Trustee,

(2) the transaction constitutes a “like-kind exchange” of the type contemplated by Section 1031 of the Internal Revenue Code, and

(3) the consideration for such Asset Sale constitutes Productive Assets; provided that any non-cash consideration not constituting Productive Assets received by such Obligor in connection with such Asset Sale that is converted into or sold or otherwise disposed of for cash or Cash Equivalents at any time within 360 days after such Asset Sale and any Productive Assets constituting cash or Cash Equivalents received by such Obligor in connection with such Asset Sale shall constitute Net Cash Proceeds subject to the provisions set forth above.

Upon the consummation of an Asset Sale, the Company or the affected Obligor will be required to apply all Net Cash Proceeds that are received from such Asset Sale within 360 days of the receipt thereof either:

(1) to reinvest (or enter into a binding commitment to invest, if such investment is effected within 360 days after the date of such commitment) in Productive Assets or in Asset Acquisitions not otherwise prohibited by the Indenture, or

(2) to permanently prepay or repay Indebtedness of any Obligor other than Indebtedness that is subordinate in right of payment to the Notes.

Pending the final application of any such Net Cash Proceeds, the Obligors may temporarily reduce revolving Indebtedness or otherwise invest such Net Cash Proceeds in any manner not prohibited by the Indenture.

On the 361st day after an Asset Sale or such earlier date, if any, as the Board of the Company or the affected Obligor determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (1) or (2) of the preceding paragraph (each a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (1) or (2) of the preceding paragraph (each a “Net Proceeds Offer Amount”), will be applied by the Company to make an offer to purchase (the “Net Proceeds Offer”), on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, on a pro rata basis (A) Notes at a purchase price in cash equal to 100% of the aggregate principal amount of Notes, in each case, plus accrued and unpaid interest and Liquidated Damages, if any, thereon on the Net Proceeds Offer Payment Date and (B) the outstanding 9.25% Notes, 8.75% Notes or other Indebtedness Incurred by the Company which is pari passu with the Notes, in each case to the extent required by the terms thereof; provided that if at any time within 360 days after an Asset Sale any non-cash consideration received by the Company or the affected Obligor in connection with such Asset Sale is converted into or sold or otherwise disposed of for cash, then such conversion or disposition will be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof will be applied in accordance with this covenant. To the extent that the aggregate principal amount of Notes, 9.25% Notes, 8.75% Notes or other pari passu Indebtedness tendered pursuant to the Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Obligors may use any remaining proceeds of such Asset Sales for general corporate purposes (but subject to the other terms of the Indenture). Upon completion of a Net Proceeds Offer, the Net Proceeds Offer Amount relating to such Net Proceeds Offer will be deemed to be zero for purposes of any subsequent Asset Sale. In the event that a Restricted Subsidiary consummates an Asset Sale, only that portion of the Net Cash Proceeds therefrom (including any Net Cash Proceeds received upon the sale or other disposition of any noncash proceeds received in connection with an Asset Sale) that are distributed to or received by any Obligor will be required to be applied by the Obligors in accordance with the provisions of this paragraph.

Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $10 million the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to September 25, 2003 from all Asset Sales by the Obligors in respect of which a Net Proceeds Offer has not been made aggregate at least $10 million at which time the affected Obligor will apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer (each date on which the aggregate of all such deferred Net Proceeds Offer Amounts is equal to $10 million or more will be deemed to be a Net Proceeds Offer Trigger Date). In connection with any Asset Sale with respect to assets having a book value in excess of $10 million or as to which it is expected that the aggregate consideration therefor to be received by the affected Obligor will exceed $10 million in value, such Asset Sale will be approved, prior to the consummation thereof, by the Board of the applicable Obligor.

Certain Covenants

Restricted Payments

The Indenture provides that neither the Company nor any Restricted Subsidiary will, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution (other than dividends or distributions payable solely in Qualified Capital Stock of the Company or dividends or distributions payable to the Company or a Restricted Subsidiary) in respect of the Company’s or any Restricted Subsidiary’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or such Restricted Subsidiary, as applicable) or to the direct or indirect holders of the Company’s or such Restricted Subsidiary’s Equity Interests in their capacity as such,

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any Restricted Subsidiary) Equity Interests of the Company or any Restricted Subsidiary or of any direct or indirect parent or Affiliate of the Company or any Restricted Subsidiary (other than any such Equity Interests owned by the Company or any Restricted Subsidiary),

(3) make any payment on or with respect to, or purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value any Indebtedness that is subordinate in right of payment to the Notes, except a payment of principal, interest or other amounts required to be paid at Stated Maturity, or

(4) make any Investment (other than Permitted Investments) (each of the foregoing prohibited actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”),

if at the time of such proposed Restricted Payment or immediately after giving effect thereto,

(1) a Default or an Event of Default has occurred and is continuing or would result therefrom,

(2) the Company is not, or would not be, able to Incur at least $1.00 of additional Indebtedness under the Consolidated Coverage Ratio test described in the second paragraph of the covenant described below under the caption “Incurrence of Indebtedness and Issuance of Preferred Stock,” or

(3) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to September 25, 2003 (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of the Company) exceeds or would exceed the sum, without duplication, of:

(A) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company and the Restricted Subsidiaries during the period (treating such period as a single accounting period) beginning on September 25, 2003 and ending on the last day of the most recent fiscal quarter of the Company ending immediately prior to the date of the making of such Restricted Payment for which internal financial statements are available ending not more than 135 days prior to the date of determination, plus

(B) 100% of the fair market value of the aggregate net proceeds received by the Company from any Person (other than from a Subsidiary of the Company) from the issuance and sale of Qualified Capital Stock of the Company or the conversion of debt securities or Disqualified Capital Stock into Qualified Capital Stock (to the extent that proceeds of the issuance of such Qualified Capital Stock would have been includable in this clause if such Qualified Capital Stock had been initially issued for cash) subsequent to September 25, 2003 and on or prior to the date of the making of such Restricted Payment (excluding any Qualified Capital Stock of the Company the purchase price of which has been financed directly or indirectly using funds (i) borrowed from the Company or any Restricted Subsidiary, unless and until and to the extent such borrowing is repaid, or (ii) contributed, extended, guaranteed or advanced by the Company or any Restricted Subsidiary (including, without limitation, in respect of any employee stock ownership or benefit plan)); provided that such aggregate net proceeds are limited to cash, Cash Equivalents and other assets used or useful in a Related Business or the Capital Stock of a Person engaged in a Related Business, plus

(C) 100% of the aggregate cash received by the Company subsequent to September 25, 2003 and on or prior to the date of the making of such Restricted Payment upon the exercise of options or warrants (whether issued prior to or after September 25, 2003) to purchase Qualified Capital Stock of the Company, plus

(D) to the extent that any Restricted Investment that was made after September 25, 2003 is sold for cash or Cash Equivalents or otherwise liquidated or repaid for cash or Cash Equivalents, or any dividends, distributions, principal repayments, or returns of capital are received by the Company or any Restricted Subsidiary in respect of any Restricted Investment, the proceeds of such sale, liquidation, repayment, dividend, distribution, principal repayment or return of capital, in each such case

(i) reduced by the amount of any Amount Limitation Restoration (as defined below) for such Restricted Investment and (ii) valued at the cash or marked-to-market value of Cash Equivalents received with respect to such Restricted Investment (less the cost of disposition, if any), plus

(E) to the extent that any Person becomes a Restricted Subsidiary or an Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the date of the Indenture, the lesser of (i) the fair market value of the Restricted Investment of the Company and its Restricted Subsidiaries in such Person as of the date it becomes a Restricted Subsidiary or in such Unrestricted Subsidiary on the date of redesignation as a Restricted Subsidiary or (ii) the fair market value of such Restricted Investment as of the date such Restricted Investment was originally made in such Person or, in the case of the redesignation of an Unrestricted Subsidiary into a Restricted Subsidiary which Subsidiary was designated as an Unrestricted Subsidiary after the date of the Indenture, the amount of the Company’s Restricted Investment therein as determined under the last paragraph of this covenant, plus the aggregate fair market value of any additional Restricted Investments (each valued as of the date made) by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary after the date of the Indenture; provided that any amount so determined in (i) or (ii) shall be reduced to the extent that such Investment shall have been recouped as an Amount Limitation Restoration to the Amount Limitations of clause (4) or (6) below.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph will not prohibit:

(1) the payment of any dividend or the making of any distribution within 60 days after the date of declaration of such dividend or distribution if the making thereof would have been permitted on the date of declaration; provided such dividend will be deemed to have been made as of its date of declaration or the giving of such notice for purposes of this clause (1);

(2) the redemption, repurchase, retirement or other acquisition of Capital Stock of the Company or warrants, rights or options to acquire Capital Stock of the Company either (A) solely in exchange for shares of Qualified Capital Stock of the Company or warrants, rights or options to acquire Qualified Capital Stock of the Company, or (B) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company or warrants, rights or options to acquire Qualified Capital Stock of the Company; provided that no Default or Event of Default shall have occurred and be continuing at the time of such Restricted Payment or would result therefrom;

(3) the redemption, repurchase, retirement, defeasance or other acquisition of Indebtedness of any Obligor that is subordinate or junior in right of payment to the Notes or the Guaranties either (A) solely in exchange for shares of Qualified Capital Stock of the Company or for Permitted Refinancing Indebtedness, or (B) through the application of the net proceeds of a substantially concurrent sale for cash (other than to an Obligor) of (i) shares of Qualified Capital Stock of the Company or warrants, rights or options to acquire Qualified Capital Stock of the Company or (ii) Permitted Refinancing Indebtedness; provided that no Default or Event of Default shall have occurred and be continuing at the time of such Restricted Payment pursuant to this clause (3) or would not result therefrom;

(4) Restricted Payments in an amount not in excess of $50 million in the aggregate for all such Restricted Payments made in reliance upon this clause (4), for the purpose of (A) Limited Real Estate Development or (B) developing, constructing, improving or acquiring (i) a Casino or Casinos or, if applicable, any Related Business in connection with such Casino or Casinos or (ii) a Related Business to be used primarily in connection with an existing Casino or Casinos;

(5) redemptions, repurchases or repayments to the extent required by any Gaming Authority having jurisdiction over the Company or any Restricted Subsidiary or deemed necessary by the Board of the Company in order to avoid the suspension, revocation or denial of a gaming license by any Gaming Authority;

(6) other Restricted Payments not to exceed $25 million in the aggregate; provided no Default or Event of Default then exists or would result therefrom;

(7) repurchases by the Company of its common stock, options, warrants or other securities exercisable or convertible into such common stock from employees and directors of the Company or any of its respective Subsidiaries upon death, disability or termination of employment or directorship of such employees or directors;

(8) the payment of any amounts in respect of Equity Interests by any Restricted Subsidiary organized as a partnership or a limited liability company or other pass-through entity:

(A) to the extent of capital contributions made to such Restricted Subsidiary (other than capital contributions made to such Restricted Subsidiary by the Company or any Restricted Subsidiary),

(B) to the extent required by applicable law, or

(C) to the extent necessary for holders thereof to pay taxes with respect to the net income of such Restricted Subsidiary, the payment of which amounts under this clause (C) is required by the terms of the relevant partnership agreement, limited liability company operating agreement or other governing document;

provided, that except in the case of clause (B) and (C), no Default or Event of Default has occurred and is continuing at the time of such Restricted Payment or would result therefrom, and provided further that, except in the case of clause (B) or (C), such distributions are made pro rata in accordance with the respective Equity Interests contemporaneously with the distributions paid to the Company or a Restricted Subsidiary or their Affiliates holding an interest in such Equity Interests;

(9) Investments in Unrestricted Subsidiaries, joint ventures, partnerships or limited liability companies consisting of conveyances of substantially undeveloped real estate in a number of acres which, after giving effect to any such conveyance, would not exceed in the aggregate for all such conveyances after September 25, 2003, 50% of the sum of (A) the acres of undeveloped real estate held by the Company and its Restricted Subsidiaries on the date of such conveyance plus (B) the acres of undeveloped real estate previously so conveyed by the Company and its Restricted Subsidiaries after September 25, 2003; provided, that no Default or Event of Default has occurred and is continuing at the time of such Restricted Payment or would result therefrom;

(10) Investments, not to exceed $15 million in the aggregate, in any combination of (A) readily marketable equity securities and (B) assets of the kinds described in the definition of “Cash Equivalents”; provided, that for the purposes of this clause (10), such Investments may be made without regard to the rating requirements or the maturity limitations set forth in such definition;

(11) the payment of any dividend or distributions by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(12) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(13) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Capital Stock of the Company or any Restricted Subsidiary of the Company issued on or after September 25, 2003 in accordance with the Consolidated Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(14) contributions, payments, loans or remittances to the Argentina Subsidiaries from the Company or a Restricted Subsidiary of the Argentina Contribution Amount; or

(15) the payment of any dividend or other distribution by the Company or its Restricted Subsidiaries of Equity Interests in the Argentina Subsidiaries that are Unrestricted Subsidiaries and the termination of any agreements or arrangements with such entities in connection therewith; provided that no Default or Event of Default shall have occurred and be continuing at the time of such Restricted Payment or would result therefrom.

In determining the aggregate amount of Restricted Payments made subsequent to September 25, 2003, Restricted Payments made pursuant to clauses (2), (3), (4), (6), (8), (9), (11), (12), (14) and (15) of this paragraph shall, in each case, be excluded from such calculation; provided, that any amounts expended or liabilities incurred in respect of fees, premiums or similar payments in connection therewith shall be included in such calculation. Restricted Payments under clauses (4), (6) and (10) shall be limited to the respective amounts of $50 million, $25 million and $15 million set forth in such clauses (each, an “Amount Limitation”). The Amount Limitation for each clause shall be permanently reduced at the time of any Restricted Payment made under such clause; provided, however, that to the extent that a Restricted Investment made under such clause is sold for cash or Cash Equivalents or otherwise liquidated or repaid for cash or Cash Equivalents, or principal repayments or returns of capital are received by the Company or any Restricted Subsidiary in respect of such Restricted Investment, valued, in each such case at the cash or marked-to-market value of Cash Equivalents received with respect to such Restricted Investment (less the cost of disposition, if any), then the Amount Limitation for such clause shall be increased by the amount so received by the Company or a Restricted Subsidiary (an “Amount Limitation Restoration”). In no event shall the aggregate Amount Limitation Restorations for a Restricted Investment exceed the original amount of such Restricted Investment.

With respect to clauses (4) and (6) above, the respective Amount Limitation under each such clause, as applicable, shall also be increased when any Person becomes a Restricted Subsidiary or an Unrestricted Subsidiary is redesignated as a Restricted Subsidiary (each such increase also referred to as an “Amount Limitation Restoration”) by the lesser of (i) the fair market value of the Restricted Investment made under clause (4) or (6) in such Person as of the date it becomes a Restricted Subsidiary or in such Unrestricted Subsidiary as of the date of redesignation, as the case may be, or (ii) the fair market value of such Restricted Investment as of the date such Restricted Investment was originally made in such Person or, in the case of the redesignation of an Unrestricted Subsidiary into a Restricted Subsidiary which Subsidiary was designated as an Unrestricted Subsidiary after the date of the Indenture, the amount of the Company’s Restricted Investment therein as determined under the last paragraph of this covenant, plus the aggregate fair market value of any additional Investments (each valued as of the date made) made under clause (4) or (6) in such Unrestricted Subsidiary after the date of the Indenture.

Not less than once each fiscal quarter in which the Company has made a Restricted Payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that each Restricted Payment (and any Amount Limitation Restoration relied upon in making such Restricted Payment) made during the prior fiscal quarter complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, including any applicable calculations of the Argentina Receipts, Argentina Contribution Amount and the Reclassified Argentina Receipts (upon which the Trustee may conclusively rely without any investigation whatsoever), which calculations may be based upon the Company’s latest available internal quarterly financial statements. In the event that the Company makes one or more Restricted Payments in an amount exceeding $3 million that have not been covered by an Officers’ Certificate issued pursuant to the immediately preceding sentence, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payments (and any Amount Limitation Restoration relied upon in making such Restricted Payment) comply with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed (upon which the Trustee may conclusively rely without any investigation whatsoever), which calculations may be based upon the Company’s latest available internal quarterly financial statements.

The Board of the Company may designate any of its Restricted Subsidiaries to be Unrestricted Subsidiaries if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Obligors (except to the extent repaid in cash or in kind) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of:

(1) the net book value of such Investments at the time of such designation,

(2) the fair market value of such Investments at the time of such designation, and

(3) the original fair market value of such Investments at the time they were made.

Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Indenture provides that the Company will not, directly or indirectly:

(1) Incur any Indebtedness or issue any Disqualified Capital Stock, other than Permitted Indebtedness, or

(2) cause or permit any of its Restricted Subsidiaries to Incur any Indebtedness or issue any Disqualified Capital Stock or preferred stock, in each case, other than Permitted Indebtedness.

Notwithstanding the foregoing limitations, the Company may issue Disqualified Capital Stock, and any Obligor may Incur Indebtedness (including, without limitation, Acquired Debt) or issue preferred stock, if:

(1) no Default or Event of Default shall have occurred and be continuing on the date of the proposed Incurrence or issuance or would result as a consequence of such proposed Incurrence or issuance, and

(2) immediately after giving pro forma effect to such proposed Incurrence or issuance and the receipt and application of the net proceeds therefrom, the Company’s Consolidated Coverage Ratio would not be less than 2.00:1.00.

Any Indebtedness of any Person existing at the time it becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition of capital stock or otherwise) shall be deemed to be Incurred as of the date such Person becomes a Restricted Subsidiary.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (15) of such definition or is entitled to be Incurred pursuant to the second paragraph of this covenant, the Company will, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been Incurred pursuant to only one of such clauses or pursuant to the second paragraph hereof. The Company may reclassify such Indebtedness from time to time in its sole discretion and may classify any item of Indebtedness in part under one or more of the categories of Permitted Indebtedness and/or in part as Indebtedness entitled to be Incurred pursuant to the second paragraph of this covenant. Accrual of interest, the accretion of principal amount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

Liens

The Indenture provides that no Obligor will, directly or indirectly, create, Incur or assume any Lien, except a Permitted Lien, securing Indebtedness that is pari passu with or subordinate in right of payment to the Notes or the Guaranties, on or with respect to any of its property or assets including any shares of stock or Indebtedness of any Restricted Subsidiary, whether owned on the Issue Date or thereafter acquired, or any income, profits or proceeds therefrom, unless:

(1) in the case of any Lien securing Indebtedness that is pari passu in right of payment with the Notes or the Guaranties, the Notes or the Guaranties are secured by a Lien on such property, assets or proceeds that is senior in priority to or pari passu with such Lien, and

(2) in the case of any Lien securing Indebtedness that is subordinate in right of payment to the Notes or the Guaranties, the Notes or the Guaranties are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Indenture provides that no Obligor will, directly or indirectly, create or otherwise cause or permit or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock,

(2) make loans or advances to or pay any Indebtedness or other obligations owed to any Obligor or to any Restricted Subsidiary, or

(3) transfer any of its property or assets to any Obligor or to any Restricted Subsidiary (each such encumbrance or restriction in clause (1), (2) or (3), a “Payment Restriction”).

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(A) applicable law or required by any Gaming Authority;

(B) the Indenture;

(C) customary non-assignment provisions of any purchase money financing contract or lease of any Restricted Subsidiary entered into in the ordinary course of business of such Restricted Subsidiary;

(D) any instrument governing Acquired Debt Incurred in connection with an acquisition by any Obligor or Restricted Subsidiary in accordance with the Indenture as the same was in effect on the date of such Incurrence; provided that such encumbrance or restriction is not, and will not be, applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries or the property or assets, including directly-related assets, such as accessions and proceeds so acquired or leased;

(E) any restriction or encumbrance contained in contracts for the sale of assets to be consummated in accordance with the Indenture solely in respect of the assets to be sold pursuant to such contract;

(F) any restrictions of the nature described in clause (3) above with respect to the transfer of assets secured by a Lien that was permitted by the Indenture to be Incurred;

(G) any encumbrance or restriction contained in Permitted Refinancing Indebtedness; provided that the provisions relating to such encumbrance or restriction contained in any such Permitted Refinancing Indebtedness are no less favorable to the holders of the Notes in any material respect in the good faith judgment of the Board of the Company than the provisions relating to such encumbrance or restriction contained in the Indebtedness being refinanced;

(H) agreements governing Indebtedness of the Company or its Restricted Subsidiaries existing on the Issue Date, including the Bank Credit Agreement and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the Indenture, taken as a whole; or

(I) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition.

Merger, Consolidation, or Sale of Assets

The Indenture provides that no Obligor may, in a single transaction or a series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of such Obligor’s properties or assets whether as an entirety or substantially as an entirety to any Person or adopt a Plan of Liquidation unless:

(1) either

(A) in the case of a consolidation or merger, such Obligor (other than the Company, or any successor thereto) shall be the surviving or continuing entity and if such Obligor is the Company, or any successor thereto, such Obligor is the surviving or continuing corporation, or

(B) the Person (if other than such Obligor) formed by such consolidation or into which such Obligor is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition of the properties and assets of such Obligor and of such Obligor’s Subsidiaries substantially as an entirety, or in the case of a Plan of Liquidation, the Person to which assets of such Obligor and such Obligor’s Subsidiaries have been transferred (i) shall be an entity (which shall be a corporation in the case of the Company or any successor thereto) organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (ii) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest and Liquidated Damages, if any, on all of the Notes and, if applicable, the Guaranties and the performance of every covenant of the Notes, the Indenture and the registration rights agreement on the part of such Obligor to be performed or observed;

(2) in the event that such transaction involves (A) the incurrence by the Company or any Restricted Subsidiary, directly or indirectly, of additional Indebtedness (and treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries incurred in connection with or as a result of such transaction as having been incurred at the time of such transaction) and/or (B) the assumption contemplated by clause (1)(B)(ii) above (including giving effect to any Indebtedness and Acquired Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction), then immediately after giving effect to such incurrence and/or assumption under clauses (A) and (B), (i) the Obligors, including any such other Person becoming an Obligor through the operation of clause (1)(B) above, could Incur at least $1.00 of Indebtedness (other than Permitted Indebtedness) pursuant to the Consolidated Coverage Ratio test described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) the Consolidated Coverage Ratio of the Obligors is no less than their Consolidated Coverage Ratio immediately prior to such transaction or series of transactions;

(3) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(B)(ii) above (including, without limitation, giving effect to any Indebtedness and Acquired Debt Incurred or anticipated to be Incurred and any Lien granted in connection with or in respect of the transaction) no Default and no Event of Default shall have occurred or be continuing; and

(4) such Obligor or such other Person shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance, other disposition or Plan of Liquidation and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

Notwithstanding clause (2) above:

(A) any Restricted Subsidiary may consolidate with, or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to the Company or to a Restricted Subsidiary, and

(B) any Obligor may consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to any Person that has conducted no business and Incurred no Indebtedness or other liabilities if such transaction is solely for the purpose of effecting a change in the state of incorporation or form of organization of such Obligor.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Transactions With Affiliates

The Indenture provides that no Obligor will make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is, considered in light of any series of related transactions of which it comprises a part, on terms that are fair and reasonable and no less favorable to such Obligor than those that might reasonably have been obtained at such time in a comparable transaction or series of related transactions on an arms-length basis from a Person that is not such an Affiliate;

(2) with respect to any Affiliate Transaction involving aggregate consideration of $5 million or more to the affected Obligor, a majority of the disinterested members of the Board of the Company (and of any other affected Obligor, where applicable) shall, prior to the consummation of any portion of such Affiliate Transaction, have reasonably and in good faith determined, as evidenced by a resolution of its Board, that such Affiliate Transaction meets the requirements of the foregoing clause; and

(3) with respect to any Affiliate Transaction involving value of $15 million or more to the affected Obligor, the Board of the applicable Obligor shall have received prior to the consummation of any portion of such Affiliate Transaction, a written opinion from an independent investment banking, accounting or appraisal firm of recognized national standing that such Affiliate Transaction is on terms that are fair to such Obligor from a financial point of view.

The foregoing restrictions will not apply to:

(1) reasonable fees and compensation (including any such compensation in the form of Equity Interests not derived from Disqualified Capital Stock, together with loans and advances, the proceeds of which are used to acquire such Equity Interests) paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Obligors as determined in good faith by the Board or senior management,

(2) any transaction solely between or among Obligors and Restricted Subsidiaries to the extent any such transaction is otherwise in compliance with, or not prohibited by, the Indenture,

(3) any Restricted Payment permitted by the terms of the covenant described above under the heading “—Restricted Payments” or any Permitted Investment,

(4) provision of management and related services and goods related thereto (including any agreements therefor) to an Unrestricted Subsidiary in connection with the development, construction and operation of gaming facilities, provided the Obligor is reimbursed for all costs and expenses it incurs in providing such services, or

(5) transactions pursuant to agreements existing on the Issue Date which are set forth on a schedule to the Indenture.

No Subordinated Debt Senior to The Notes or Guaranties

The Indenture provides that no Obligor will Incur any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Notes or the Guaranties. No such Indebtedness will be considered to be senior by virtue of being secured on a first or junior priority basis.

Amendments to Subordination Provisions

The Indenture provides that, without the consent of the holders of 66 2/3% of the principal amount of the outstanding Notes, the Obligors will not amend, modify or alter the terms of any indebtedness subordinated to the Notes or the Guaranties in any way that will:

(1) increase the rate of or change the time for payment of interest on such subordinated indebtedness,

(2) increase the principal of, advance the final maturity date of or shorten the Weighted Average Life to Maturity of any such subordinated indebtedness,

(3) alter the redemption provisions or the price or terms at which any Obligor is required to offer to purchase such subordinated indebtedness, or

(4) amend the subordination provisions of any documents, instruments or agreements governing any such subordinated indebtedness, except to the extent that any of the foregoing would be required to permit any Obligor to make a Restricted Payment permitted by the covenant described above under the heading “—Restricted Payments.”

Lines of Business

The Indenture provides that the Obligors will not engage in any lines of business other than the Core Businesses.

Reports

The Indenture provides that, whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the Trustee for mailing to the holders of Notes:

(1) all quarterly and annual financial information that would be required to be contained in a filing or filings by the Company with the SEC on Forms 10-Q and 10-K if the Company was required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants, and

(2) all current reports that would be required to be filed by the Company with the SEC on Form 8-K if the Company was required to file such reports,

in each case within 15 days of the time periods specified in the SEC’s rules and regulations.

In addition, whether or not required by the rules and regulations of the SEC, the Company will file a copy of all such information and reports with the SEC for public availability (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. The Indenture permits the Company to deliver the consolidated reports or financial information of the Company to comply with the foregoing requirements.

Events of Default and Remedies

The Indenture provides that each of the following constitutes an Event of Default:

(1) default for 30 days in the payment when due of interest or Liquidated Damages, if any, on the Notes or the Guaranties (whether or not prohibited by the subordination provisions of the Indenture);

(2) default in payment of the principal of or premium, if any, on the Notes or the Guaranties when due and payable, at maturity, upon acceleration, redemption or otherwise (whether or not prohibited by the subordination provisions of the Indenture);

(3) failure by any Obligor for 60 days after written notice to comply with any of its other agreements in the Indenture, the Notes or the Guaranties;

(4) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by any Obligor (or the payment of which is guaranteed by any Obligor) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default:

(A) is caused by a failure to pay principal of or premium, if any, or interest, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”), or

(B) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10 million or more;

(5) failure by any Obligor to pay final judgments aggregating in excess of $10 million, net of any applicable insurance, the carrier or underwriter with respect to which has acknowledged liability in writing, which judgments are not paid, discharged or stayed for a period of 60 days after such judgment or judgments become final and non-appealable; and

(6) certain events of bankruptcy or insolvency with respect to any Obligor.

If an Event of Default (other than an Event of Default with respect to certain events of bankruptcy, insolvency or reorganization with respect to the Company or any of its Significant Subsidiaries or any group of Obligors that, taken together as a whole, would constitute a Significant Subsidiary) occurs and is continuing, then and in every such case, the Trustee or the holders of not less than 25% in aggregate principal amount of the then outstanding Notes may declare the principal amount, together with any accrued and unpaid interest and premium and Liquidated Damages, if any, on all the Notes and Guaranties then outstanding to be due and payable, by a notice in writing to the Company (and to the Trustee, if given by holders) specifying the Event of Default and that it is a “notice of acceleration” and on the fifth Business Day after delivery of such notice the principal amount, in either case, together with any accrued and unpaid interest and premium and Liquidated Damages, if any, on all the Notes or the Guaranties then outstanding will become immediately due and payable, notwithstanding anything contained in the Indenture, the Notes or the Guaranties to the contrary. Upon the occurrence of specified Events of Default relating to bankruptcy, insolvency or reorganization with respect to the Company or any of its Significant Subsidiaries or any group of Obligors that, taken together as a whole, would constitute a Significant Subsidiary, the principal amount, together with any accrued and unpaid interest and premium and Liquidated Damages, if any, will immediately and automatically become due and payable, without the necessity of notice or any other action by any Person. Holders of the Notes may not enforce the Indenture, the Notes or the Guaranties except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages, if any) if it determines that withholding notice is in their interest.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of any Obligor with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to March 15, 2008 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to March 15, 2008, then the additional premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes and Guaranties.

The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, premium, if any, or interest or Liquidated Damages, if any, on the Notes or the Guaranties. The waiver by the holders of any Indebtedness described in clause (4) of the first paragraph of “Events of Default and Remedies” above of the predicating default under such Indebtedness shall be deemed a waiver of such Default or Event of Default arising under, and a rescission of any acceleration resulting from the application of such clause (4), from the effective date, during the effective period and to the extent of, the waiver by the holders of such other Indebtedness.

The Company will be required to deliver to the Trustee annually statements regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, agent, manager, partner, member, incorporator or stockholder of any Obligor, in such capacity, will have any liability for any obligations of any Obligor under the Notes, the Indenture or the Guaranties or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guaranties. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Guaranties (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that:

(A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or

(B) since the date of the Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing either:

(A) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or

(B) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(6) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable Bankruptcy Law;

(7) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(8) the Company must deliver to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed. The registered holder of a Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder):

(1) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver,

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”),

(3) reduce the rate of or change the time for payment of interest on any Note,

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest or Liquidated Damages, if any, on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration),

(5) make any Note payable in money other than that stated in the Notes,

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or premium, if any, or interest or Liquidated Damages, if any, on the Notes,

(7) waive a redemption payment with respect to any Note (other than a payment required by one of the conditions described above under the caption “—Repurchase at the Option of Holders”), or

(8) make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing, without notice to or the consent of any holder of Notes, the Obligors and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Obligors’ obligations to holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder, to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, or to allow any Guarantor to execute a Guaranty with respect to the Notes.

In addition, any amendment (1) to the provisions of the article of the Indenture which governs subordination or (2) which releases any Guarantor from its obligations under any Guaranty, in either case will require the consent of the holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding, if such amendment would adversely affect the rights of holders of Notes.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

(b) all Notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3) The Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4) The Company has delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning The Trustee

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign. The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. However, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

The Trustee also serves as trustee under the indentures governing the 9.25% Notes and the 8.75% Notes.

Book-Entry, Delivery and Form

Except as set forth below, the Notes offered hereby will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000 (“Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, who will be the Global Notes Holder, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”)), which may change from time to time.

So long as the Global Note Holder is the registered owner of any notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Notes evidenced by the Global Notes. Beneficial owners of Notes evidenced by the Global Notes will not be considered the owners or Holders of the notes under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. Neither the Company nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the Notes.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including certain of the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Company that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the underwriters with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, and Liquidated Damages, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the Trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (A) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depositary;

(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Same Day Settlement and Payment

The Company will make, or cause the Paying Agent to make, payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Company will make, or cause the Paying Agent to make, all payments of principal, interest and premium, if any, and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Accrued Bankruptcy Interest” means, with respect to any Senior Debt, all interest accruing thereon after the filing of a petition or commencement of any other proceeding by or against any Obligor under any Bankruptcy Law, in accordance with and at the rate (including any rate applicable upon any default or event of default, to the extent lawful) specified in the documents evidencing or governing such Indebtedness or Hedging Obligations, whether or not the claim for such interest is allowed as a claim after such filing in any proceeding under such Bankruptcy Law.

“Acquired Debt” means, with respect to any specified Person, Indebtedness of another Person and any of such other Person’s Subsidiaries existing at the time such other Person becomes a Subsidiary of such Person or at the time it merges or consolidates with such Person or any of such Person’s Subsidiaries or is assumed by such Person or any Subsidiary of such Person in connection with the acquisition of assets from such other Person and in each case not Incurred by such Person or any Subsidiary of such Person or such other Person in connection with, or in anticipation or contemplation of, such other Person becoming a Subsidiary of such Person or such acquisition, merger or consolidation.

“Affiliate” means, when used with reference to any Person:

(1) any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the referent Person or such other Person, as the case may be, or

(2) any director, officer or partner of such Person or any Person specified in clause (1) above.

For the purposes of this definition, the term “control” when used with respect to any specified Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated,” “controlling,” and “controlled” have meanings correlative of the foregoing. None of the initial purchasers (as defined in the Indenture) nor any of their respective Affiliates shall be deemed to be an Affiliate of any Obligor or of any of their respective Affiliates.

“Argentina Contribution Amount” means all amounts received after September 25, 2003 by the Company or any Restricted Subsidiary as Argentina Receipts less (i) all Reclassified Argentina Receipts and (ii) all amounts previously distributed after September 25, 2003 under the clause (14) of the second paragraph of the covenant described under the heading “Certain Covenants—Restricted Payments.”

“Argentina Receipts” means any dividend, distribution, payment, reimbursement or other amounts received after September 25, 2003 from an Argentina Subsidiary by the Company or any Restricted Subsidiary.

“Argentina Subsidiaries” means Casino Magic Neuquen S.A. and Casino Magic Support Services S.A. and any successors thereto and any other Subsidiary which conducts operations in Argentina.

“Asset Acquisition” means:

(1) an Investment by any Obligor in any other Person pursuant to which such Person shall become an Obligor or a Restricted Subsidiary of an Obligor or shall be merged into, or with any Obligor or Restricted Subsidiary of an Obligor, or

(2) the acquisition by any Obligor of assets of any Person comprising a division or line of business of such Person or all or substantially all of the assets of such Person.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other disposition (for purposes of this definition, each a “disposition”) by any Obligor (including, without limitation, pursuant to any sale and leaseback transaction or any merger or consolidation of any Restricted Subsidiary of the Company with or into another Person (other than another Obligor) whereby such Restricted Subsidiary shall cease to be a Restricted Subsidiary of the Company) to any Person of:

(1) any property or assets of any Obligor to the extent that any such disposition is not in the ordinary course of business of such Obligor, or

(2) any Capital Stock of any Restricted Subsidiary, other than, in both cases:

(A) any disposition to the Company,

(B) any disposition to any Obligor or Restricted Subsidiary,

(C) any disposition that constitutes a Restricted Payment or a Permitted Investment that is made in accordance with the covenant described above under the caption “—Restricted Payments”,

(D) any transaction or series of related transactions resulting in Net Cash Proceeds to such Obligor of less than $2.5 million,

(E) any transaction that is consummated in accordance with the covenant described above under the caption “—Merger, Consolidation or Sale of Assets,”

(F) the sale or discount, in each case without recourse (direct or indirect), of accounts receivable arising in the ordinary course of business of the Company or such Restricted Subsidiary, as the case may be, but only in connection with the compromise or collection thereof,

(G) any pledge, assignment by way of collateral security, grant of security interest, hypothecation or mortgage, permitted by the Indenture or any foreclosure, judicial or other sale, public or private, by the pledgee, assignee, mortgagee or other secured party of the subject assets,

(H) a disposition of assets constituting a Permitted Investment, or

(I) any disposition of undeveloped or substantially undeveloped real estate, provided that in such disposition:

(i) the Obligor making such disposition receives consideration at the time of such disposition at least equal to the fair market value of the real estate assets disposed of (as determined reasonably and in good faith by the Board of such Obligor), and

(ii) at least 60% of the consideration received from such disposition by the Obligor making such disposition is cash or Cash Equivalents and is received at the time of the consummation of such disposition. (For purposes of this provision, each of the following shall be deemed to be cash: (A) any liabilities as shown on such Obligors’ most recent balance sheet (or in the notes thereto) (other than (i) Indebtedness subordinate in right of payment to the Notes, (ii) contingent liabilities, (iii) liabilities or Indebtedness to Affiliates of the Company and (iv) Non-Recourse Indebtedness) that are assumed by the transferee of any such assets, and (B) to the extent of the cash received, any notes or other obligations received by the Obligor making the disposition from such transferee that are converted by such Obligor into cash within 60 days of receipt.)

“Bank Credit Agreement” means the credit facility provided to the Company pursuant to the Credit Agreement, dated as of December 17, 2003, as amended, by and among the Company, the financial institutions from time to time named therein, and Lehman Commercial Paper Inc., as Administrative Agent, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors or other purchasers) in whole or in part from time to time.

“Bankruptcy Law” means the United States Bankruptcy Code and any other bankruptcy, insolvency, receivership, reorganization, moratorium or similar law providing relief to debtors, in each case, as from time to time amended and applicable to the relevant case.

“Board” means the Board of Directors or similar governing entity of an Obligor, the members of which are elected by the holders of Capital Stock of such Obligor or, if applicable, a duly-appointed committee of such Board of Directors or similar governing body, having jurisdiction over the subject matter at issue.

“Capital Stock” means:

(1) with respect to any Person that is a corporation, any and all shares, rights, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such Person, and

(2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Capitalized Lease Obligation” means, as to any Person, the discounted rental stream payable by such Person that is required to be classified and accounted for as a capital lease obligation under GAAP and, for purposes of this definition, the amount of such obligation at any date shall be the capitalized amount of such obligation at such date, determined in accordance with GAAP. The final maturity of any such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without penalty.

“Cash Equivalents” means:

(1) Government Securities;

(2) certificates of deposit, eurodollar time deposits and bankers acceptances maturing within 12 months from the date of acquisition thereof by any Obligor and issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of foreign bank having, at the date of acquisition of the applicable Cash Equivalent, (A) combined capital and surplus of not less than $500 million and (B) a commercial paper rating of at least A-1 from S&P or at least P-1 from Moody’s;

(3) repurchase obligations with a term of not more than seven days after the date of acquisition thereof by any Obligor for underlying securities of the types described in clauses (1), (2) and (4) hereof, entered into with any financial institution meeting the qualifications specified in clause (2) above;

(4) commercial paper having a rating of at least P-1 from Moody’s or a rating of at least A-1 from S&P on the date of acquisition thereof by any Obligor;

(5) debt obligations of any corporation maturing within 12 months after the date of acquisition thereof by any Obligor, having a rating of at least P-1 or aaa from Moody’s or A-1 or AAA from S&P on the date of such acquisition; and

(6) mutual funds and money market accounts investing at least 90% of the funds under management in instruments of the types described in clauses (1) through (5) above and, in each case, maturing within the period specified above for such instrument after the date of acquisition thereof by any Obligor.

“Casino” means any gaming establishment and other property or assets directly ancillary thereto or used in connection therewith, including any building, restaurant, hotel, theater, parking facilities, retail shops, land, golf courses and other recreation and entertainment facilities, marina, vessel, barge, ship and equipment.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company, or the Company and its Restricted Subsidiaries taken as a whole, to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act),

(2) the adoption, or, if applicable, the approval of any requisite percentage of the Company’s stockholders of a plan relating to the liquidation or dissolution of the Company,

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares), or

(4) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of the Company (together with any new directors whose election to such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of the Company then in office.

“Consolidated Coverage Ratio” means, with respect to any Person on any date of determination, the ratio of:

(1) Consolidated EBITDA for the period of four fiscal quarters most recently ended prior to such date for which internal financial reports are available, ended not more than 135 days prior to such date, to

(2)(A) Consolidated Interest Expense during such period plus (B) dividends on or in respect of any Capital Stock of any such Person paid in cash during such period; provided that the Consolidated Coverage Ratio shall be calculated giving pro forma effect, as of the beginning of the applicable period, to any acquisition, Incurrence or redemption of Indebtedness (including the Notes), issuance or redemption of Disqualified Capital Stock, acquisition, Asset Sale, purchases of assets that were previously leased or re-designation of a Restricted Subsidiary as an Unrestricted Subsidiary, at any time during or subsequent to such period, but on or prior to the applicable Determination Date.

In making such computation, Consolidated Interest Expense:

(1) attributable to any Indebtedness bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation had been the applicable rate for the entire period, or

(2) attributable to interest on any Indebtedness under a revolving Credit Facility shall be computed on a pro forma basis based upon the average daily balance of such Indebtedness outstanding during the applicable period.

For purposes of calculating Consolidated EBITDA of the Company for the most recently completed period of four full fiscal quarters ending on the last day of the last quarter for which internal financial statements are available (such period of four fiscal quarters, the “Measurement Period”), not more than 135 days prior to the transaction or event giving rise to the need to calculate the Consolidated EBITDA,

(1) any Person that is a Restricted Subsidiary on such Determination Date (or would become a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of the Consolidated Coverage Ratio) shall be deemed to have been a Restricted Subsidiary at all times during such Measurement Period,

(2) any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of the Consolidated Coverage Ratio) will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period,

(3) if the Company or any Restricted Subsidiary shall have in any manner

(A) acquired (including through an Asset Acquisition or the commencement of activities constituting such operating business), or

(B) disposed of (including by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business)

any operating business during such Measurement Period or after the end of such Measurement Period and on or prior to the Determination Date, such calculation shall be made on a pro forma basis in accordance with GAAP as if, in the case of an Asset Acquisition or the commencement of activities constituting such operating business, all such transactions had been consummated on the first day of such Measurement Period and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Measurement Period; provided, however, that such pro forma adjustment shall not give effect to the Consolidated EBITDA of any acquired Person to the extent that such Person’s net income would be excluded pursuant to clause (6) of the definition of Consolidated Net Income; and

(4) any Indebtedness Incurred and proceeds thereof received and applied as a result of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio will be deemed to have been so Incurred, received and applied on the first day of such Measurement Period.

“Consolidated EBITDA” means, with respect to any Person for any period, the sum (without duplication) of:

(1) the Consolidated Net Income of such Person for such period, plus

(2) to the extent that any of the following shall have been taken into account in determining such Consolidated Net Income, and without duplication:

(A) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions of assets outside the ordinary course of business),

(B) the Consolidated Interest Expense of such Person for such period,

(C) the amortization expense (including the amortization of deferred financing charges) and depreciation expense for such Person and its Restricted Subsidiaries for such period,

(D) other non-cash items (other than non-cash interest) of such Person or any of its Restricted Subsidiaries (including any non-cash compensation expense attributable to stock option or other equity compensation arrangements), other than any non-cash item for such period that requires the accrual of or a reserve for cash charges for any future period (except as otherwise provided in clause (E) below) and other than any non-cash charge for such period constituting an extraordinary item of loss, and

(E) any non-recurring costs or expenses of an acquired company or business incurred in connection with the purchase or acquisition of such acquired company or business by such Person and any non-recurring adjustments necessary to conform the accounting policies of the acquired company or business to those of such Person, less

(3)(A) all non-cash items of such Person or any of its Restricted Subsidiaries increasing such Consolidated Net Income for such period other than the accrual of revenue in the ordinary course of business and (B) all cash payments during such period relating to non-cash items that were added back in determining Consolidated EBITDA in any prior period, plus

(4) pre-opening expenses related to the currently contemplated expansion of the Belterra Casino Resort and the opening of the Lake Charles, Louisiana project,

provided, for each of the first full three fiscal quarters following the date of any Project Opening, that portion of Consolidated EBITDA which is attributable to the applicable Project owned and operated by the Company or any of its Restricted Subsidiaries for such full fiscal quarters shall be annualized (ignoring any stub period).

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capitalized Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations), and

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period, and

(3) any interest accruing on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Support Obligation or Lien is called upon), and

(4) the product of:

(A) all dividend payments on any series of preferred stock of such Person or any of its Restricted Subsidiaries, times

(B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom:

(1) net after-tax gains and losses from all sales or dispositions of assets outside of the ordinary course of business,

(2) net after-tax extraordinary or non-recurring gains or losses and losses on early extinguishment of debt,

(3) the effect of marking to market Interest Swap Obligations permitted to be Incurred by clause (9) of Permitted Indebtedness,

(4) the cumulative effect of a change in accounting principles,

(5) any net income of any other Person if such other Person is not a Restricted Subsidiary and is accounted for by the equity method of accounting, except that such Person’s equity in the net income of any such other Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such other Person during such period to such Person or a Restricted Subsidiary as a dividend or other distribution (subject, in case of a dividend or other distribution to a Restricted Subsidiary, to the limitation that such amount so paid to a Restricted Subsidiary shall be excluded to the extent that such amount could not at that time be paid to the Company due to the restrictions set forth in clause (6) below (regardless of any waiver of such conditions)),

(6) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, by contract, operation of law, pursuant to its charter or otherwise on the payment of dividends or the making of distributions by such Restricted Subsidiary to such Person except that:

(A) such Person’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been paid or distributed during such period to such Person as a dividend or other distribution (provided that such ability is not due to a waiver of such restriction), and

(B) such Person’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income regardless of any such restriction,

(7) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following September 25, 2003,

(8) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued),

(9) in the case of a successor to such Person by consolidation or merger or as a transferee of such Person’s assets, any net income or loss of the successor corporation prior to such consolidation, merger or transfer of assets, and

(10) the net income (but not loss) of any Unrestricted Subsidiary, except that the Company’s or any Restricted Subsidiary’s equity in the net income of any Unrestricted Subsidiary (other than the Argentina Subsidiaries) or other Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Unrestricted Subsidiary or Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution; provided, however, that all Reclassified Argentina Receipts may be included in determining Consolidated Net Income in the period in which the reclassification is made.

“Core Businesses” means the gaming, card club, racing, sports, entertainment, lodging, restaurant, riverboat operations, real estate development and all other businesses and activities necessary for or reasonably related or incident thereto, including, without limitation, related acquisition, construction, development or operation of related truck stop, transportation, retail and other facilities designed to enhance any of the foregoing.

“Credit Facilities” means, with respect to any Obligor, one or more debt facilities (including, without limitation, the Bank Credit Agreement) or commercial paper facilities with any combination of banks, other institutional lenders and other Persons extending financial accommodations or holding corporate debt obligations in the ordinary course of their business, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time by the same or different institutional investors or other purchasers.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Designated Senior Debt” means any Indebtedness under the Bank Credit Agreement (which is outstanding or which the lenders thereunder have a commitment to extend) and, if applicable, any other Senior Debt permitted under the Indenture, the principal amount (committed or outstanding) of which is $25 million or more and that has been designated by the Company as “Designated Senior Debt.”

“Determination Date” means, with respect to any calculation, the date on or as of which such calculation is made in accordance with the terms hereof.

“Disqualified Capital Stock” means any Capital Stock which by its terms (or by the terms of any security into which it is, by its terms, convertible or for which it is, by its terms, exchangeable at the option of the holder thereof), or upon the happening of any specified event, is required to be redeemed or is redeemable (at the option of the holder thereof) at any time prior to the earlier of the repayment of all Notes or the stated maturity of the Notes or is exchangeable at the option of the holder thereof for Indebtedness at any time prior to the earlier of the repayment of all Notes or the stated maturity of the Notes.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Qualified Capital Stock.

“Event of Default” means the occurrence of any of the events described under the caption “—Events of Default and Remedies”, after giving effect to any applicable grace periods or notice requirements.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

“Gaming Approval” means any governmental approval, license, registration, qualification or finding of suitability relating to any gaming business, operation or enterprise.

“Gaming Authority” means any governmental authority with regulatory oversight of, authority to regulate or jurisdiction over any gaming businesses, operations or enterprises, including the Nevada State Gaming Control Board and City of Reno, Nevada gaming authorities, Nevada Gaming Commission, Mississippi Gaming Commission, Indiana Gaming Commission, California Gambling Control Commission, and the Louisiana Gaming Control Board, with regulatory oversight of, authority to regulate or jurisdiction over any existing or proposed gaming business, operation or enterprise owned, managed or operated by any Obligor.

“Gaming Laws” means all applicable provisions of all:

(1) constitutions, treaties, statutes or laws governing gaming operations (including without limitation card club casinos and pari mutuel race tracks) and rules, regulations and ordinances of any Gaming Authority,

(2) Gaming Approvals, and

(3) orders, decisions, judgments, awards and decrees of any Gaming Authority.

“Global Note” means a permanent global note in registered form deposited with the Trustee, as a custodian for The Depositary Trust Company or any other designated depositary.

“Government Securities” means marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States, in each case maturing within 12 months from the date of acquisition thereof by any Obligor.

“Guarantor” means any existing or future Material Restricted Subsidiary of the Company, which has guaranteed the obligations of the Company arising under or in connection with the Notes, as required by the Indenture.

“Guaranty” means a guaranty by a Guarantor of the Obligations of the Company arising under or in connection with the Notes.

“Hedging Obligations” means all obligations of the Obligors arising under or in connection with any rate or basis swap, forward contract, commodity swap or option, equity or equity index swap or option, bond, note or bill option, interest rate option, foreign currency exchange transaction, cross currency rate swap, currency option, cap, collar or floor transaction, swap option, synthetic trust product, synthetic lease or any similar transaction or agreement.

“Incur” means, with respect to any Indebtedness of any Person or any Lien, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or Lien or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness on the balance sheet of such Person (and “Incurrence,” “Incurred,” “Incurrable” and “Incurring” shall have meanings correlative to the foregoing).

“Indebtedness” means with respect to any Person, without duplication, whether contingent or otherwise,

(1) any obligations for money borrowed,

(2) any obligation evidenced by bonds, debentures, notes, or other similar instruments,

(3) Letter of Credit Obligations and obligations in respect of other similar instruments,

(4) any obligations to pay the deferred purchase price of property or services, including Capitalized Lease Obligations,

(5) the maximum fixed redemption or repurchase price of Disqualified Capital Stock,

(6) Indebtedness of other Persons of the types described in clauses (1) through (5) above, secured by a Lien on the assets of such Person or its Restricted Subsidiaries, valued, in such cases where the recourse thereof is limited to such assets, at the lesser of the principal amount of such Indebtedness or the fair market value of the subject assets,

(7) Indebtedness of other Persons of the types described in clauses (1) through (5) above, guaranteed by such Person or any of its Restricted Subsidiaries, and

(8) the net obligations of such Person under Hedging Obligations,

provided that the amount of any Indebtedness at any date shall be calculated as the outstanding balance of all unconditional obligations and the maximum liability supported by any contingent obligations at such date.

Notwithstanding the foregoing, “Indebtedness” shall not be construed to include trade payables, credit on open account, accrued liabilities, provisional credit, daylight overdrafts or similar items. For purposes of this definition, the “maximum fixed redemption or repurchase price” of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were repurchased on the date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of the issuing Person. Unless otherwise specified in the Indenture, the amount outstanding at any time of any Indebtedness issued with original issue discount is the full amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

“Interest Swap Obligations” means the net obligations of any Person under any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap, collar or floor transaction or other interest rate Hedging Obligation.

“Investment” by any Person means, without duplication, any direct or indirect:

(1) loan, advance or other extension of credit or capital contribution (valued at the fair market value thereof as of the date of contribution or transfer) (by means of transfers of cash or other property or services for the account or use of other Persons, or otherwise);

(2) purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by any other Person (whether by merger, consolidation, amalgamation or otherwise and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness);

(3) guarantee or assumption of any Indebtedness or any other obligation of any other Person (except for an assumption of Indebtedness for which the assuming Person receives consideration at the time of such assumption in the form of property or assets with a fair market value at least equal to the principal amount of the Indebtedness assumed); and

(4) all other items that would be classified as investments (including, without limitation, purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP.

Notwithstanding the foregoing, the purchase or acquisition of any securities, Indebtedness or Productive Assets of any other Person solely with Qualified Capital Stock shall not be deemed to be an Investment. The term “Investments” shall also exclude extensions of trade credit and advances to customers and suppliers to the extent made in the ordinary course of business on ordinary business terms. The amount of any non-cash Investment shall be the fair market value of such Investment, as determined conclusively in good faith by management of the Company or the affected Restricted Subsidiary, as applicable, unless the fair market value of such Investment exceeds $5 million, in which case the fair market value shall be determined conclusively in good faith by the Board of such Person as of the time such Investment is made or such other time as specified in the Indenture. Unless otherwise required by the Indenture, the amount of any Investment shall not be adjusted for increases or decreases in value, or write-ups, write-downs or write-offs subsequent to the date such Investment is made with respect to such Investment.

“Issue Date” means March 15, 2004.

“Letter of Credit Obligations” means Obligations of an Obligor arising under or in connection with letters of credit.

“Lien” means, with respect to any assets, any mortgage, lien, pledge, charge, security interest or other similar encumbrance (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any option or other agreement to sell, and any filing of or agreement to give, any security interest).

“Limited Real Estate Development” means the development or improvement of (1) any undeveloped or substantially undeveloped real estate held by the Company or a Subsidiary on the date of the Indenture or (2) any undeveloped or substantially undeveloped real estate that is acquired by the Company or a Subsidiary in an acquisition of a company that is primarily in the Casino business.

“Liquidated Damages” means all liquidated damages then owing pursuant to the Registration Rights Agreement dated as of March 15, 2004 by and among the Company, the Guarantors, Lehman Brothers Inc., Bear, Stearns & Co. Inc., Deutsche Bank Securities Inc., SG Cowen Securities Corporation, UBS Securities LLC and Hibernia Southcoast Capital, Inc.

“Material Restricted Subsidiary” means any Subsidiary which is both a Material Subsidiary and a Restricted Subsidiary.

“Material Subsidiary” means any Subsidiary of the Company organized under the laws of the United States or any state thereof, other than a Non-Material Subsidiary.

“Moody’s” means Moody’s Investors Services, Inc., and its successors.

“Net Cash Proceeds” means with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by any Obligor from such Asset Sale, net of:

(1) reasonable out-of-pocket expenses, fees and other direct costs relating to such Asset Sale (including, without limitation, brokerage, legal, accounting and investment banking fees and sales commissions),

(2) taxes paid or payable after taking into account any reduction in tax liability due to available tax credits or deductions and any tax sharing arrangements,

(3) repayment of Indebtedness (other than any intercompany Indebtedness) that is required by the terms thereof to be repaid or pledged as cash collateral, or the holders of which otherwise have a contractual claim that is legally superior to any claim of the holders (including a restriction on transfer) to the proceeds of the subject assets, in connection with such Asset Sale, and

(4) appropriate amounts to be provided by any applicable Obligor, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by limitation, pension and other post- employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale and any reserve for adjustment to the sale price received in such Asset Sale for so long as such reserve is held.

“Non-Material Subsidiaries” means all Subsidiaries not designated as Material Subsidiaries by the Company; provided, that all such Subsidiaries (other than Unrestricted Subsidiaries and foreign Restricted Subsidiaries) may not, in the aggregate at any time have assets (attributable to the Company’s and its Restricted Subsidiaries’ equity interest in such entity) constituting more than 5% of the Company’s total assets on a consolidated basis based on the Company’s most recent internal financial statements. As of the Issue Date, the Non-Material Subsidiaries shall be all of the Company’s Subsidiaries existing as of the Issue Date other than the Guarantors as of the Issue Date and the Unrestricted Subsidiaries as of the Issue Date.

“Non-Recourse Indebtedness” means Indebtedness of an Unrestricted Subsidiary

(1) as to which none of the Obligors:

(A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),

(B) is directly or indirectly liable (as a guarantor or otherwise), or

(C) constitutes the lender;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Notes being offered hereby) of any Obligor to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of any Obligor.

The foregoing notwithstanding, if an Obligor or a Restricted Subsidiary makes a loan to an Unrestricted Subsidiary that is permitted under the covenant described under the caption “Restricted Payments” and is otherwise permitted to be incurred under the Indenture, such loan shall constitute Non-Recourse Indebtedness.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, whether absolute or contingent, payable under the documentation governing any Indebtedness.

“Obligor” means the Company or any Guarantor and all foreign Restricted Subsidiaries.

“Paying Agent” means the Person so designated by the Company in accordance with the Indenture, initially the Trustee.

“Permitted Indebtedness” means, without duplication, each of the following:

(1) Indebtedness of the Company or any Restricted Subsidiary outstanding on the Issue Date (other than Indebtedness under the Bank Credit Agreement) as reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereof;

(2) Indebtedness Incurred by the Company under the Notes and by the Guarantors under the Guaranties, and by the Company under the exchange notes and by the Guarantors under the related Guaranties to be issued pursuant to the registration rights agreement;

(3) Indebtedness Incurred by the Company or any Restricted Subsidiary pursuant to the Bank Credit Agreement or other senior Indebtedness; provided that the aggregate principal amount of all such Indebtedness outstanding under this clause (3) as of any date of Incurrence shall not exceed $475 million, to be reduced dollar-for-dollar by the amount of (A) any increase to the face amount of Support Obligations permitted to be Incurred pursuant to clause (11) of this definition and (B) the aggregate amount of all Net Cash Proceeds of Asset Sales applied by an Obligor to permanently prepay or repay Indebtedness under the Bank Credit Agreement pursuant to the covenant described above under the caption “—Asset Sales”;

(4) Indebtedness of the Company to any Obligor or of any Guarantor to any other Obligor for so long as such Indebtedness is held by the Company or by another Obligor; provided that:

(A) any Indebtedness of the Company to any other Obligor is unsecured and evidenced by an intercompany promissory note that is subordinated, pursuant to a written agreement, to the Company’s obligations under the Indenture and the Notes, and

(B) if as of any date any Person other than the Company or a Guarantor owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed to be an Incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (4) by the issuer of such Indebtedness;

(5) Indebtedness of a Restricted Subsidiary to the Company for so long as such Indebtedness is held by an Obligor; provided that if as of any date any Person other than an Obligor acquires any such Indebtedness or holds a Lien in respect of such Indebtedness, such acquisition shall be deemed to be an Incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (5) by the issuer of such Indebtedness;

(6) Permitted Refinancing Indebtedness;

(7) the Incurrence by Unrestricted Subsidiaries of Non-Recourse Indebtedness; provided that, if any such Indebtedness ceases to be Non-Recourse Indebtedness of an Unrestricted Subsidiary, such event shall be deemed to constitute an Incurrence of Indebtedness that is not permitted by this clause (7);

(8) Indebtedness Incurred by the Company or any Restricted Subsidiary solely to finance the construction or acquisition or improvement of, or consisting of Capitalized Leased Obligations Incurred to acquire rights of use in, capital assets useful in the Company’s or such Subsidiary’s business, as applicable, and, in any such case, Incurred prior to or within 180 days after the construction, acquisition, improvement or leasing of the subject assets, not to exceed in aggregate principal amount outstanding at any time:

(A) $25 million for each of the Company or any Restricted Subsidiary, or

(B) $80 million in the aggregate for all of the Company and its Restricted Subsidiaries, and additional Indebtedness of the kind described in this clause (8) with respect to which neither the Company nor any Restricted Subsidiary is directly or indirectly liable, and which is expressly made non-recourse to all of such Person’s assets, except the asset so financed;

(9) Interest Swap Obligations entered into not as speculative Investments but as hedging transactions designed to protect the Company and its Restricted Subsidiaries against fluctuations in interest rates in connection with Indebtedness otherwise permitted hereunder;

(10) Indebtedness of the Company or any Restricted Subsidiary arising in respect of performance bonds and completion guaranties (to the extent that the Incurrence thereof does not result in the Incurrence of any obligation for the payment of borrowed money of others), in the ordinary course of business, in amounts and for the purposes customary in such Person’s industry; provided, that such Indebtedness shall be Incurred solely in connection with the development, construction, improvement or enhancement of assets useful in such Person’s business;

(11) other Indebtedness consisting of Support Obligations not exceeding $35 million in aggregate principal amount at any time, which may be increased by the Company in its discretion, subject to availability under, and a corresponding reduction to, the principal amount of Indebtedness permitted to be Incurred under the Bank Credit Agreement pursuant to clause (3) of this definition;

(12) the guarantee by a Guarantor of other Indebtedness of the Company provided such other Indebtedness was outstanding on the Issue Date or was, at the time it was incurred, permitted to be incurred by the Company under the Indenture; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the guarantee shall be subordinated, or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(13) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(A) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary; and

(B) any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company;

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (13);

(14) Indebtedness in an amount not to exceed $25 million under a junior pay-in-kind note incurred in order to redeem or repurchase Capital Stock of the Company upon a final determination by any Gaming

Authority of the unsuitability of a holder or beneficial owner of Capital Stock of the Company or upon any other requirement or order by any Gaming Authority having jurisdiction over the Company prohibiting a holder from owning, beneficially or otherwise, the Company’s Capital Stock, provided that the Company has used its reasonable best efforts to effect a disposition of such capital stock to a third party and has been unable to do so; provided, further, that such junior pay-in-kind note:

(A) is expressly subordinated to the Notes,

(B) provides that no installment of principal matures (whether by its terms, by optional or mandatory redemption or otherwise) earlier than three months after the maturity of the Notes,

(C) provides for no cash payments of interest, premium or other distributions earlier than six months after the maturity of the Notes and provides that all interest, premium or other distributions may only be made by distributions of additional junior pay-in-kind notes, which such in-kind distributions shall be deemed Permitted Indebtedness, and

(D) contains provisions whereby the holder thereof agrees that prior to the maturity or payment in full in cash of the Notes, regardless of whether any insolvency or liquidation has occurred against any Obligor, such holder will not exercise any rights or remedies or institute any action or proceeding with respect to such rights or remedies under such junior pay-in-kind note; and

(15) the incurrence by the Company of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (15), not to exceed $50.0 million.

“Permitted Investments” means, without duplication, each of the following:

(1) Investments in cash (including deposit accounts with major commercial banks) and Cash Equivalents;

(2) Investments by the Company or a Restricted Subsidiary in the Company or any Restricted Subsidiary or any Person that is or will immediately become upon giving effect to such Investment, or as a result of which, such Person is merged, consolidated or liquidated into, or conveys substantially of all its assets to, an Obligor or a Restricted Subsidiary; provided that Investments in any such Person (other than the Company or any Restricted Subsidiary) made prior to such Investment shall not be “Permitted Investments”; and provided, further, that for purposes of calculating at any date the aggregate amount of Investments made since September 25, 2003 pursuant to the covenant described above under the caption “—Restricted Payments,” such Investment shall be a Permitted Investment only so long as any Subsidiary in which any such Investment has been made continues to be an Obligor or a Restricted Subsidiary;

(3) Investments existing on September 25, 2003, each such Investment to be:

(A) in an amount less than $1 million,

(B) listed on a schedule to the Indenture, or

(C) an existing Investment by any one or combination of the Company and its consolidated subsidiaries in any other such Person;

(4) accounts receivable created or acquired in the ordinary course of business of the Company or any Restricted Subsidiary on ordinary business terms;

(5) Investments arising from transactions by the Company or a Restricted Subsidiary with trade creditors or customers in the ordinary course of business (including any such Investment received pursuant to any plan of reorganization or similar arrangement pursuant to the bankruptcy or insolvency of such trade creditors or customers or otherwise in settlement of a claim);

(6) Investments made as the result of non-cash consideration received from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Assets Sales”;

(7) Investments consisting of advances to officers, directors and employees of the Company or a Restricted Subsidiary for travel, entertainment, relocation, purchases of Capital Stock of the Company or a Restricted Subsidiary permitted by the Indenture and analogous ordinary business purposes;

(8) Interest Swap Obligations consisting of Permitted Indebtedness under clause (9) thereof;

(9) Transfers by the Company of the following agreements to an Unrestricted Subsidiary:

(A) Letter Agreement, dated as of September 25, 1995, between Casino Magic Corp. and Casino Magic Neuquen S.A. relating to slot machine leases;

(B) Letter Agreement, dated as of September 25, 1995, between Casino Magic Corp. and Casino Magic Neuquen S.A. relating to technical assistance services; and

(C) Letter Agreement, dated as of September 25, 1995, between Casino Magic Corp. and Casino Magic Neuquen S.A. relating to the non-exclusive license of the trade name “Casino Magic”; and

(10) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding, not to exceed $10.0 million.

“Permitted Junior Securities” means Equity Interests in the Obligors or debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Notes and the Guaranties are subordinated to Senior Debt pursuant to the Indenture.

“Permitted Liens” means:

(1) Liens in favor of the Company or Liens on the assets of any Guarantor so long as such Liens are held by another Obligor;

(2) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or a Restricted Subsidiary; provided that such Liens were not Incurred in anticipation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or such Restricted Subsidiary, as applicable;

(3) Liens on property existing at the time of acquisition thereof by any Obligor or Restricted Subsidiary; provided that such Liens were not Incurred in anticipation of such acquisition;

(4) Liens Incurred to secure Indebtedness permitted by clause (8) of the definition of Permitted Indebtedness, attaching to or encumbering only the subject assets and directly related property such as proceeds (including insurance proceeds) and products thereof and accessions, replacements and substitutions thereof;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens created by “notice” or “precautionary” filings in connection with operating leases or other transactions pursuant to which no Indebtedness is Incurred by the Company or any Restricted Subsidiary;

(7) Liens existing on the Issue Date;

(8) Liens for taxes, assessments or governmental charges or claims (including, without limitation, Liens securing the performance of workers compensation, social security, or unemployment insurance obligations) that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(9) Liens on shares of any equity security or any warrant or option to purchase an equity security or any security which is convertible into an equity security issued by any Obligor that holds, directly or indirectly through a holding company or otherwise, a license under any applicable Gaming Laws; provided that this clause (9) shall apply only so long as such Gaming Laws provide that the creation of any restriction on the disposition of any of such securities shall not be effective and, if such Gaming Laws at any time cease to so provide, then this clause (9) shall be of no further effect;

(10) Liens on securities constituting “margin stock” within the meaning of Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System, to the extent that (i) prohibiting such Liens would result in the classification of the obligations of the Company under the Notes as a “purpose credit” and (ii) the Investment by any Obligor in such margin stock is permitted by the Indenture;

(11) Liens securing Permitted Refinancing Indebtedness; provided that any such Lien attaches only to the assets encumbered by the predecessor Indebtedness, unless the Incurrence of such Liens is otherwise permitted under the Indenture;

(12) Liens securing stay and appeal bonds or judgment Liens in connection with any judgment not giving rise to an Event of Default under paragraph (5) of the Events of Default;

(13) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business, in respect of obligations not constituting Indebtedness and not past due; provided that adequate reserves shall have been established therefor in accordance with GAAP;

(14) easements, rights-of-way, zoning restrictions, reservations, encroachments and other similar charges or encumbrances in respect of real property which do not individually or in the aggregate, materially interfere with the conduct of business by any Obligor;

(15) any interest or title of a lessor under any Capitalized Lease Obligation permitted to be incurred hereunder;

(16) Liens upon specific items of inventory or equipment and proceeds thereof, Incurred to secure obligations in respect of bankers’ acceptances issued or created for the account of any Obligor or Restricted Subsidiary in the ordinary course of business to facilitate the purchase, shipment, or storage of such inventory or equipment;

(17) Liens securing Letter of Credit Obligations permitted to be Incurred hereunder Incurred in connection with the purchase of inventory or equipment by an Obligor or Restricted Subsidiary in the ordinary course of the business and secured only by such inventory or equipment, the documents issued in connection therewith and the proceeds thereof; and

(18) Liens in favor of the Trustee arising under the Indenture.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any Restricted Subsidiary issued in exchange for, or the net proceeds of which are used to repay, redeem, extend, refinance, renew, replace, defease or refund other Permitted Indebtedness of such Person arising under clauses (1), (2), (6), (8), (10), (11) or (15) of the definition of “Permitted Indebtedness” or Indebtedness Incurred under the Consolidated Coverage Ratio test in the covenant described above under the heading “—Incurrence of Indebtedness and Issuance of Preferred Stock” (any such Indebtedness, “Existing Indebtedness”); provided that:

(1) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount and accrued interest of such Existing Indebtedness (plus the amount of prepayment penalties, fees, premiums and expenses incurred or paid in connection therewith), except to the extent that the Incurrence of such excess is otherwise permitted by the Indenture;

(2) if such Indebtedness is subordinated to, or pari passu in right of payment with, the Notes, such Permitted Refinancing Indebtedness has a final maturity date on or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, such Existing Indebtedness; provided this clause (2) shall not apply to Permitted Refinancing Indebtedness to repay, redeem, refinance, retire for value, replace, defease or refund the 9.25% Notes outstanding on the Issue Date;

(3) if such Existing Indebtedness is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date on or later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being repaid, redeemed, extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Permitted Refinancing Indebtedness shall be Indebtedness solely of the Obligor or Restricted Subsidiary obligated thereunder, unless otherwise permitted by the Indenture.

“Plan of Liquidation” means, with respect to any Person, a plan (including by operation of law) that provides for, contemplates or the effectuation of which is preceded or accomplished by (whether or not substantially contemporaneously):

(1) the sale, lease or conveyance of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety, and

(2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance, or other disposition and all or substantially all of the remaining assets of such Person to holders of Capital Stock of such Person.

“Productive Assets” means assets (including assets owned directly or indirectly through Capital Stock of a Restricted Subsidiary) of a kind used or usable in the businesses of the Obligors as they are conducted on the date of the Asset Sale.

“Projects” means (A) each of the Casino projects contemplated in the offering memorandum dated March 10, 2004 relating to the Notes issued on March 15, 2004 to be constructed by the Company or one of its Restricted Subsidiaries in (1) Lake Charles, Louisiana, (2) St. Louis, Missouri and (3) Lemay, Missouri and (B) any Replacement Project; provided that in no event may there be more than three Projects.

“Project Opening” means, with respect to any Project, when all of the following have occurred: (i) a certificate of occupancy (which may be a temporary certificate of occupancy) has been issued in respect of such Project; (ii) such Project is in a condition (including installation of furnishings, fixtures and equipment) to receive customers in the ordinary course of business; (iii) such Project’s gaming facilities, and if a hotel is contemplated to accompany the gaming facilities, such Project’s hotel and gaming facilities, are legally open for business and to the general public and operating in accordance with applicable law; and (iv) all Gaming Approvals with respect to such Project have been granted and not revoked or suspended.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Reclassified Argentina Receipts” means all Argentina Receipts which, as determined in good faith by the Company, will no longer be deemed available for distributions to any Argentina Subsidiary under clause (14) of the second paragraph of the covenant described under the heading “Certain Covenants – Restricted Payments,” provided that such amount does not exceed the balance of the Argentina Contribution Amount immediately prior to such reclassification.

“Related Business” means the gaming (including pari-mutuel betting) business and any and all reasonably related businesses necessary for, in support or anticipation of and ancillary to or in preparation for, the gaming business including, without limitation, the development, expansion or operation of any Casino (including any land-based, dockside, riverboat or other type of Casino), owned, or to be owned, by the Company or one of its Subsidiaries.

“Replacement Project” means any replacement Casino project constructed by the Company or one of its Restricted Subsidiaries in lieu of either of the Projects described in clause (A)(2) and clause (A)(3) of the definition of “Projects”; provided that such Replacement Project is a new Casino project not affiliated with, connected to, or a part of, any of the existing Projects or existing properties of the Company or its Subsidiaries; provided, further, that there shall be no more than (i) one Replacement Project for the Project contemplated to be constructed in St. Louis, Missouri and (ii) one Replacement Project for the Project being contemplated to be constructed in Lemay, Missouri.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. If no referent Person is specified, “Restricted Subsidiary” means a Subsidiary of the Company.

“S&P” means Standard & Poors Rating Group, a division of The McGraw-Hill Industries, Inc., and its successors.

“Senior Debt” means:

(1) all Indebtedness outstanding of the Company or any Guarantor under Credit Facilities (including the Bank Credit Agreement) and all Hedging Obligations with respect thereto,

(2) any other Indebtedness of the Company or any Guarantor permitted to be Incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is Incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes, and

(3) all Obligations with respect to the foregoing.

Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include:

(1) any liability for federal, state, local or other taxes owed or owing by the Company,

(2) any intercompany Indebtedness of the Company or any of its Subsidiaries to the Company or any of its Affiliates,

(3) any trade payables,

(4) any Indebtedness that is incurred in violation of the Indenture, and

(5) Indebtedness which, when Incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse.

Notwithstanding anything in the Indenture to the contrary Senior Debt shall not include the 9.25% Notes and the 8.75% Notes. The Indenture expressly provides that the Obligations in respect of the Notes and the Guaranties will be on a parity with the Obligations in respect of the 9.25% Notes and the 8.75% Notes, and the guarantees thereof in right of payment.

“Significant Subsidiary” means any Obligor, other than the Company, that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary,” with respect to any Person, means:

(1) any corporation or comparably organized entity, a majority of whose voting stock (defined as any class of capital stock having voting power under ordinary circumstances to elect a majority of the Board of such Person) is owned, directly or indirectly, by any one or more of the Obligors, and

(2) any other Person (other than a corporation) in which any one or more of the Obligors, directly or indirectly, has at least a majority ownership interest entitled to vote in the election of directors, managers or trustees thereof or of which such Obligor is the managing general partner.

“Support Obligation” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Support Obligation” shall not include:

(A) endorsements for collection or deposit in the ordinary course of business, or

(B) commitments to make Permitted Investments in Obligors or their Restricted Subsidiaries.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of the Company as its Unrestricted Subsidiary pursuant to a Board resolution; but only to the extent that such Subsidiary:

(A) has, or will have after giving effect to such designation, no Indebtedness other than Non-Recourse Indebtedness,

(B) is not party to any agreement, contract, arrangement or understanding with any Obligor unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to such Obligor than those that might be obtained at the time from Persons who are not Affiliates of such Obligor, or such agreement, contract, arrangement or understanding constitutes a Restricted Payment that is made in accordance with the covenant described above under the caption “Certain Covenants—Restricted Payments,” a Permitted Investment, or an Asset Sale that is made in accordance with the covenant described above under the caption “Repurchase at the Option of Holders—Asset Sales,”

(C) is a Person with respect to which none of the Obligors has any direct or indirect obligation (i) to subscribe for additional equity interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results,

(D) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of any Obligor, and

(E) has at least one director on its Board who is not a director or executive officer of any Obligor and has at least one executive officer who is not a director or executive officer of any Obligor.

Any such designation by the Board of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under “—Restricted Payments.” If at any time any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such time (and, if such Indebtedness is not permitted to be Incurred as of such date under the covenant described above under “—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company shall be in default of such covenant). The Board of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an

Incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if:

(1) such Indebtedness is permitted under the covenant described above under the heading “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the reference period, and

(2) no Default or Event of Default would be in existence following such designation.

As of the Issue Date, the following entities shall be Unrestricted Subsidiaries: Casino Magic Neuquen S.A., Casino Magic Support Services S.A., Casino Magic Hellas, S.A., Casino Magic Buenos Aires, S.A. and Casino Magic Europe, BV.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the Company’s calculations of the number of years obtained by dividing:

(1) the then outstanding aggregate principal amount of such Indebtedness into,

(2) the total of the products obtained by multiplying:

(A) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

(B) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

General

The following is a general discussion of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes by a person who acquires notes upon their initial issuance. Except where noted, the summary deals only with the notes held as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and does not deal with special situations, such as those of broker-dealers, tax exempt organizations, individual retirement accounts and other tax deferred accounts, financial institutions, insurance companies, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, or persons holding notes as part of a hedging or “conversion” transaction or a straddle, or a constructive sale. Further, the discussion below is based upon the provisions of the Code and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked, or modified, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below. In addition, except as otherwise indicated, the following does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations. Furthermore, this discussion does not consider the tax treatment of holders of the notes who are partnerships or other pass-through entities for U.S. federal income tax purposes, or who are former citizens or long-term residents of the United States.

This summary addresses tax consequences relevant to a holder of the notes that is either a U.S. Holder or a Non-U.S. Holder. As used herein, a “U.S. Holder” is a beneficial owner of a note who is, for U.S. federal income tax purposes, either an individual who is a citizen or resident of the United States, a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created in, or organized in or under the laws of, the United States or any political subdivision thereof, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or that was in existence on, August 20, 1996, was treated as a United States person under the Code on that date and has made a valid election to be treated as a United States person under the Code. A “Non-U.S. Holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes, not a U.S. Holder.

PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS, AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN, ESTATE, GIFT OR OTHER TAX LAWS, OR SUBSEQUENT REVISIONS THEREOF.

United States Federal Income Taxation of U.S. Holders

Payments of Interest on the Notes

Subject to the discussion of “amortizable bond premium” below, interest on the notes will be taxable to a U.S. Holder as ordinary income at the time such interest is accrued or actually or constructively received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Amortizable Bond Premium

A U.S. Holder that purchases a note for an amount in excess of the amount payable on maturity (which is in this case, the face amount of the note) will be considered to have purchased such note with “amortizable bond premium.” A U.S. Holder generally may elect to amortize the premium over the remaining term of the note on a constant yield method. However, because the notes could be redeemed for an amount in excess of their principal amount, the amortization of a portion of potential bond premium (equal to the excess of the amount payable on the earlier call date over the amount payable at maturity) could be deferred until later in the term of the note. The amount amortized in any year will be treated as a reduction of the U.S. Holder’s interest income from the note. Amortizable bond premium on a note held by a U.S. Holder that does not elect annual amortization will decrease the gain or increase the loss otherwise recognized upon disposition of the note. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

Sale, Redemption, Retirement or Other Taxable Disposition of the Notes

Unless a non-recognition event applies and subject to the discussion in “—Market Discount” below, upon the sale, redemption, retirement or other taxable disposition of a note, a U.S. Holder will generally recognize gain or loss in an amount equal to the difference between (1) the amount of cash and the fair market value of other property received in exchange for a note and (2) the holder’s adjusted tax basis in such note. Amounts attributable to accrued but unpaid interest on the notes will be treated as ordinary interest income as described above. A U.S. Holder’s adjusted tax basis in a note will generally equal the purchase price paid by such holder for the note increased by the amount of any market discount, if any, that the U.S. Holder elected to include in income and decreased by the amount of any amortizable bond premium applied to reduce interest on the notes.

Gain or loss realized on the sale, redemption, retirement or other taxable disposition of a note will be capital gain or loss and will be long term capital gain or loss at the time of sale, redemption, retirement or other taxable disposition, if the note has been held for more than one year. The deductibility of capital losses is subject to certain limitations.

Market Discount

The resale of notes may be affected by the market discount provisions of the Code. For this purpose, the market discount on a note generally will be equal to the amount, if any, by which the stated redemption price at maturity of the note immediately after its acquisition, other than at original issue, exceeds the U.S. Holder’s adjusted tax basis in the note. Subject to a de minimis exception, these provisions generally require a U.S. Holder who acquires a note at a market discount to treat as ordinary income any gain recognized on the disposition of such note to the extent of the accrued market discount on such note at the time of disposition, unless the U.S. Holder elects to include accrued market discount in income currently. In general, market discount will be treated as accruing on a straight line basis over the remaining term of the note at the time of acquisition, or at the election of the U.S. Holder, under a constant yield method. A U.S. Holder who acquires a note at a market discount and who does not elect to include accrued market discount in income currently may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry such note.

Information Reporting and Backup Withholding

Backup withholding and information reporting requirements may apply to certain payments of principal, premium, if any, and interest on a note and to certain payments of the proceeds of the sale or redemption of a note. We or our paying agent, as the case may be, will be required to withhold from any payment that is subject to backup withholding tax at a rate of 28 percent if a U.S. Holder fails to furnish his U.S. taxpayer identification number (“TIN”), certify that such number is correct, certify that such holder is not subject to backup withholding or otherwise comply with the applicable backup withholding rules. Unless extended by future legislation, however, the reduction in the backup withholding rate to 28 percent expires and the 31 percent backup withholding rate will be reinstated for payments made after December 31, 2010. Exempt holders (including, among others, all corporations) are not subject to these backup withholding and information reporting requirements.

Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder of the notes will be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service (the “IRS”).

United States Federal Income Taxation of Non-U.S. Holders

Payments of Interest

Subject to the discussion of information reporting and backup withholding below, and assuming that the DTC’s book-entry procedures set forth in the section entitled “Description of Notes—Book-entry, Delivery and Form” are observed upon issuance and throughout the term of the notes, the payment to a Non-U.S. Holder of interest on a note will not be subject to United States federal withholding tax pursuant to the “portfolio interest exception,” provided that:

(1) the interest is not effectively connected with the conduct of a trade or business in the United States;

(2) the Non-U.S. Holder does not actually or constructively own 10 percent or more of the combined voting power of all of our classes of stock and is neither a controlled foreign corporation that is related to us through stock ownership within the meaning of the Code, nor a bank that received the notes on an extension of credit in the ordinary course of its trade or business; and

(3) either (A) the beneficial owner of the notes certifies to us or our paying agent, under penalties of perjury, that it is not a U.S. Holder and provides its name and address on IRS Form W-8BEN (or a suitable substitute form) or (B) a securities clearing organization, bank or other financial institution that holds the notes on behalf of such Non-U.S. Holder in the ordinary course of its trade or business (a “financial institution”) certifies under penalties of perjury that such an IRS Form W-8BEN or W-8IMY (or suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and, in case of non-qualified interemediary, furnishes the payor with a copy thereof.

If a Non-U.S. Holder cannot satisfy the requirements of the portfolio interest exception described above, payments of interest made to such Non-U.S. Holder will be subject to a 30 percent withholding tax, unless the beneficial owner of the note provides us or our paying agent, as the case may be, with a properly executed (1) IRS Form W-8BEN (or successor form) providing a correct TIN and claiming an exemption from or reduction in the rate of withholding under the benefit of a income tax treaty or (2) IRS Form W-8ECI (or successor form) providing a TIN and stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the beneficial owner’s conduct of a trade or business in the United States.

Notwithstanding the foregoing, if a Non-U.S. Holder of a note is engaged in a trade or business in the United States and interest on the note is effectively connected with the conduct of such trade or business, and, where an income tax treaty applies, is attributable to a U.S. permanent establishment or, in the case of an individual, a fixed base in the United States, such Non-U.S. Holder generally will be subject to U.S. federal income tax on such interest in the same manner as if it were a U.S. Holder (that is, will be taxable on a net basis at applicable graduated individual or corporate rates). In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent of its effectively connected earnings and profits for that taxable year unless it qualifies for a lower rate under an applicable income tax treaty.

Sale, Redemption, Retirement or Other Taxable Disposition of Notes

Generally, any gain realized on the sale, redemption, retirement or other taxable disposition of a note by a Non-U.S. Holder will not be subject to U.S. federal income tax, unless:

(1) such gain is effectively connected with the conduct by such holder of a trade or business in the United States, and, where an income tax treaty applies, the gain is attributable to a permanent establishment maintained in the United States or, in the case of an individual, a fixed base in the United States, or

(2) in the case of gains derived by an individual, such individual is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

If a Non-U.S. Holder of a note is engaged in the conduct of a trade or business in the United States, gain on the taxable disposition of a note that is effectively connected with the conduct of such trade or business and, where an income tax treaty applies, is attributable to a U.S. permanent establishment or, in the case of an individual, a fixed base in the United States, generally will be subject to tax in the same manner as gain of U.S. Holder (that is, it will be taxed on a net basis at applicable graduated individual or corporate rates). Effectively connected gain of a foreign corporation may, under certain circumstances, be subject as well to a branch profits tax at a rate of 30 percent or a lower applicable income tax treaty rate.

If an individual Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the disposition of the note and nevertheless treated as a Non-U.S. Holder, such Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30 percent (or a lower applicable income tax treaty rate) on the amount by which capital gains allocable to U.S. sources (including again from the sale, exchange, retirement or other disposition of the note) exceed capital losses which are allocable to U.S. sources and recognized during the same taxable year.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each Non-U.S. Holder any interest, regardless of whether withholding was required, and any tax withheld with respect to the interest. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement of the tax authorities of the country in which the Non-U.S. Holder resides.

Certain Non-U.S. Holders may, under applicable U.S. Treasury regulations, be presumed to be U.S. persons. Interest paid to such holders generally will be subject to information reporting and backup withholding at a 28 percent rate unless such holders provide to us or our paying agent, as the case maybe, an IRS Form W-8BEN (or satisfy certain certification documentary evidence requirements for establishing that such holders are non-United States persons under U.S. Treasury regulations) or otherwise establish an exemption. Unless extended by future legislation, however, the reduction in the backup withholding rate to 28 percent expires and the 31 percent backup withholding rate will be reinstated for payments made after December 31, 2010. Backup withholding will not apply to interest that was subject to the 30 percent withholding tax (or at applicable income tax treaty rate) applicable to certain Non-U.S. Holders, as described above.

Information reporting and backup withholding will also generally apply to a payment of the proceeds of a disposition of a note (including a redemption) if payment is effected by or through a U.S. office of a broker, unless a Non-U.S. Holder provides us or our paying agent, as the case may be, with such Non-U.S. Holder’s name and address and either certifies non-United States status or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to the payment of the proceeds from the disposition of the notes by or through a foreign office of a broker. If, however, such broker is (i) is a United States person, (ii) a foreign person 50 percent or more of whose gross income is from a U.S. trade or business for a specified three-year period, (iii) is a “controlled foreign corporation” as to the United States, or (iv) is a foreign partnership that, at any time during its taxable year, is 50 percent or more (by income or capital interest) owned by United States persons or is engaged in the conduct of a U.S. trade or business, such payment will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain other conditions are met, or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules from a payment to a holder of the notes will be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.

UNDERWRITING

Under the terms and subject to the conditions set forth in an underwriting agreement dated November 18, 2004, we have agreed to sell to the underwriters named below, for whom Lehman Brothers Inc. is acting as representative, and the underwriters have agreed to purchase the following respective principal amount of the notes:

Underwriters	Principal Amount
Lehman Brothers Inc.	$44,400,000
Bear, Stearns & Co. Inc.	$44,400,000
Deutsche Bank Securities Inc	$1,400,000
Wells Fargo Securities LLC	$1,400,000
SG Americas Securities, LLC	$1,400,000
CIBC World Markets Corp	$1,400,000
Hibernia Southcoast Capital, Inc.	$1,400,000
Commerzbank Capital Markets Corp.	$1,400,000
Crowell, Weedon & Co	$1,400,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$ 1,400,000

Total	$100,000,000

The underwriting agreement provides that the obligation of the underwriters to purchase the notes is subject to customary conditions. The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and our subsidiary guarantors have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be requested to make in that respect.

We cannot assure you that an active trading market for the notes will develop. The underwriters have advised us that they presently intend to make a market in the notes as permitted by applicable laws and regulations. The underwriters are not obligated to make a market in the notes, however, and may discontinue such market making at any time at their sole discretion. Accordingly, there may not be adequate liquidity or adequate trading markets for the notes.

We expect that delivery of the notes will be made against payment therefor on or about the tenth business day following the date of pricing of the notes. Under Rule 15c6-1 of the under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding six business days will be required, by virtue of the fact that the notes initially will settle in ten business days, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date of pricing of the notes or the next succeeding six business days should consult their own advisor.

In connection with this offering, the underwriters may purchase and sell the notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the notes, and short positions created by the underwriters involve the sale by the underwriters of a greater aggregate principal amount of notes than they are required to purchase from us. The underwriters also may impose a penalty bid, whereby selling concessions allowed to broker dealers in respect of the notes sold in the offering may be reclaimed by the underwriters if such notes are repurchased by the underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the notes, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters, expressed as a percentage of the principal amount per note and as an aggregate dollar amount.

Per Note	1.75%
Total.	$1,750,000

The expenses of the offering, other than the underwriting discounts and commissions referred to above, are estimated at $750,000 and are payable entirely by us.

Lehman Brothers Inc., Bear, Stearns & Co. Inc., Deutsche Bank Securities Inc., Wells Fargo Securities LLC, SG Americas Securities, LLC , CIBC World Markets Corp., Hibernia Southcoast Capital, Inc., Commerzbank Capital Markets Corp. and Crowell Weedon & Co. and, in some cases, their affiliates have from time to time provided, and may in the future provide, investment banking and/or general financing and banking services to us and our subsidiaries. For example, Lehman Brothers Inc. and Bear, Stearns & Co. Inc. are dealer managers in our concurrent offer to purchase a portion of our 9.25% senior subordinated notes due 2007. In addition, Lehman Brothers Inc. and Bear, Stearns & Co. Inc. are lenders, joint advisors, joint lead arrangers, and joint book runners under our amended credit facility. Lehman Commercial Paper Inc., an affiliate of Lehman Brothers Inc., is an administrative agent and lender under our amended credit facility. Bear Stearns Corporate Lending Inc., an affiliate of Bear, Stearns & Co. Inc., is a syndication agent and lender under our amended credit facility. Societe Generale, an affiliate of SG Americas Securities, LLC, and Wells Fargo Bank, N.A., an affiliate of Wells Fargo Securities LLC, are joint documentation agents under our amended credit facility. Commerzbank Aktiengesellschaft, an affiliate of Commerzbank Capital Markets Corp., CIBC Inc., an affiliate of CIBC World Markets Corp., and Wells Fargo Bank, N.A. are lenders under our amended credit facility.

LEGAL MATTERS

The validity of the notes offered hereby will be passed upon for us by Irell & Manella LLP, Los Angeles, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP, Los Angeles, California. Latham & Watkins LLP has from time to time provided legal services to us, other than in connection with this offering.

EXPERTS

The consolidated financial statements as of December 31, 2002 and 2003, and for each of the three years in the period ended December 31, 2003, incorporated by reference into the registration statement of which this prospectus supplement is a part, have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report incorporated by reference in the registration statement of which this prospectus supplement is a part (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Pinnacle Entertainment, Inc.’s change in accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”), and have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

PINNACLE ENTERTAINMENT, INC.

$500,000,000

DEBT SECURITIES

PREFERRED STOCK

DEPOSITARY SHARES

COMMON STOCK

WARRANTS TO PURCHASE COMMON STOCK

We may offer and sell, from time to time, in one or more classes or series and in amounts, at prices and on terms that we will determine at the time of offering, with an aggregate initial offering price not exceeding $500,000,000:

•	debt securities, which may consist of debentures, notes or other types of debt;

•	shares of preferred stock;

•	shares of preferred stock represented by depositary shares;

•	shares of common stock; and

•	warrants to purchase common stock.

We will provide the specific terms of these securities in supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. WE URGE YOU TO READ CAREFULLY THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT, WHICH WILL DESCRIBE THE SPECIFIC TERMS OF THE SECURITIES OFFERED, BEFORE YOU MAKE YOUR INVESTMENT DECISION.

One of our stockholders also may offer and sell common stock under this prospectus. The aggregate offering price of securities covered by this prospectus includes any common stock sold by such stockholder.

One or more of our subsidiaries may guarantee our payment obligations under any series of debt securities offered by this prospectus and the related prospectus supplement. These subsidiaries are listed in this prospectus under the heading “Description of Debt Securities—Guarantee.”

Our common stock trades on the New York Stock Exchange under the symbol “PNK”. If we decide to list or seek a quotation for any other securities, the prospectus supplement relating thereto will disclose the exchange or market on which such securities will be listed or quoted.

INVESTING IN THESE SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY REVIEW THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE APPLICABLE PROSPECTUS SUPPLEMENT UNDER THE HEADING “RISK FACTORS.”

None of the Securities and Exchange Commission, the Louisiana Gaming Control Board, the Indiana Gaming Commission, the Mississippi Gaming Commission, the Nevada Gaming Commission, the Nevada State Gaming Control Board, or any state securities commission or other gaming authority, has passed upon the adequacy or accuracy of this prospectus or the investment merits of the securities offered hereby. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 21, 2002

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using the SEC’s shelf registration rules. Under the shelf registration rules, using this prospectus, together with a prospectus supplement, we and the selling stockholder collectively may sell from time to time, in one or more offerings, any of the applicable securities described in this prospectus having a total initial offering price not exceeding $500,000,000.

In this prospectus “Pinnacle Entertainment,” “the company,” “we,” “us,” and “our” refer to Pinnacle Entertainment, Inc., a Delaware corporation, and its consolidated subsidiaries, unless the context otherwise requires.

This prospectus provides you with a general description of the securities we may sell. Each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. We use market and industry data throughout this prospectus that we have obtained from market research, publicly available information and industry publications. These sources generally state that the information that they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information are not guaranteed. The market and industry data is often based on industry surveys and the preparers’ experience in the industry. Similarly, although we believe that the surveys and market research that others have performed are reliable, we have not independently verified this information. You should read this prospectus, the applicable prospectus supplement and the additional information described below under “Where You Can Find More Information” before making an investment decision.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at its public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public on the Internet, through a

i

database maintained by the SEC at http://www.sec.gov.

We filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our securities.

The SEC allows us to incorporate by reference into this document the information we have filed with it. This means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this document, unless and until that information is updated and superseded by the information contained in this document or any information subsequently incorporated by reference.

We incorporate by reference the documents listed below:

1.  Our annual report on Form 10-K for the year ended December 31, 2001;

2.  Our first amendment to our annual report on Form 10-K for the year ended December 31, 2001 filed on April 30, 2002;

3.  Our second amendment to our annual report on Form 10-K for the year ended December 31, 2001 filed on October 8, 2002;

4.  Our quarterly report on Form 10-Q for the quarter ended March 31, 2002;

5.  Our first amendment to our quarterly report on Form 10-Q for the quarter ended March 31, 2002 filed on October 8, 2002;

6.  Our quarterly report on Form 10-Q for the quarter ended June 30, 2002;

7.  Our first amendment to our quarterly report on Form 10-Q for the quarter ended June 30, 2002 filed on October 8, 2002;

8.  Our current report on Form 8-K filed on April 11, 2002;

9.  Our current report on Form 8-K filed on May 3, 2002;

10.  Our current report on Form 8-K filed on May 30, 2002;

11.  Our current report on Form 8-K filed on June 19, 2002;

12.  Our current report on Form 8-K filed on August 7, 2002; and

13.  The description of our common stock contained in our registration statement on Form 8-A filed on August 10, 2001.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Pinnacle Entertainment, Inc.

Investor Relations

330 North Brand Boulevard

Suite 1100

Glendale, California 91203

(818) 662-5900

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference.

We also incorporate by reference all future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (i) on or after the date of the filing of the registration statement containing this prospectus and prior to the effectiveness of such registration statement and (ii) on or after the date of this prospectus and prior to the termination of the offering made hereby. Such documents will become a part of this prospectus from the date that the documents are filed with the SEC.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing or incorporated by reference in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operation and prospects may have changed since that date.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus, any prospectus supplement and any documents incorporated by reference may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements, which may include, without limitation, statements regarding our expansion plans, cash needs, cash reserves, liquidity, operating and capital expenses, financing options, expense reductions and earnings and other operating results, are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those anticipated by our management. Factors that may cause our actual performance to differ materially from that contemplated by such forward-looking statements include, among others:

•	any failure to comply with the conditions negotiated with the Louisiana Gaming Control Board for our casino development project in Lake Charles, Louisiana, and our ability to complete the project on time and on budget;

•	a failure to improve results at the Belterra Casino Resort and the effectiveness of management at the Belterra Casino Resort in containing costs without negatively affecting revenues, customer service or efforts to expand the number of customers visiting the property;

•	the effectiveness of the planned new hotel tower at the Belterra Casino Resort in enhancing Belterra’s status as a regional resort property and in increasing utilization of its casino and other facilities;

•	additional costs in connection with our settlement of the Indiana Gaming Commission investigation;

•	changes in gaming laws and regulations, including the expansion of casino gaming in states in which we operate (or in states bordering the states in which we operate), such as the expansion of Indian gaming in California and Louisiana and the introduction of casino gaming in Kentucky, Ohio or Arkansas;

•	the effectiveness of the planned capital improvements at our Bossier City casino in drawing additional customers to the property despite significant competition in the local market;

•	the effect of current and future weather conditions and other natural events affecting the key markets in which we operate;

•	the amount and effect of future impairment charges under Statement of Financial Accounting Standards No. 144 and Statement of Financial Accounting Standards No. 142;

•	any failure to obtain adequate financing to meet strategic goals, including financing for the Lake Charles project;

•	any failure to obtain or retain gaming licenses or regulatory approvals, or the limitation, conditioning, suspension or revocation of any existing gaming license;

•	risks associated with substantial indebtedness, leverage, debt service and liquidation;

•	loss or retirement of key executives;

•	risks related to pending litigation and the possibility of future litigation;

•	increased competition from casino operators who have more resources and have built or are building competitive casino properties;

•	increases in existing taxes or the imposition of new taxes on gaming revenues or gaming devices;

•	adverse changes in the public perception and acceptance of gaming and the gaming industry;

•	the impact of fuel and transportation costs on the willingness of customers to travel by automobile to our casino properties; and

•	other adverse changes in the gaming markets in which we operate.

In addition, these statements could be affected by general domestic and international economic and political conditions, including slowdowns in the economy, uncertainty as to the future direction of the economy and vulnerability of the economy to domestic or international incidents, as well as market conditions in our industry. For a more detailed discussion of certain of these factors, see the section entitled “Risk Factors” on page 4 of this prospectus, “Risk Factors” in the applicable prospectus supplement and “Factors Affecting Future Operating Results” in our most recent Form 10-K/A and Form 10-Q/A (incorporated by reference in this prospectus) and similar sections in our future filings which are incorporated by reference in this prospectus, which describe risks and factors that could cause results to differ materially from those projected in such forward-looking statements. We caution the reader that these risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements.

PINNACLE ENTERTAINMENT, INC.

We are a diversified, multi-jurisdictional owner and operator of gaming entertainment facilities in growing gaming markets. We own and operate five properties in the United States, located in southeastern Indiana; Reno, Nevada; Bossier City and New Orleans, Louisiana; and Biloxi, Mississippi. We also own and operate two casinos in Argentina and we receive lease income from two card clubs and own 97 acres of vacant land in southern California. All of our properties primarily cater to customers who live within driving distance.

Our revenues in 2001 and the first six months of 2002 were $528.6 million and $257.5 million, respectively. Our cash flow from operating activities in 2001 and the first six months of 2002 was $36.1 million and $21.3, respectively. After certain asset impairment charges and other factors, we had a net loss in 2001 and the first six months of 2002 of $28.6 million and $65.4 million, respectively.

Properties

The following table summarizes certain features of each of our properties as of June 30, 2002:

Property	Type of Facility	Customer Feeder Market	Slot Machines (approx.)	Table Games (approx.)	Hotel Rooms
Boomtown New Orleans, LA	Dockside	Local	1,474	44	—
Casino Magic Biloxi, MS	Dockside	Regional	1,340	31	378
Boomtown Bossier City, LA	Dockside	Regional	1,135	36	188
Belterra-Vevay, IN	Dockside(3)	Regional	1,357	47	308
Boomtown Reno, NV	Land- based	Local/ Regional	1,285	37	318
Casino Magic Argentina(1)	Land- based	Local	615	50	—
Card Clubs, Los Angeles, CA(2)	Land- based	Local	—	141	237

Property Total			7,206	386	1,429

(1)	Data presents the combined operations of the two facilities we operate in Argentina.
(2)	Data presents the combined operations of two card clubs in California that we lease to a third party operator.
(3)	Indiana law was changed effective July 1, 2002 to permit dockside gaming on terms that we believe are favorable to Belterra. Belterra began dockside operation on August 1, 2002.

Our principal properties include:

Boomtown New Orleans is a locals-oriented dockside riverboat casino. The property features an 88,000 square foot adjoining building with two restaurants, a deli, a 350-seat nightclub, 21,000 square feet of meeting space and an amusement center. The property opened in 1994 and was expanded and renovated within the past year. It is located on 54 acres in Harvey, Louisiana, across the Mississippi River and approximately ten miles from downtown New Orleans.

Casino Magic Biloxi is a regional resort built around a dockside casino. The property features a 378 guest-room hotel, four restaurants, 6,600 square feet of convention space and a health club. In 2001, the resort was awarded a four-diamond rating from AAA. The facility opened in 1993, was expanded in 1998 and is located on a 16 acres in Biloxi, Mississippi.

Boomtown Bossier City is a regional resort built around a dockside riverboat casino. We have recently substantially completed the major portion of the public areas of a $25 million renovation and expansion in Bossier City, including rebranding the facility from “Casino Magic” to “Boomtown.” The property opened in 1996 and is located on 23 acres in Bossier City, Louisiana, directly off, and highly visible from, Interstate 20, the major thoroughfare connecting Shreveport/Bossier City to Dallas/Fort Worth.

Belterra is a regional resort built around a dockside riverboat casino. It features a 15-story, 308 guest-room hotel, six restaurants, a 1,500 seat entertainment showroom, a spa and a Tom Fazio-designed 18-hole golf course. The property opened in October 2000 and is located on 315 acres along the Ohio River in southeastern Indiana, approximately 45 miles southwest of downtown Cincinnati, Ohio, and 70 miles northeast of Louisville, Kentucky. Indiana law was changed effective July 1, 2002 to permit dockside gaming on terms that we believe are favorable to Belterra. We converted our casino to dockside operation on August 1, 2002, the first day permitted by Indiana law. We intend to begin construction of a new $30 million, 300 guest-room hotel tower in early 2003 and to complete construction in 2004. We believe the new hotel tower will enhance Belterra’s status as a regional resort and will increase utilization of the resort’s casino and other facilities.

Boomtown Reno is a land-based casino. The property features 318 guest-rooms, four restaurants, two large gas stations, an RV park, a 25,000 square foot amusement center (including a motion simulator theater) and over 10,000 square feet of meeting space. The facility has been operating for over 30 years and is located on a portion of our 569 acres of land near Verdi, Nevada, directly off Interstate 80, the primary highway connecting northern California to northern Nevada and most of the rest of the United States.

Our Strategy and Competitive Strengths

Our strategy is to grow our revenues, cash flow and earnings through internal growth initiatives, including a disciplined capital expenditure program at our existing properties, and the strategic development or acquisition of gaming properties in attractive gaming markets.

We believe that the following key competitive strengths will contribute to the successful implementation of our strategy:

•	High Quality Properties in Attractive Locations

We own high quality casino properties in attractive locations. We are committed to maintaining the quality of our properties by offering up-to-date slot machine product, presenting fresh entertainment offerings and renovating and improving our facilities wherever necessary. Most of our properties have either opened or been extensively refurbished within the past four years.

•	Significant Near-Term Development Plans

We believe our new development in Lake Charles, the Belterra expansion and the Boomtown Bossier City renovation will provide substantial growth in revenues, cash flows and earnings.

•	Significant Opportunities to Further Develop Our Properties

Several of our properties occupy only a portion of their sites, allowing us ample opportunities to add casino capacity, guest-rooms and other facilities, as our markets grow and demand warrants.

•	Geographically Diversified Portfolio

We own and operate five U.S. properties, each in a distinct market. Our regional diversification reduces our dependence on any one market, while providing us with an opportunity to build a diversified base of gaming customers. This diversification will be enhanced upon the opening of our Lake Charles project. In the 12 months ended June 30, 2002, no one property accounted for more than one-third of our cash flow. We intend to broaden the diversification of our portfolio of properties through the continued pursuit of development opportunities and strategic acquisitions in attractive gaming markets.

•	Well-Positioned to Expand Into New Jurisdictions

Historically, some states have legalized gaming to reduce budget shortfalls. According to the National Association of State Budget Officers, as of June 11, 2002, there are currently an estimated 45 states with projected budget shortfalls for fiscal 2002. We believe we are well-positioned to enter into and successfully compete in any new market that may elect to introduce or expand gaming.

•	Experienced Management Team

Our executive and property-level management teams, led by Daniel R. Lee and Wade W. Hundley, have extensive industry experience and an established record of developing, acquiring, integrating and operating gaming facilities. Mr. Lee, formerly the Chief Financial Officer and Senior Vice President-Development of Mirage Resorts, became our Chief Executive Officer and Chairman of the Board on April 10, 2002. Mr. Hundley, formerly the Executive Vice President in the Office of the CEO, Harveys Casino Resorts, became our Executive Vice President and Chief Operating Officer in September 2001. Prior to being at Harveys, Mr. Hundley was a principal at Colony Capital, which then owned Harveys.

Background

We were incorporated in the State of Delaware in 1981 as the successor to a business that started in 1938. Our executive offices are located at 330 North Brand Boulevard, Suite 1100, Glendale, California 91203 and our telephone number is (818) 662-5900.

Our website address is www.pinnacle-entertainment-inc.com. Information contained in our website, including any links contained in our website, does not constitute part of this prospectus.

Belterra® and Casino Magic® are our registered servicemarks. Boomtown® is our registered servicemark. We have applied for servicemark registration for “Belterra Casino Resort” and its design. Each trademark, tradename or servicemark of any other company appearing in this prospectus belongs to its holder.

RISK FACTORS

Before making any decision to invest in our securities, you should carefully consider the following factors in addition to the other information contained in this prospectus and the applicable prospectus supplement and incorporated by reference in this prospectus and the applicable prospectus supplement. If any of the following risks actually occur, our business, financial condition and results of operations may suffer. As a result, you could lose part or all of your investment.

RISKS RELATED TO OUR BUSINESS

The gaming industry is very competitive and increased competition could adversely affect our profitability.

We face significant competition in all of our markets. This competition would intensify if new gaming operations enter our markets or existing competitors expand their operations. Several of our properties are located in jurisdictions that restrict gaming to certain areas and/or are adjacent to states that prohibit or restrict gaming operations. Economic difficulties faced by state governments could lead to intensified political pressures for the legalization of gaming. Further legalization of gaming could be an expansion opportunity for us or a significant threat to us, depending on where the legalization occurs and our ability to capitalize on it. The legalization or authorization of gaming within or near a market area of one of our properties could make it harder for us to attract customers and therefore adversely affect our business. In particular, our ability to attract customers would be significantly affected by legalization or expansion of gaming in Alabama, Arkansas, California, Kentucky, Ohio or Texas. In the past, legislation to legalize or expand gaming has been introduced in some of these jurisdictions. We expect similar proposals will be made in the future and we cannot assure you that such proposals will not be successful.

The entry of additional competitors into the jurisdictions in which our casinos operate could likewise harm our ability to attract customers, particularly if a competitor were to obtain a license to operate a gaming facility at a location superior to ours. In some instances, Native American gaming facilities operate under regulatory requirements and tax environments that are less stringent than those imposed on state-licensed casinos, which could provide them with a competitive advantage. Even in gaming markets where the maximum number of gaming licenses available has already been issued, we face the risk that existing casino licensees will expand their operations and the risk that Native American gaming, which generally is not subject to a limit on the number of licenses issued, will continue to grow. For example, in February 2002, the Governor of Louisiana signed a compact with a Native American tribe to allow for the development and operation of a land-based casino in the city of Vinton, Louisiana, which is 20 miles closer to Houston, Texas, the major market for casinos in Lake Charles, than our proposed Lake Charles project. Although that compact was disapproved by the U.S. Department of the Interior, it is possible that the Native American tribe or another competitor will eventually be able to open a gaming facility in a location superior to ours.

Many of our competitors are larger and have substantially greater name recognition, marketing resources and access to lower cost sources of financing. Moreover, consolidation of companies in the gaming industry could increase the concentration of large gaming companies in the markets in which we operate. This may result in our competitors having even greater resources, name recognition and licensing prospects than such competitors currently enjoy.

Furthermore, increases in the popularity of, and competition from, internet lotteries and other account wagering gaming services, which allow their customers to wager on a wide variety of sporting events and play Las Vegas-style casino games from home, could divert customers from our properties and thus adversely affect our business.

The competitive environment facing each of our key properties is discussed in greater detail under the caption “Description of Business—Competition” in the Annual Report on Form 10-K for the year ended December 31, 2001 incorporated by reference in this prospectus

Many factors, some of which are beyond our control, could prevent us from completing our construction and development projects as planned.

General Construction Risks—Delays and Cost Overruns.    Construction and expansion projects for our properties entail significant risks which could cause construction delays and cost overruns. These risks include:

•	shortages of materials, including slot machines or other gaming equipment;

•	shortages of skilled labor or work stoppages;

•	unforeseen construction scheduling, engineering, environmental, geological or archaeological problems;

•	weather interference, floods, fires or other casualty losses; and

•	unanticipated cost increases.

Our anticipated costs and construction periods for construction projects are based upon budgets, conceptual design documents and construction schedule estimates prepared by us in consultation with our architects, consultants and contractors. The cost of any construction project undertaken by us may vary significantly from initial expectations. We may have a limited amount of capital resources to fund cost overruns on any project. If we cannot finance cost overruns on a timely basis, the completion of one or more projects may be delayed until adequate cash flow from operations or other financing is available. The completion date of any of our construction projects could also differ significantly from initial expectations for construction-related or other reasons. We cannot assure you that any project will be completed on time, if at all, or within established budgets. Significant delays or cost overruns on our construction projects could significantly reduce our return on our investment in these projects and adversely affect our earnings and financial resources.

Our estimated costs of $325 million and $30 million, respectively, for completing the Lake Charles project and the expansion of the Belterra Resort Casino are based solely on estimates prepared by us. Due to typical construction uncertainties associated with any project or changes in the design or concepts of such projects, we cannot assure you that our construction costs at Lake Charles and Belterra will not be higher than the estimated cost of completion.

Construction Dependent Upon Available Bank Financing.    The availability of funds under our credit facilities will be, at any time, dependent upon satisfaction of various financial and operational covenants customary for credit facilities of this type. Our ability to satisfy these covenants will be subject to financial, economic, business, competitive, regulatory and other factors, many of which are beyond our control. Accordingly, we cannot assure you that in the future we will be able to access borrowings under our credit facilities sufficient to allow us to undertake or complete current or future construction projects.

Construction at our existing properties could disrupt our operations.

There are additional risks and uncertainties associated with undertaking construction on properties with ongoing operations. For example, the renovation of our Boomtown Bossier City casino has, and the expansion of the Belterra Resort Casino could, disrupt business at, and lessen the appeal of, these properties during the construction phase, and thus deter customers from visiting those locations. Facility disruption during expansions and remodels could impair profitability at these properties. In the future, we are likely to undertake other construction projects at these and other properties.

We could lose our right to pursue the Lake Charles project if we fail to meet the conditions imposed by Louisiana Gaming Regulators.

In October 2001, we were selected by the Louisiana Gaming Control Board to receive the fifteenth and final gaming license to be issued by the Board. Issuance of the license is subject to a number of remaining conditions, including, but not limited to, submitting the Lake Charles project’s architectural plans for approval by the Louisiana Gaming Control Board, building a facility consistent with presentations made to the Louisiana Gaming Control Board, meeting various construction milestone dates and satisfying the financing requirements to complete the project. We submitted architectural plans for the project in August 2002 which incorporated a particular riverboat design concept. At its August 2002 meeting, the Louisiana Gaming Control Board did not approve that concept and gave us until October 21, 2002 to submit a revised riverboat design and architectural plans for its construction. At its September 2002 meeting, the Louisiana Gaming Control Board approved our revised riverboat design, subject to our timely submission of architectural plans by October 21, 2002. In the event that we do not submit architectural plans by October 21, 2002 or in the event that the Louisiana Gaming Control Board does not approve the architectural plans that we submit, the Louisiana Gaming Control Board may opt to retract its selection of Pinnacle for the fifteenth license.

The Lake Charles financing requirements include setting aside $22.5 million in a refundable account, which we satisfied in April 2002, and demonstrating sufficient financial resources for the full project once construction commences in early 2003. We intend to meet each of the conditions for our Lake Charles project, including securing an extension, expansion and modification of our existing bank credit facilities in order to provide for the necessary capital resources. In the event we are not successful in securing such modifications of our existing credit facilities under terms and conditions acceptable to us, we will need to secure an alternative source of financing. There are no assurances that we will do so, or will be able to meet the other conditions for our Lake Charles project, in which event we would not be licensed to operate a casino in Lake Charles, Louisiana. See “Government Regulation and Gaming Issues.”

Development of the Lake Charles project, expansion of our Belterra Resort Casino and other capital intensive projects could strain our financial resources and might not provide for a sufficient return.

Our Lake Charles project is expected to be completed in 2004 at a cost of $325 million. The new 300 guest-room hotel tower for our Belterra Casino Resort is also expected to be completed in 2004, at a cost of $30 million. The capital required for these projects is significant and such capital requirements may exhaust all of our currently available cash and borrowing resources. We cannot assure you that there will be sufficient capital for our other present and future business activities.

In addition, we cannot assure you that, once completed, the revenues generated from our new developments will be sufficient to pay their expenses or, even if revenues are sufficient to pay expenses, that the projects will yield an adequate return on our significant investments. Our projects may take significantly longer than we expect to generate returns, if any. For example, despite the fact that our Belterra Casino Resort earned positive cash flow of $6.5 million in the first six months of 2002, it generated a net loss in excess of $24.0 million from its opening in October 2000 through December 31, 2001. Our total capital expenditures and other pre-opening costs incurred to build and open the property were approximately $223 million.

Although we believe the new hotel tower will enhance the Belterra Casino Resort’s stature as a regional resort and will increase utilization of the resort’s casino and other facilities, we cannot assure you that the resort will provide net profits or maintain positive cash flow or that the additional capital investments we are making to construct the new hotel tower will yield an adequate return.

We operate in a highly taxed industry, and may be subject to higher taxes in the future.

In virtually all gaming jurisdictions, state and local governments raise considerable revenues from taxes based on casino revenues. In certain jurisdictions, we pay taxes and fees based on the number of customers that attend casinos and the number of slot machines that we operate. We also pay property taxes, sales taxes, payroll taxes, franchise taxes and income taxes. Taxes in certain states, including Indiana and Louisiana, where there are a limited number of casino licenses, tend to be higher than in other states. We cannot assure you that the relationship between the number of licenses in a given market and the applicable tax rates will not be changed to our detriment.

Our profitability depends on generating enough revenues to pay gaming taxes and other largely variable expenses, such as payroll, as well as largely fixed expenses, such as our property taxes, utilities and interest expense on fixed rate debt. From time to time, state and local governments have increased gaming taxes and such increases can significantly impact the profitability of gaming operations. For example, the Illinois legislature, where we do not currently conduct operations, recently increased gaming tax rates significantly. We cannot assure you that other legislatures will not enact similar tax legislation.

From time to time, certain legislators have proposed the imposition of a federal tax on gross gaming revenues. Such a tax would reduce our profitability.

For a more detailed description of the tax and regulatory environments affecting us, see “Government Regulation and Gaming Issues” in this prospectus.

Our industry is highly regulated, which makes us dependent on obtaining and maintaining gaming licenses and subjects us to potentially significant fines and penalties.

The ownership and operation of gaming facilities are subject to extensive state and local regulation. The states and localities in which we and our subsidiaries conduct gaming operations require us to hold various licenses, findings of suitability, registrations, permits and approvals. The various regulatory authorities, including the Indiana Gaming Commission, the Louisiana Gaming Control Board, the Mississippi Gaming Commission, the Nevada State Gaming Control Board and the Nevada Gaming Commission, may, among other things, limit, condition, suspend, revoke or fail to renew a license or approval to own any of our gaming subsidiaries for any cause deemed reasonable by such licensing authorities. Substantial fines or forfeitures of assets for violations of gaming laws or regulations may be levied against us, our subsidiaries and the persons involved.

To date, we have obtained all governmental licenses, findings of suitability, registrations, permits and approvals necessary for the operation of our gaming facilities. However, we cannot assure you that we will be able to obtain any new licenses, findings of suitability, registrations, permits and approvals that may be required in the future or that existing ones will be renewed or will not be suspended or revoked. Any expansion of our gaming operations in our existing jurisdictions or into new jurisdictions will require various additional licenses, findings of suitability, registrations, permits and approvals of the gaming authorities. The approval process can be time consuming and costly and has no assurance of success. See “Government Regulation and Gaming Issues.”

On April 11, 2002, we announced that the Indiana Commission had begun an investigation into our regulatory compliance at Belterra Casino Resort. The investigation was initiated as a result of allegations of harassment in a lawsuit filed by two former employees of Belterra Casino Resort. On August 5, 2002, we announced that we had executed a settlement with the Indiana Commission in connection with the matter. At the Indiana Commission meeting held July 29, 2002, we agreed, among other things, to pay a fine of $2.26 million, suspend gaming operations at Belterra Casino Resort for a three-day period beginning at 6:00 p.m. on October 6 to 12:01 p.m. on October 9, 2002, build a new 300 guest-room tower at the property within two years and establish a new compliance committee of our board of directors. If we fail to fully comply with the terms of the settlement, the Indiana Gaming Commission could take further disciplinary action against us.

Potential changes in the regulatory environment could harm our business.

From time to time, legislators and special interest groups have proposed legislation that would expand, restrict or prevent gaming operations in the jurisdictions in which we operate. In addition, from time to time, certain anti-gaming groups propose referenda that, if adopted, could limit our ability to continue to operate in those jurisdictions in which such referenda are adopted. Any expansion of gaming could significantly increase competition for our properties. Any new restriction on or prohibition of our gaming operations could force us to curtail operations and incur significant losses.

For example, in recent years, certain anti-gaming groups proposed for adoption through the initiative and referendum process certain amendments to the Mississippi Constitution which would prohibit gaming in the state. The proposals were declared illegal by the Mississippi courts on constitutional and procedural grounds. The latest ruling was appealed to the Mississippi Supreme Court, which affirmed the decision of the lower court. If another such proposal were to be offered and if a sufficient number of signatures were to be gathered to place a legal initiative on the ballot, it is possible for the voters of Mississippi to consider such a proposal in November 2003. While we are unable to predict whether such an initiative will appear on a ballot or the likelihood of such an initiative being approved by the voters, if such an initiative were passed and gaming were prohibited in Mississippi, we would need to close our Mississippi gaming operations and it would have a significant adverse effect on us.

The concentration and evolution of the slot machine manufacturing industry poses a significant risk to us.

A majority of our revenues are attributable to slot machines operated by us at our casinos. It is important, for competitive reasons, that we offer the most popular slot machine games to our customers.

It is our belief that a substantial majority of the slot machines sold in the U.S. in 2001 were manufactured by a few companies. In addition, it is our belief that one company in particular provided over a majority of all slot machines sold in the U.S. in 2001.

In recent years, the prices of new slot machines have escalated faster than inflation. Furthermore, in recent years, slot machine manufacturers have frequently refused to sell slot machines featuring the most popular games, instead requiring participating lease arrangements in order to acquire the machines. Generally, a participating lease is substantially more expensive than the cost to purchase a new machine.

For competitive reasons, we may be forced to purchase new slot machines or enter into participating lease arrangements that are more expensive than continuing to operate our existing slot machines. If the newer slot machines do not result in sufficient incremental revenues to offset the increased investment and participating lease costs, it could hurt our profitability.

Because we are highly leveraged, future cash flows may not be sufficient to meet our obligations and we might have difficulty obtaining additional financing.

We have a substantial amount of consolidated debt in relation to our stockholders’ equity. As of June 30, 2002, we had $495.0 million of debt, including $350.0 million of unsecured 9.25% senior subordinated notes due February 2007 and $125.0 million of unsecured 9.50% senior subordinated notes due August 2007. During the six months ended June 30, 2002, cash paid for interest on our debt was $23.2 million, including $22.1 million related to the 9.25% and 9.50% senior subordinated notes, and in 2001, cash paid for interest on our debt was $45.7 million, including $44.2 million related to the 9.25% and 9.50% senior subordinated notes. While we currently believe that we have sufficient cash and cash-generating resources to meet our debt service obligations during the next year, we cannot assure you that in the future we will generate sufficient cash flow from operations or through asset sales to meet our long-term debt service obligations. Our substantial debt and related debt service obligations could have important adverse consequences to us, such as:

•	limiting our ability to obtain additional financing;

•	requiring a substantial portion of our cash flow to be used for payments on the debt and related interest;

•	reducing our ability to use cash flow to fund working capital, capital expenditures and general corporate requirements;

•	limiting our ability to respond to changing business and economic conditions and to withstand competitive pressures, which may affect our financial condition;

•	incurring higher interest expense in the event of increases in interest rates on our borrowings which have variable interest rates;

•	heightening our vulnerability to downturns in our business or in the general economy and restricting us from making improvements or acquisitions, or exploring business opportunities;

•	limiting our ability to dispose of assets or pay cash dividends; and

•	restricting our activities compared to those of competitors with less debt or greater resources.

In addition, we will have the right to incur additional indebtedness, subject to the limitations imposed by the covenants in our credit facilities and the indentures governing our 9.25% and 9.50% senior subordinated notes. If our existing and contemplated levels of indebtedness are further increased, the related risks will increase correspondingly.

If we fail to generate sufficient cash flow from future operations to meet our debt service obligations, we may need to seek refinancing of all or a portion of our indebtedness or obtain additional financing in order to meet our obligations with respect to our indebtedness. We cannot assure you that we will be able to refinance any of our indebtedness or obtain additional financing on satisfactory terms or at all, particularly because of our anticipated high levels of debt and the debt incurrence restrictions imposed by the agreements governing our debt.

We may pursue strategic acquisitions that could have an adverse impact on our business if unsuccessful.

We may from time to time acquire or invest in complementary companies, either on our own or through joint ventures. From time to time, we may evaluate acquisition opportunities that could increase our profitability or provide us with additional industry expertise. These acquisitions, if any, may result in difficulties for us in assimilating acquired operations. This could result in the diversion of our financial resources and our management’s attention from other business issues and opportunities. For instance, the integration of acquired companies may result in problems related to the integration of management teams. We may not be able to successfully integrate operations or personnel that we may acquire in the future. Any failure to successfully integrate a future acquisition could significantly reduce the financial returns from that acquisition and significantly harm our earnings and cash flow. In addition, any acquisitions may not be successful in achieving our desired strategic objectives, which would also cause our business to suffer. Acquisitions also may present other risks, such as exposing our company to potential unknown liabilities associated with acquired businesses.

Adverse weather conditions, natural disasters and highway construction in the areas in which we operate could have a material adverse effect on our results of operations and financial condition.

Adverse weather conditions, particularly hurricanes, flooding, heavy snowfall and other extreme weather conditions, natural disasters or highway construction can deter our customers from traveling or make it difficult for them to frequent our properties. If any of our properties were to experience prolonged adverse weather conditions or prolonged disruption due to natural disasters or highway construction, or if several of our properties were to simultaneously experience such events, our results of operations and financial condition could be materially adversely affected.

Loss of land-based, riverboat or dockside facilities from service would adversely affect our operations.

Our riverboat and dockside gaming facilities in Indiana, Louisiana and Mississippi, as well as any additional riverboat casino properties that might be developed or acquired, are subject to risks in addition to those associated with land-based casinos, including loss of service due to casualty, mechanical failure, extended or extraordinary maintenance, flood, hurricane, snow and ice storms or other severe weather conditions. There are additional risks associated with the movement of vessels on waterways, including risks of casualty due to river turbulence, collisions with other vessels and severe weather conditions.

In September 1998, a hurricane struck the Gulf Coast region, and Casino Magic Biloxi, Boomtown New Orleans and some of our competitors were forced to shut down operations for approximately one week. If any of our casinos, be it riverboat, dockside or land-based, cease operations for any material period of time, it could adversely affect our results of operations.

The loss of management and other key personnel could significantly harm our business.

Our ability to maintain our competitive position is dependent to a large degree on the efforts and skills of our senior management team, including Daniel R. Lee, our Chairman of the Board and Chief Executive Officer. Although we have entered into employment agreements with Mr. Lee and certain of our senior managers, we cannot guarantee that these individuals will remain with us. If we lose the services of any members of our management team or other key personnel, our business may be significantly impaired. We cannot assure you that we will be able to retain our existing senior management personnel or attract additional qualified senior management personnel.

In addition, our officers, directors and key employees also are required to file applications with the gaming authorities in each of the jurisdictions in which we operate and are required to be licensed or found suitable by these gaming authorities. If the gaming authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us, we would have to sever all relationships with that person. Furthermore, the gaming authorities may require us to terminate the employment of any person who refuses to file appropriate applications. Either result could significantly impair our gaming operations. Mr. Lee has filed applications with the requisite gaming authorities and they are pending. We cannot assure you that the licenses will be granted or that Mr. Lee will be found suitable by these gaming authorities.

We experience significant quarterly and annual fluctuations in operating results.

We experience significant fluctuations in our quarterly and annual operating results due to seasonality and other factors. Historically, the summer months are our strongest period and we have generated a substantial majority of the income from operations before non-recurring items in the quarters ending June 30 and September 30. Conversely, the winter months are our slowest period. The gaming industry historically has experienced a general slowdown in the fourth quarter of the calendar year with revenues typically declining during this period.

We are subject to litigation which, if adversely determined, could cause us to incur substantial losses.

We are, from time to time, during the normal course of operating our businesses, subject to various litigation claims and legal disputes. Among such litigation claims are the lawsuits described in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 incorporated by reference in this prospectus. Some of the litigation claims may not be covered under our insurance policies or our insurance carriers may seek to deny coverage. As a result, we might be required to incur significant legal fees, which may have a material adverse impact on our financial position. In addition, because we cannot predict the outcome of any action, it is possible that, as a result of current and/or future litigation, we will be subject to adverse judgments or settlements that could significantly reduce our earnings or result in losses.

We face environmental and archaeological regulation of our real estate.

Our business is subject to a variety of federal, state and local governmental regulations relating to the use, storage, discharge, emission and disposal of hazardous materials. We believe that we are presently in material compliance with applicable environmental laws. However, failure to comply with such laws could result in the imposition of severe penalties or restrictions on our operations by government agencies or courts of law. We currently do not have environmental impairment liability insurance, and a material fine or penalty or a severe restriction would adversely affect our business.

In addition, the locations of our developments may coincide with sites containing archaeologically significant artifacts, such as Native American remains and artifacts. Federal, state and local governmental regulations relating to the protection of such sites may require us to modify, delay or cancel construction projects at significant cost to us.

Terrorism and the uncertainty of war, as well as other factors affecting discretionary consumer spending, may harm our operating results.

The strength and profitability of our business depends on consumer demand for hotel casino resorts and gaming in general and for the type of amenities we offer. Changes in consumer preferences or discretionary consumer spending could harm our business. The terrorist attacks of September 11, 2001, and ongoing terrorist and war activities in the United States and elsewhere have had a negative impact on travel and leisure expenditures, including lodging, gaming (in some jurisdictions) and tourism. We cannot predict the extent to which the events of September 11 may continue to affect us, directly or indirectly, in the future. An extended period of reduced discretionary spending and/or disruptions or declines in airline travel and business conventions could significantly harm our operations.

In addition to fears of war and future acts of terrorism, other factors affecting discretionary consumer spending, including general or regional economic conditions, disposable consumer income, fears of recession and consumer confidence in the economy, may negatively impact our business. Negative changes in factors affecting discretionary spending could reduce customer demand for the products and services we offer, thus imposing practical limits on pricing and harming our operations.

Also, the terrorist attacks of September 11 have substantially affected the availability, scope of coverage and cost of insurance for certain types of damages or occurrences. We cannot assure you that we will be able to obtain any insurance coverage with respect to occurrences of terrorist acts and any losses that could result from these acts. This could expose us to heavy losses in the event that any damages occur, directly or indirectly, as a result of terrorist attacks and have a significant negative impact on our operations.

We operate in Argentina.

Our operations in Argentina accounted for approximately 17% of the operating income of our combining properties, before corporate expenses and non-recurring charges, in 2001 and approximately 2% of our consolidated assets at December 31, 2001. Argentina has experienced substantial political and economic turmoil over the last year. The value of the Argentine peso has declined from $1.00 on December 31, 2001 to $0.27 as of June 30, 2002. Laws have been enacted that converted dollar-denominated bank accounts owned by us in Argentina to peso-denominated accounts and, simultaneously with that, the government devalued the peso. New laws have also restricted our ability to transfer funds out of Argentina. These events have adversely affected our operations in Argentina and will probably continue to do so.

RATIO OF EARNINGS TO FIXED CHARGES AND

RATIO OF EARNINGS TO COMBINED FIXED

CHARGES AND PREFERRED STOCK DIVIDEND

The following table sets forth the unaudited consolidated ratio of earnings to fixed charges and the unaudited consolidated ratio of earnings to combined fixed charges and preferred dividend requirements for the periods shown:

	Year Ended December 31,					Six Months Ended June 30,
	1997	1998	1999	2000	2001	2001	2002
Ratio of earnings to fixed charges (1)	2.74x	1.73x	2.20x	2.94x	—	—	—
Ratio of earnings to combined fixed charges and preferred stock dividend (2)	2.31x	1.73x	2.20x	2.94x	—	—	—

(1)	In computing the ratio of earnings to fixed charges: (i) earnings were calculated from income from continuing operations, before income taxes and fixed charges, and excluding capitalized interest; and (ii) fixed charges were computed from interest expense, amortization of debt issuance costs, capitalized interest, and the estimated interest included in rental expense. Earnings were insufficient to cover fixed charges by $51 million for the year ended December 31, 2001 and $12.1 million and $12.6 million for the six months ended June 30, 2001 and 2002, respectively.
(2)	The ratio of earnings to combined fixed charges and preferred dividend is computed in the same manner as described in the footnote immediately above for the preferred dividend paid in 1997. Earnings were insufficient to cover combined fixed charges and preferred dividend by $51 million for the year ended December 31, 2001 and $12.1 million and $12.6 million for the six months ended June 30, 2001 and 2002, respectively.

USE OF PROCEEDS

Unless indicated otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of our securities for our operations and for other general corporate purposes, including, but not limited to, repayment or refinancing of borrowings, working capital, capital expenditures, investments, acquisitions and the repurchase of our common stock. Additional information on the use of net proceeds from the sale of securities offered by this prospectus may be set forth in the applicable prospectus supplement relating to such offering.

We will not receive any proceeds from the sale of common stock by the selling stockholder.

DESCRIPTION OF DEBT SECURITIES

The following provides a general description of the terms of the debt securities that we may issue. The particular terms of any debt securities we may offer and the extent, if any, to which the general provisions set forth below may be modified or not apply will be described in the prospectus supplement relating to those debt securities.

The debt securities will be issued under one or more indentures, each dated as of a date on or before the issuance of the debt securities to which it relates and in the form filed as an exhibit to the registration statement of which this prospectus is a part, subject to any amendments or supplements as we may adopt from time to time. Each indenture will be entered into between us, as obligor, a trustee chosen by us and qualified to act as a trustee under the Trust Indenture Act of 1939, and any of our subsidiaries which guarantee our obligations under the indenture. You should read the indenture because it will control your rights as a holder of debt securities. The terms of the indenture will also be governed by the Trust Indenture Act.

General

The debt securities will be our direct obligations, which will be unsecured, rank subordinate to our credit facilities and any other existing or future senior debt, and may rank subordinate to or equally with our other subordinated indebtedness, including, as of June 30, 2002, $350.0 million principal amount of our unsecured 9.25% notes due February 2007 and $125.0 million principal amount of our unsecured 9.50% notes due August 2007. Under the indenture, unsecured subordinated debt securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution from our board of directors or as established in one or more indentures supplemental to the indenture. All debt securities of one series do not need to be issued at the same time. Additionally, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuances of additional debt securities of such series.

Terms of the Debt Securities

You should refer to the prospectus supplement for some or all of the following terms of each series of the debt securities offered by such supplement:

•	the designation, aggregate principal amount and authorized denominations of the series;

•	the issue price as a percentage of the principal amount at which the series will be issued and, if other than the principal amount of such series, the portion of the principal amount of such series payable upon declaration of acceleration of the maturity or upon redemption of such series and the rate or rates at which original issue discount will accrue;

•	the date or dates on which the series will mature;

•	the rate or rates per annum, if any, at which the series will bear interest;

•	whether the debt securities of the series will accrete in principal amount prior to accruing cash interest, or otherwise be issued with original issue discount;

•	the times from which any interest will accrue, be payable and the record dates pertaining to such payment;

•	the place or places where the principal and interest, if any, on the series will be payable;

•	any redemption or other special terms;

•	the covenants applicable to the debt securities which are in addition to, modify or delete those described in the indenture;

•	the events of default relating to the debt securities which are in addition to, modify or delete those described in the indenture;

•	whether the debt securities will be issued in certificated or book-entry form, and the denominations of such debt securities;

•	if applicable, the terms of any right to convert debt securities into shares of, or exchange debt securities for, our common stock or other securities or property;

•	provisions, if any, for the defeasance or discharge of certain of our obligations with respect to such debt securities, which provisions may be in addition to, in substitution for, or in modification of (or any combination of the foregoing), the provisions of the indenture;

•	the manner in which the amounts of payment of principal of, premium, if any, or any interest on such debt securities will be determined, if such amounts may be determined by reference to an index based on a currency or currencies other than that in which such debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	a discussion of any material and/or special United States federal income tax considerations applicable to such debt securities;

•	any depositaries, trustees, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities other than those originally appointed;

•	whether such debt securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in a temporary global form or permanent global form;

•	the terms, if any, on which such debt securities will be subordinate to other debt;

•	any listing or intended listing of the debt securities on a securities exchange;

•	the provisions, if any, relating to any guarantees of the debt securities; and

•	any other terms of the debt securities, which will not be inconsistent with the provisions of the indenture.

Our debt securities may be sold at a discount below their principal amount. Even if our debt securities are not issued at a discount below their principal amount, these securities may, for United States federal income tax purposes, be deemed to have been issued with original issue discount because of certain interest payment or other characteristics. Special United States federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement. In addition, special United States federal tax considerations or other restrictions or terms applicable to any debt securities offered exclusively to foreigners or denominated in a currency other than United States dollars will also be set forth in the prospectus supplement, if applicable.

Information About the Trustee

Under our indenture, there may be more than one trustee, each with respect to one or more series of debt securities. Any trustee under our indenture may resign at any time or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to such series. If two or more persons are acting as trustees with respect to different series of debt securities, each trust shall be separate and apart from the trust administered by any other trustee. Except as indicated in any prospectus supplement, any action to be taken by the trustee may be taken only with respect to the one or more series of debt securities for which it is trustee under the indenture.

Merger, Consolidation or Sale of Assets

Our indenture does not allow us to consolidate or merge with or into, or sell, assign, convey, transfer or lease our properties and assets, substantially in their entirety, as computed on a consolidated basis, to another corporation, person or entity unless:

•	either we are the surviving person, in the case of a merger or consolidation, or the successor or transferee is a corporation organized under the laws of the United States, or any state thereof or the District of Columbia and the successor or transferee corporation expressly assumes, by supplemental indenture, all of our obligations under the debt securities and the indenture; and

•	no default or event of default exists immediately after such transaction.

Denominations

Unless we specify in the prospectus supplement, the debt securities of any series will be issuable only as debt securities in denominations of $1,000, and integral multiples of $1,000, and will be payable only in U.S. dollars. The indenture also provides that debt securities of a series may be issuable in global form. See “Global Securities” below.

Registration and Transfer

If you surrender for transfer your registered debt securities at the office or agency we maintain for such purpose, we will deliver, in the name you have designated as transferee, one or more new debt securities of the same series of like aggregate principal amount in such denominations as are authorized for debt securities of such series and of a like maturity and with like terms and conditions. You will not incur a service charge for any transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange.

We will not be required to:

•	register, transfer or exchange debt securities of any series during a period beginning with the opening of business 15 days before the day of the transmission of a notice of redemption of debt securities of such series selected for redemption, and ending at the close of business on the day of the transmission; or

•	register, transfer or exchange any debt security so selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Events of Default

Unless we inform you otherwise in the prospectus supplement, events of default means any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

•	default in the payment of principal of or premium, if any, on any debt security of that series when due;

•	if applicable, default in the deposit of any sinking fund payment, when and as due in respect of any debt security of that series;

•	default in the performance, or breach, of any covenants or warranties in the indenture if the default continues uncured for a period of 120 days after written notice to us by the applicable trustee or to us and the applicable trustee by the holders of at least 25% in principal amount of the outstanding debt securities of that series as provided in the indenture; and

•	certain events of bankruptcy, insolvency or reorganization.

If an event of default for any series of debt securities, which are at that time outstanding, occurs and continues, then the applicable trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us, and to the applicable trustee if given by the holders, declare to be due and payable immediately the principal, or, if the debt securities of that series are discount securities, such portion of the principal amount as may be specified in the terms of that series and premium, if any, of all debt securities of that series.

At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may, subject to our having paid or deposited with the trustee a sum sufficient to pay overdue interest and principal which has become due other than by acceleration and certain other conditions, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal and premium, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. For information as to waiver of defaults see the discussion set forth below under “Modification and Waiver.”

You should refer to our prospectus supplement with regard to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence and continuation of an event of default.

The indenture provides that the trustee is not obligated to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless such holder shall have previously given to the applicable trustee written notice of a continuing event of default with respect to debt securities of that series and the holders of at least 25% in principal amount of the outstanding debt securities of that series shall have made written request, and offered reasonable indemnity, to such trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in principal amount of the outstanding debt securities of that series direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium, if any, and any interest on such debt security on or after the due dates expressed in such debt security and to institute suit for the enforcement of any such payment.

We are required by the indenture, within 120 days after the end of each fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee with respect to any series of debt securities may withhold notice to the holders of debt securities of such series of any default or event of default (except a default in payment on any debt securities of such series) with respect to debt securities of such series if and so long as a committee of its trust officers, in good faith, determines that withholding such notice is in the interest of the holders of debt securities of such series.

Modification and Waiver

We and the applicable trustee, at any time and from time to time, may modify the indenture without prior notice to or consent of any holder of any series of debt securities for any of the following purposes:

•	to permit a successor corporation to assume our covenants and obligations under the indenture and in such series of debt securities in accordance with the terms of the indenture;

•	to add to our covenants for the benefit of the holders of any series of debt securities (and if the covenants are to be for the benefit of less than all series, we shall state that the covenants are expressly being included solely for the benefit of the applicable series);

•	to surrender any of our rights or powers conferred in the indenture;

•	to add any additional events of default (and if the events of default are to be applicable to less than all series, we shall state that the events of default are expressly being included solely for the benefit of the applicable series);

•	to add to, change or eliminate any of the provisions of the indenture in a manner that will become effective only when there is no outstanding debt security which is entitled to the benefit of the provision and as to which the modification would apply;

•	to secure a series of debt securities or to provide that our obligations under a series of debt securities or the indenture will be guaranteed and the terms and conditions for the release or substitution of the security or guarantee;

•	to supplement any of the provisions of the indenture to the extent needed to permit or facilitate the defeasance and discharge of a series of debt securities in a manner that will not adversely affect the interests of the holders of debt securities of that series or any other series of debt securities issued under the indenture in any material respect;

•	to establish the form or terms of debt securities as permitted by the indenture;

•	to provide for the acceptance of appointment by a successor trustee regarding one or more series of debt securities and to add to or change any of the provisions of the indenture as is necessary to provide for the administration of the trusts by more than one trustee;

•	to comply with the requirements of the Securities and Exchange Commission in connection with qualification of the indenture under the Trust Indenture Act;

•	to cure any ambiguity;

•	to correct or supplement any provision in the indenture which may be defective or inconsistent with any other provision in the indenture;

•	to eliminate any conflict between the terms of the indenture and the debt securities and the Trust Indenture Act; or

•	to make any other provisions with respect to matters or questions arising under the indenture which will not be inconsistent with any provision of the indenture as long as the new provisions do not adversely affect in any material respect the interests of the holders of any outstanding debt securities of any series created prior to the modification.

We may also modify the indenture for any other purpose if we receive the written consent of the holders of not less than a majority in principal amount of the outstanding debt securities of each series affected by such modification voting separately. However, we may not, without the consent of the holder of each outstanding debt security of each series affected:

•	change the stated maturity or reduce the principal amount or the rate of interest, or extend the time for payment of interest of any debt security or any premium payable upon the redemption of any debt security, or change the stated maturity of, or reduce the amount of the principal of a discount security that would be due and payable upon a declaration of acceleration of the maturity of a discount security or impair the right to institute suit for the enforcement of any payment on or after the due date thereof (including, in the case of redemption, on or after the redemption date), or alter any redemption provisions in a manner adverse to the holders of such series of debt securities;

•	reduce the percentage in principal amount of the outstanding debt securities of a series where the consent of the holder is required for any such amendment, supplemental indenture or waiver which is provided for in the indenture;

•	if applicable, adversely affect the right of a holder to convert any debt security;

•	modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security which would be affected; or

•	modify any provision described in the prospectus supplement as requiring the consent of each affected holder of debt securities.

A modification that changes or eliminates any covenant or other provision of the indenture with respect to one or more particular series of debt securities, or that modifies the rights of the holders of debt securities of a series with respect to such covenant or other provision, shall be deemed not to affect the rights under the indenture of the holders of debt securities of any other series.

The indenture provides that the holders of not less than a majority in aggregate principal amount of the then outstanding debt securities of any series, by notice to the relevant trustee, may on behalf of the holders of the debt securities of such series waive any default and its consequences under the indenture, except (1) a continuing default in the payment of interest on, premium, if any, or the principal of, any such debt security held by a nonconsenting holder or (2) a default in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of the holder of each outstanding debt security of each series affected.

Defeasance of Debt Securities or Certain Covenants in Certain Circumstances

Defeasance and Discharge.    The indenture provides that we may be discharged from any and all obligations under any debt securities other than:

•	certain obligations to pay additional amounts, if any, upon the occurrence of certain tax, assessment or governmental charge events regarding payments on debt securities;

•	to register the transfer of debt securities;

•	to permit temporary debt securities to be exchanged for definitive debt securities;

•	to replace stolen, lost or mutilated debt securities; or

•	to maintain paying agencies and to hold money for payment in trust.

We may only defease and discharge all of our obligations under the debt securities of any series if:

•	we irrevocably deposit with the trustee, in trust, the amount, as certified by an officers’ certificate, of money and/or U.S. government obligations that, through the payment of interest and principal in respect thereof in accordance with their terms, will be sufficient to pay and discharge each installment of principal and premium, if any and any interest on, and any mandatory sinking fund payments in respect of, the debt securities of such series on the dates such payments are due; and

•	we deliver to the trustee an opinion of counsel or a ruling from the United States Internal Revenue Service, in either case to the effect that holders of the debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit, defeasance and discharge.

Defeasance of Certain Covenants.    Upon compliance with certain conditions, we may omit to comply with certain restrictive covenants contained in the indenture or in the applicable prospectus supplement or any other restrictive covenant relating to any series of debt securities provided for in a board resolution or supplemental indenture which by its terms may be defeased pursuant to the terms of such series of debt securities. Any omission to comply with such covenants shall not constitute a default or event of default with respect to any such debt securities. In that event, you would lose the protection of these covenants, but would gain the protection of having money and/or U.S. government obligations set aside in trust to repay the series of debt securities. We may only defease any covenants if, among other requirements:

•	we irrevocably deposit with the trustee money and/or U.S. government obligations that, through the payment of interest and principal in respect to such obligations, in accordance with their terms, will provide money in an amount, as certified by an officers’ certificate, sufficient to pay principal, premium, if any, and any interest on and any mandatory sinking fund payments in respect of the debt securities of such series on the dates such payments are due; and

•	we deliver to the trustee an opinion of counsel or a ruling from the United States Internal Revenue Service to the effect that the holders of the debt securities of such series will not recognize income, gain or loss, for United States federal income tax purposes, as a result of the covenant defeasance.

Limited Liability of Certain Persons

The indenture provides that none of our past, present or future stockholders, incorporators, employees, officers or directors, or of any successor corporation or any of our affiliates shall have any personal liability in respect of our obligations under the indenture or the debt securities by reason of his, her or its status as such stockholder, incorporator, employee, officer or director.

Mandatory Disposition Pursuant to Gaming Laws

The indenture provides that each holder and beneficial owner, by accepting any of the debt securities subject thereto, shall be deemed to have agreed that if the gaming authority of any jurisdiction of which we or any of our subsidiaries conducts or proposes to conduct gaming, requires that a person who is a holder or the beneficial owner of the debt securities be licensed, qualified or found suitable under applicable gaming laws, such holder or beneficial owner, as the case may be, shall apply for a license, qualification or a finding of suitability within the required time period. If such person fails to apply or become licensed or qualified or is found unsuitable, we shall have the right, at our option:

•	to require such person to dispose of its debt securities or beneficial interest therein within 30 days of receipt of notice of our election or such earlier date as may be requested or prescribed by such gaming authority; or

•	to redeem such debt securities at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the earlier of the redemption date or the date of the finding of unsuitability, which may be less than 30 days following the notice of redemption if so requested or prescribed by the applicable gaming authority or such lesser amount as may be required by applicable law or by order of any gaming authority.

We shall notify the trustee in writing of any such redemption as soon as practicable. We shall not be responsible for any costs or expenses any such holder may incur in connection with its application for a license, qualification or a finding of suitability.

Conversion Rights

The terms and conditions, if any, upon which the debt securities are convertible into common stock or other securities or property will be set forth in the applicable prospectus supplement. Such terms will include the conversion price (or manner of its calculation), the conversion period, provisions as to whether conversion will be at our option or at the option of the holders, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such debt securities.

Guarantee

Under our indenture, one or more of our subsidiaries may be a guarantor and may “guarantee” the performance and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all of our obligations under the debt securities of any series and the indenture. The liability of the guarantors will be independent of and not in consideration of or contingent upon our liability or any other party obligated under the debt securities or the indenture. A separate action or actions may be brought or prosecuted against us or any other party obligated under the debt securities or the indenture whether or not we or any other party obligated under the debt securities or the indenture are joined in any such action or actions. However, any guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by the guarantor without rendering the guarantee, as it relates to such guarantor, original issue discountable under Section 548 of the Federal Bankruptcy Code or any applicable provision of comparable state law. Each guarantee will be a continuing guarantee and will remain in full force and effect until payment in full of all of the guaranteed obligations.

The following of our subsidiaries may be guarantors of the debt securities: Belterra Resort Indiana, LLC; Biloxi Casino Corp.; Boomtown, Inc.; Boomtown Hotel & Casino, Inc.; Casino Magic Corp.; Casino One Corporation; Crystal Park Hotel and Casino Development Company, LLC; HP/Compton, Inc.; Louisiana-I Gaming, a Louisiana Partnership in Commendam; Louisiana Gaming Enterprises, Inc.; Ogle Haus, LLC; PNK (Bossier City), Inc.; PNK (Lake Charles), LLC; PNK Development 1, Inc.; PNK Development 2, Inc.; PNK Development 3, Inc.; and St. Louis Casino Corp.

Payment, Paying and Transfer Agents

We covenant and agree, for the benefit of each series of debt securities, that we will duly and punctually pay the principal of, premium, if any, and any interest on the debt securities in accordance with the terms of the debt securities and the indenture. We will maintain an office or agency where debt securities of that series may be presented or surrendered for payment, where debt securities of that series may be surrendered for registration of transfer or exchange and where notices and demands to or upon us in respect of the debt securities of that series and the indenture may be served.

Global Securities

The debt securities of any series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to such series. Global securities will be in registered form and may be issued in either temporary or permanent form. The specific terms of the depositary arrangement regarding a series of debt securities will be described in the applicable prospectus supplement relating to such series.

DESCRIPTION OF PREFERRED STOCK AND

DEPOSITARY SHARES

This section describes the general terms and provisions of the preferred stock that we may offer by this prospectus. The applicable prospectus supplement will describe the specific terms of the series of preferred stock then offered, and the terms and provisions described in this section will apply only to the extent not superseded by the terms of the applicable prospectus supplement.

This section is only a summary of the preferred stock that we may offer. We urge you to read carefully our certificate of incorporation and the certificate of designation we will file in relation to an issue of any particular series of preferred stock before you buy any preferred stock.

Preferred Stock

Our certificate of incorporation permits us to issue, without prior permission from our stockholders, up to 250,000 shares of our $1.00 par value preferred stock. As of June 30, 2002, none of our preferred stock was issued and outstanding.

Terms of Future Series of Preferred Stock

Our board of directors may, without further action of the stockholders, issue undesignated preferred stock in one or more classes or series. Any undesignated preferred stock issued by us may:

•	rank prior to our common stock as to dividend rights, liquidation preference or both;

•	have full or limited voting rights; and

•	be convertible into shares of common stock or other securities.

The powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, of the preferred stock of each series will be fixed or designated by our board of directors pursuant to a certificate of designation. We will describe in the applicable prospectus supplement the specific terms of a particular series of preferred stock, which may include the following:

•	the maximum number of shares in the series;

•	the designation of the series;

•	the terms of any voting rights of the series;

•	the dividend rate, if any, on the shares of such series, the conditions and dates upon which such dividends will be payable, the preference or relation which such dividends will bear to the dividends payable on any other class or classes or on any other series of capital stock, and whether such dividends will be cumulative or non-cumulative;

•	whether the shares of such series will be redeemable by us and, if so, the times, prices and other terms and conditions of such redemption;

•	the rights of the holders of shares of such series upon the liquidation, dissolution or winding up of our company;

•	whether or not the shares of such series will be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

•	whether or not the shares of such series shall be convertible into, or exchangeable for, (a) our debt securities, (b) shares of any other class or classes of stock of our company, or of any other series of the same or different class of stock, or (c) shares of any class or series of stock of any other corporation, and if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

•	while any shares of such series are outstanding, the limitations and restrictions, if any, upon the payment of dividends or making of other distributions on, and upon the purchase, redemption or other acquisition by our company of, our common stock, or any other class or classes of stock of our company ranking junior to the shares of such series either as to dividends or upon liquidation;

•	the conditions or restrictions, if any, upon the creation of indebtedness of our company or upon the issue of any additional stock, including additional shares of such series or of any other series or of any other class, ranking on a parity with or prior to the shares of such series as to dividends or distribution of assets on liquidation, dissolution or winding up;

•	whether fractional interests in shares of the series will be offered in the form of depositary shares as described below under “—Depositary Shares;”

•	any other preference or provision and relative, participating, optional or other special rights or qualifications, limitations or restrictions thereof; and

•	our ability to modify the rights of holders otherwise than by a vote of a majority or more of the series outstanding.

The preferred stock will, when issued, be fully paid and non-assessable. We will select the transfer agent, registrar and dividend disbursement agent for a series of preferred stock and will describe its selection in the applicable prospectus supplement. The registrar for shares of preferred stock will send notices to stockholders of any meetings at which holders of the preferred stock have the right to elect directors of our company or to vote on any other matter of our company.

Although we have no present plans to issue any shares of preferred stock, any issuance of shares of preferred stock, or the issuance of rights to purchase preferred shares, may have the effect of delaying, deferring or preventing a change of control in our company or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock.

Depositary Shares

This section describes the general terms and provisions of the depositary shares we may offer. The applicable prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement, including, but not limited to, the title of the depositary shares and the deposited security, the amount of deposited securities represented by one depositary share and any general terms outlined in this section that will not apply to those depositary shares.

We have summarized certain terms and provisions of the depositary agreement, the depositary shares and the depositary receipts in this section. The summary is not complete. We will file with the SEC, upon an offering of depositary shares, the form of depositary agreement, including the form of depositary receipt, both of which will be incorporated herein. You should read the forms of depositary agreement and depositary receipt relating to a series of preferred stock for additional information before you buy any depositary shares that represent preferred stock of such series.

General.    We may offer fractional interests in preferred stock rather than full shares of preferred stock. If this occurs, we will provide for the issuance by a depositary to the public of receipts for depositary shares, each of which will represent a fractional interest in a share of a particular series of preferred stock.

The stock of any series of preferred stock underlying the depositary shares will be deposited under a separate depositary agreement between us and a depositary. For these purposes, the depositary will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million. We will name the depositary and give the address of its principal executive office in the applicable prospectus supplement. Subject to the terms of the depositary agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying such depositary shares. Those rights include any dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the depositary agreement. If you purchase fractional interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts although not in final form. Holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.

If you surrender depositary receipts at the principal office of the depositary, unless the related depositary shares have previously been called for redemption, you will not be entitled to receive at such office the number of shares of preferred stock and any money or other property represented by such depositary shares. We will not issue partial shares of preferred stock. If you deliver depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue you a new depositary receipt evidencing such excess number of depositary shares at the same time that the shares of preferred stock are withdrawn. Holders of preferred stock received in exchange for depositary shares will no longer be entitled to deposit such shares under the depositary agreement or to receive depositary shares in exchange for such preferred stock.

Dividends and Other Distributions.    The depositary will distribute all cash dividends or other distributions received with respect to the preferred stock to the record holders of depositary shares representing the preferred stock in proportion to the number of depositary shares owned by the holders on the relevant record date. The depositary will distribute only the amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The balance not distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

If there is a distribution other than in cash, the depositary will distribute property to the holders of depositary shares, unless the depositary determines that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of depositary shares.

The depositary agreement will also contain provisions relating to how any subscription or similar rights offered by us to the holders of the preferred stock will be made available to the holders of depositary shares.

Conversion and Exchange.    If any series of preferred stock underlying the depositary shares is subject to conversion or exchange, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert or exchange the depositary shares.

Redemption of Depositary Shares.    If the series of the preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the redemption proceeds, in whole or in part, of such series of the preferred stock held by the depositary. The depositary will mail notice of redemption between 30 to 60 days prior to the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the depositary’s records. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred share. Whenever we redeem preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.

After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will cease, except the right to receive money or other property that the holders of the depositary shares were entitled to receive upon such redemption. Such payments will be made when holders surrender their depositary receipts to the depositary.

Voting the Preferred Stock.    Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail information about the meeting contained in the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of such depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to how the preferred stock underlying the holder’s depositary shares should be voted.

The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions received. We will agree to take all action requested and deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in that manner. The depositary will not vote any preferred stock for which it does not receive specific instructions from the holder of the depositary shares relating to such preferred stock.

Taxation.    Provided that each obligation in the depositary agreement and any related agreement is performed in accordance with its terms, owners of depositary shares will be treated for United States federal income tax purposes as if they were owners of the shares of preferred stock represented by the depositary shares. Accordingly, for United States federal income tax purposes they will have the income and deductions to which they would be entitled if they were holders of the preferred stock. In addition:

•	no gain or loss will be recognized for United States federal income tax purposes upon withdrawal of preferred stock in exchange for depositary shares as provided in the depositary agreement;

•	the tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon the exchange, be the same as the aggregate tax basis of the depositary shares exchanged for such preferred stock; and

•	the holding period for the preferred stock, in the hands of an exchanging owner of depositary shares who held the depositary shares as a capital asset at the time of the exchange, will include the period that the owner held such depositary shares.

Amendment and Termination of the Depositary Agreement.    The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between our company and the depositary at any time. However, any amendment that materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless approved by the record holders of at least a majority of the depositary shares then outstanding. A depositary agreement may be terminated by us or the depositary only if:

•	all outstanding depositary shares relating to the depositary agreement have been redeemed; or

•	there has been a final distribution on the preferred stock of the relevant series in connection with the liquidation, dissolution or winding up of the business, and the distribution has been distributed to the holders of the related depositary shares.

Charges of Depositary.    We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay associated charges of the depositary for the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges that are stated to be their responsibility in the depositary agreement.

Miscellaneous.    We will forward to the holders of depositary shares all reports and communications that we must furnish to the holders of the preferred stock.

Neither the depositary nor we will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the depositary agreement. Our obligations and the depositary’s obligations under the depositary agreement will be limited to performance in good faith of duties set forth in the depositary agreement. Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless satisfactory indemnity is furnished to us or the depositary. We and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary.    The depositary may resign at any time by delivering notice to us. We also may remove the depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

DESCRIPTION OF COMMON STOCK

Our authorized common stock consists of 40,000,000 shares of common stock, par value $.10 per share. As of June 30, 2002, 25,910,812 shares of common stock were issued and outstanding and held of record by approximately 2,898 stockholders. The following description of our common stock and provisions of our certificate of incorporation and restated bylaws are only summaries, and we encourage you to review complete copies of our certificate of incorporation and restated bylaws, which we have previously filed with the SEC.

The holders of our common stock are entitled to one vote for each share of the common stock on all matters voted on by such stockholders, including elections of directors and, except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of the common stock exclusively possess all voting power. Subject to any preferential rights of any outstanding series of preferred stock designated by the board of directors from time to time, the holders of the common stock are entitled to dividends from the funds legally available therefor, and upon liquidation are entitled to receive pro rata all of our assets available for distribution to such holders after distribution in full of the preferential amount to be distributed to holders of shares of preferred stock. All outstanding shares of the common stock are validly issued, fully paid and nonassessable. The common stock has no preemptive or conversion rights or other subscription rights and there are no sinking fund or, except as described below under the heading “Delaware Anti-Takeover Law and Certain Certificate of Incorporation and Bylaw Provisions,” redemption provisions applicable to the common stock.

The rights and privileges of our common stock may be subordinate to the rights and preferences of any of our preferred stock.

Our common stock is traded on the New York Stock Exchange under the symbol “PNK”.

Delaware Anti-Takeover Law and Certain Certificate of Incorporation and Bylaw Provisions

The provisions of Delaware law, and of our certificate of incorporation and restated bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company, including takeover attempts that might result in a premium over the market price for the shares of common stock.

Delaware Law

Our company has not expressly elected not to be governed by the provisions of Section 203 of the Delaware corporate law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner.

Certificate of Incorporation and Restated Bylaw Provisions

General

Under our restated bylaws, any vacancy on our board of directors, however occurring, including a vacancy resulting from an enlargement of our board, may only be filled by vote of a majority of our directors then in office, even if less than a quorum. The limitations on the filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

Our restated bylaws also provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may be taken by written consent in lieu of a meeting. Our restated bylaws further provide that special meetings of the stockholders may only be called by the chairman of the board of directors or by a majority of the board of directors. Our restated bylaws provide that stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our corporate secretary timely written notice, in proper form, of the stockholder’s intention to bring that proposal or nomination before the meeting. In addition to some other applicable requirements, for a stockholder proposal or nomination to be properly brought before an annual meeting by a stockholder, the stockholder generally must have given notice in proper written form to the corporate secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Although our restated bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at annual meeting, our restated bylaws may have the effect of precluding the consideration of some business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

The Delaware corporate law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws or to approve mergers, consolidations or the sale of all or substantially all its assets, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our restated bylaws may be amended or repealed by a majority vote of the board of directors, subject to any limitations set forth in the restated bylaws, and may also be amended by the stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting power of our capital stock issued and outstanding and entitled to vote generally in the election of directors. The two-thirds stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series of preferred stock that might be outstanding at the time any of these amendments are submitted to stockholders.

Our certificate of incorporation authorizes the board of directors to issue, without stockholder approval, preferred stock with such terms as our board may determine.

Suitability Requirements

In addition to the foregoing, our certificate of incorporation requires that if a person owns or controls our securities or the securities of our affiliated companies and is determined by a gaming authority to be unsuitable to own or control such securities, or in the sole discretion of our board of directors, is deemed likely to jeopardize our right to conduct gaming activities in any of the jurisdictions in which we conduct gaming activities, we may redeem, and if required by a gaming authority, shall redeem, his securities to the extent required by the government gaming authority or deemed necessary or advisable by us.

If a gaming authority requires us, or if we deem it necessary or advisable, to redeem such securities, we will serve notice on the holder who holds securities subject to redemption and will call for the redemption of the securities of such holder at a redemption price equal to that required to be paid by the gaming authority making the finding of unsuitability, of if such gaming authority does not require a certain price per share to be paid, a sum deemed reasonable by us, which in our discretion may include the original purchase price per share of such securities. The redemption price may be paid in cash, by promissory note, or both, as required by the applicable gaming authority and, if not so required, as we elect. Unless the gaming authority requires otherwise, the redemption price will in no event exceed:

(1)  the closing sales price of the securities on the national securities exchange on which such shares are then listed on the date the notice of redemption is delivered to the person who has been determined to be unsuitable, or

(2)  if such shares are not then listed for trading on any national securities exchange, then the closing sales price of such shares as quoted in the NASDAQ National Market System, or

(3)  if the shares are not then so quoted, then the mean between the representative bid and the ask price as quoted by NASDAQ or another generally recognized reporting system.

The foregoing is not a complete summary of all of the suitability requirements and other gaming law requirements contained in our certificate of incorporation. Please refer to the complete text of our certificate of incorporation filed as an exhibit to the registration statement of which this prospectus is a part.

Limitations of Liability and Indemnification of Directors and Officers

Our certificate of incorporation limits the liability of directors to us and our stockholders. Specifically, a director will not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation provides that we will indemnify our officers and directors to the fullest extent permitted by the Delaware General Corporation Law, and our restated bylaws provide that we will indemnify and advance expenses to our officers and directors to the fullest extent permitted by the Delaware General Corporation Law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on behalf of our company. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors and officers.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF WARRANTS

We may issue common stock warrants for the purchase of our common stock. Warrants may be issued independently or together with any debt securities or common stock offered by any prospectus supplement and may be attached to or separate from those debt securities or common stock.

Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with warrant certificates evidencing the warrants. The warrant agent will not assume any obligation or relationship of agency or trust for or with any holders of warrant certificates or beneficial owners of warrants.

As of June 30, 2002, there were no warrants outstanding to purchase our common stock.

The following description summarizes the general terms of the form of warrant agreement and warrant certificate which we will file as exhibits to the registration statement of which this prospectus forms a part upon our offering of warrants. You should read the warrant agreement and warrant certificate for provisions summarized below and others that may be important to you.

General

The prospectus supplement relating to a particular series of warrants will include the specific terms of the series, including, where applicable, the following:

•	the title and aggregate number of the warrants;

•	the offering price;

•	the number of shares of common stock purchasable upon the exercise of a Warrant;

•	the exercise price or manner of determining the exercise price, the manner in which the exercise price may be paid, including the currency or currency units in which the price may be payable, and any minimum number of warrants exercisable at one time;

•	when the warrants become exercisable and the expiration date;

•	the terms of any right of ours to redeem or call the warrants;

•	the terms of any right of ours to accelerate the exercisability of the warrants;

•	where the warrant certificates may be transferred and exchanged;

•	whether the warrants are to be issued with common stock or debt securities and, if so, the number and terms of any such offered securities;

•	the date, if any, on and after which the warrants and the related shares of common stock or debt securities will be separately transferable;

•	United States federal income tax consequences applicable to the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to exchange and exercise of the warrants.

Transfers and Exchange

Warrant certificates may be exchanged for new warrant certificates of different denominations, may, if in registered form, be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent. We may specify other offices where these activities may be conducted in a prospectus supplement. No service charge will be made for any permitted transfer or exchange of warrant certificates, but holders must pay any tax or other applicable governmental charge. Before the exercise of any warrants, holders of the warrants will not have any of the rights of holders of the common stock purchasable upon exercise. This means holders of warrants will not have the right to receive payments of dividends, if any, on the common stock purchasable upon such exercise or to exercise any applicable right to vote.

Exercise

Each warrant will entitle its holder to purchase the number of shares of common stock at the exercise price that is set forth in, or calculable from, the applicable prospectus supplement. Holders will be able to exercise warrants at any time up to the time on the expiration date set forth in the applicable prospectus supplement. After that time, or a later date to which such expiration date may be extended by us, unexercised warrants will become void.

Holders will be able to exercise warrants by delivering to the warrant agent at its corporate trust office warrant certificates properly completed and paying the exercise price. As soon as practicable after such delivery, we will issue and deliver to the indicated holder the shares of common stock issuable upon that exercise. If fewer than all of the warrants represented by a warrant certificate are exercised, we will issue a new warrant certificate for the remaining number of warrants. The holder of a warrant must pay any tax or other governmental charge imposed in connection with the issuance of underlying common stock purchased upon exercise of a warrant.

Modifications

The warrant agreements and the terms of the warrants may be modified or amended by us and the warrant agent, without the consent of any holder, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein, or in any other manner that we deem necessary or desirable and that will not materially adversely affect the interests of the holders of the warrants.

Together with the warrant agent, we may also modify or amend the warrant agreement and the terms of the warrants with the consent of a majority of the holders of the then outstanding unexercised warrants affected thereby. No modification or amendment of that type that accelerates the expiration date, increases the exercise price, reduces the number of outstanding warrants required for consent of any such modification or amendment, or otherwise materially adversely affects the rights of the holders of the warrants may be made without the consent of each holder affected thereby.

Warrant Adjustments

The terms and conditions on which the exercise price of and/or the number of shares of our common stock covered by a Warrant are subject to adjustment will be set forth in the warrant certificate and the applicable prospectus supplement. Such terms may include:

•	provisions for adjusting the exercise price and/or the number of shares of our common stock covered by the Warrant;

•	the events requiring an adjustment;

•	the events upon which we may, in lieu of making an adjustment, make proper provisions so that the holder of the warrant, upon its exercise, would be treated as if the holder had exercised the warrant prior to the occurrence of the events; and

•	provisions affecting exercise in the event of certain events affecting our common stock.

GOVERNMENT REGULATION AND GAMING ISSUES

The ownership and operation of gaming companies are subject to extensive regulation. In particular, Indiana, Louisiana, Mississippi, Nevada, California and Argentina have regulations affecting the operation of our gaming business and the ownership and disposition of our securities, including the securities offered pursuant to this prospectus. We summarize these regulations below.

Our certificate of incorporation requires that anyone who owns or controls our securities must comply with gaming regulations governing their “suitability” as investors. These provisions apply to all the securities offered using this prospectus. Any purchaser or holder of securities that we or the selling stockholder have offered using this prospectus shall be deemed to have agreed to such provisions. If a person owns or controls our securities or the securities of our affiliated companies and is determined by a gaming authority to be unsuitable to own or control such securities, or in the sole discretion of our board of directors, is deemed likely to jeopardize our right to conduct gaming activities in any of the jurisdictions in which we conduct gaming activities, we may redeem, and if required by a gaming authority, shall redeem, his securities to the extent required by the gaming authority or deemed necessary or advisable by us.

If a gaming authority requires us, or if we deem it necessary or advisable, to redeem a holder’s securities, we will serve notice on the holder who holds the securities subject to redemption and will call for the redemption of the securities of such holder at a redemption price equal to that required to be paid by the gaming authority making the finding of unsuitability, of if such gaming authority does not require a certain price per share to be paid, a sum deemed reasonable by us. See the section of this prospectus entitled “Description of Common Stock—Certificate of Incorporation and Bylaw Provisions” for additional information about these suitability and redemption requirements.

Indiana.    The ownership and operation of riverboat casinos at Indiana-based sites are subject to extensive state regulation under the Indiana Riverboat Gaming Act (“Indiana Act”), as well as regulations which the Indiana Gaming Commission (the “Indiana Commission”) has adopted pertaining to the Indiana Act. The Indiana Act grants broad and pervasive regulatory powers and authorities to the Indiana Commission. The comprehensive regulations cover ownership, reporting, rules of game and operational matters; thus, the Indiana Act and regulations are significant to our prospects for successfully operating the Belterra facility. The Indiana Act has been challenged based on its constitutionality on two occasions. The Indiana Act was found constitutional on both occasions.

The Indiana Act authorizes the issuance of up to eleven Riverboat Owner’s Licenses to be operated from counties that are contiguous to the Ohio River, Lake Michigan and Patoka Lake. In October 2000, Belterra, the tenth riverboat, commenced operations. Five of the riverboats are in counties contiguous to the Ohio River and five are in counties contiguous to Lake Michigan. The Indiana Commission has not considered an application for a license to be sited in a county contiguous to Patoka Lake since Patoka Lake is a project of the U.S. Army Corps of Engineers (“Corps”) and the Corps has determined Patoka Lake is unsuitable for a riverboat project. A riverboat owner’s license is a revocable privilege and is not a property right under the Indiana Act.

An Indiana license entitles the licensee to own and operate one riverboat. A company may own 100% of one licensee and up to 10% of a second licensee. An Indiana riverboat owner’s license has an initial effective period of five years; thereafter, a license is subject to annual renewal. After the expiration of the initial license, the Indiana Commission will conduct a complete re-investigation every three years, but the Indiana Commission reserves the right to investigate licenses at any times it deems necessary. The Indiana Commission has broad discretion over the initial issuance of licenses and over the renewal, revocation, suspension, restriction and control of riverboat owner’s licenses. Belterra will be subject to a reinvestigation in 2003 to ensure it continues to be in compliance with the Indiana Act. Officers, directors and principal owners of the actual license holder and employees who are to work on the riverboat are subject to substantial disclosure requirements as a part of securing and maintaining necessary licenses.

Contracts to which Belterra is party are subject to disclosure and approval processes imposed by the regulations. A riverboat owner’s licensee may not enter into or perform any contract or transaction in which it transfers or receives consideration which is not commercially reasonable or which does not reflect the fair market value of the goods or services rendered or received. All contracts are subject to disapproval by the Indiana Commission. Suppliers of gaming equipment and materials must also be licensed under the Indiana Act.

Licensees are statutorily required to disclose to the Indiana Commission the identity of all directors, officers and persons holding direct or indirect beneficial interests of 1% or greater. The Indiana Commission also requires a broad and comprehensive disclosure of financial and operating information on licensees and their principal officers, and their parent corporations and other upstream owners. The Indiana Act prohibits contributions to a candidate for a state, legislative, or local office, or to a candidate’s committee or to a regular party committee by the holder of a riverboat owner’s license or a supplier’s license, by an officer of a licensee, by an officer of a person that holds at least a 1% interest in the licensee or by a person holding at least a 1% interest in the licensee. The prohibition against political contributions extends for three years following a change in the circumstances that resulted in the prohibition. The Indiana Commission has promulgated a rule requiring the quarterly reporting of such licensees, officers, and persons.

In June 2002, the Indiana General Assembly authorized riverboats to either continue conducting excursions or to implement a flexible boarding schedule or dockside gaming. Belterra began dockside operation on August 1, 2002.

Under the Indiana Act, “Adjusted gross receipts” (“AGR”) means the total of all cash and property received from gaming less cash paid out as winnings and uncollectible gaming receivables (not to exceed 2%). A wagering tax of 22.5% is imposed on those riverboats that continue to conduct excursions. Those riverboats electing to operate dockside will be subject to the following graduated wagering tax based on a state fiscal year (July 1 of one year through June 30 of the following year):

•	15% of the first $25 million of AGR.
•	20% of AGR in excess of $25 million, but not exceeding $50 million.
•	25% of AGR in excess of $50 million, but not exceeding $75 million.
•	30% of AGR in excess of $75 million, but not exceeding $150 million.
•	35% of AGR in excess of $150 million.

The Indiana Act also prescribes an additional tax for admissions, based on $3 per person. Those riverboats conducting excursions must pay the admissions on a passenger per excursion basis which requires payment of the admission tax on carryover patrons. Those riverboats conducting dockside operations pay the admission tax on each person admitted to the riverboat. The carryover patron calculation is, thus, eliminated with the commencement of dockside operations.

Real Property taxes are imposed on riverboats at rates determined by local taxing authorities. Income to us from Belterra is subject to the Indiana gross income tax, the Indiana adjusted gross income tax and the Indiana supplemental corporate net income tax. Sales on a riverboat and at related resort facilities are subject to applicable use, excise and retail taxes. The Indiana Act requires a riverboat owner licensee to directly reimburse the Indiana Commission for the costs of inspectors and agents required to be present while authorized gaming is conducted.

Through the establishment of purchasing goals, the Indiana Act encourages minority and women’s business enterprise participation in the riverboat gaming industry. Each riverboat licensee must establish goals of expending at least 10% of total dollar value of the licensee’s qualified contracts for goods and services with minority business enterprises and 5% with women business enterprises. The Indiana Commission may suspend, limit or revoke the owner’s license or impose a fine for failure to comply with the statutory goals. The Indiana Commission has indicated it will be vigilant in monitoring attainment of these goals. We are currently in compliance with such purchasing goals, but have failed to achieve these goals at various times in the past. We have adopted an Action Plan to insure compliance with the purchasing goals. The Action Plan has been reviewed and approved by the Indiana Commission.

Minimum and maximum wagers on games on the riverboat are left to the discretion of the licensee. Wagering may not be conducted with money or other negotiable currency. There are no statutory restrictions on extending credit to patrons; however, the matter of credit continues to be a matter of potential legislative action.

If an institutional investor acquires 5% or more of any class of voting securities of a holding company of a licensee, the investor is required to notify the Indiana Commission and to provide additional information, and may be subject to a finding of suitability. Institutional investors who acquire 15% or more of any class of voting securities are subject to a finding of suitability. Any other person who acquired 5% or more of any class of voting securities of a holding company of a licensee is required to apply to the Indiana Commission for a finding of suitability. A riverboat licensee or an affiliate may not enter into a debt transaction of $1,000,000 or more without the approval of the Indiana Commission. The Indiana Commission has taken the position that a “debt transaction” includes increases in maximum amount available under reducing revolving credit facilities. A riverboat owner licensee or any other person may not lease, hypothecate, borrow money against or loan money against or otherwise securitize a riverboat owner’s license.

A licensee, or its parent company, that is publicly traded must notify the Indiana Commission of a public offering that will be registered with the SEC. The licensee must notify the Indiana Commission within 10 business days of the initial filing of a registration statement with the SEC. An ownership interest in a licensee may only be transferred in accordance with the Indiana Act and rules promulgated thereunder.

The Indiana Commission has promulgated a rule that prohibits distributions, excluding distributions for the payment of taxes, by a licensee to its partners, shareholders, itself or any affiliated entity if the distribution would impair the financial viability of the riverboat gaming operation. The Indiana Commission has also promulgated a rule mandating licensees to maintain a cash reserve against defaults in gaming debts. The cash reserve must be equal to licensee’s average payout for a three-day period based on the riverboat’s performance the prior calendar year. The cash reserve can consist of cash on hand, cash maintained in Indiana bank accounts and cash equivalents not otherwise committed or obligated.

On April 11, 2002, we announced that the Indiana Commission had begun an investigation into our regulatory compliance at Belterra Casino Resort. The investigation was initiated as a result of allegations of harassment in a lawsuit filed by two former employees of Belterra Casino Resort. On August 5, 2002, we announced that we had executed a settlement with the Indiana Commission in connection with the matter. At the Indiana Commission meeting held July 29, 2002, we agreed, among other things, to pay a fine of $2.26 million, suspend gaming operations at Belterra Casino Resort for a three-day period beginning at 6:00 p.m. on October 6 to 12:01 p.m. on October 9, 2002, build a new 300 guest-room tower at the property within two years and establish a new compliance committee of our board of directors.

Louisiana.    The ownership and operation of a riverboat gaming vessel is subject to the Louisiana Riverboat Economic Development and Gaming Control Act (the “Louisiana Act”). As of May 1, 1996, gaming activities are regulated by the Louisiana Gaming Control Board (the “Board”). The Board is responsible for issuing the gaming license and enforcing the laws, rules and regulations relative to riverboat gaming activities. The Board is empowered to issue up to fifteen licenses to conduct gaming activities on a riverboat of new construction in accordance with applicable law. However, no more than six licenses may be granted to riverboats operating from any one designated waterway. An initial license to conduct gaming operations is valid for a term of five years. The Louisiana Act provides for successive five year renewals after the initial five year term.

The laws and regulations of Louisiana seek to: (i) prevent unsavory or unsuitable persons from having any direct or indirect involvement with gaming at any time or in any capacity; (ii) establish and maintain responsible accounting practices and procedures; (iii) maintain effective control over the financial practices of licensees, including establishing procedures for reliable record keeping and making periodic reports to the Board; (iv) prevent cheating and fraudulent practices; (v) provide a source of state and local revenues through fees; and (vi) ensure that gaming licensees, to the extent practicable, employ and contract with Louisiana residents, women and minorities. The Louisiana Act specifies certain restrictions and conditions relating to the operation of riverboat gaming, including, but not limited to, the following: (i) in parishes bordering the Red River, such as the our Casino Magic property in Bossier, gaming may be conducted dockside; however, prior to the passage of legislation legalizing dockside gaming effective April 1, 2001 in the 2001 Special Session of the Louisiana Legislature, in all other authorized locations such as Boomtown New Orleans, gaming is not permitted while a riverboat is docked, other than for forty-five minutes between excursions, unless dangerous weather or water conditions exist; (ii) prior to the passage of legislation legalizing dockside gaming effective April 1, 2001 in the 2001 Special Session of the Louisiana Legislature, each round trip riverboat cruise may not be less than three nor more than eight hours in duration, subject to specified exceptions; (iii) agents of the Board are permitted on board at any time during gaming operations; (iv) gaming devices, equipment and supplies may be purchased or leased from permitted suppliers; (v) gaming may only take place in the designated river or waterway; (vi) gaming equipment may not be possessed, maintained, or exhibited by any person on a riverboat except in the specifically designated gaming area, or a secure area used for inspection, repair, or storage of such equipment; (vii) wagers may be received only from a person present on a licensed riverboat; (viii) persons under 21 are not permitted in designated gaming areas; (ix) except for slot machine play, wagers may be made only with tokens, chips, or electronic cards purchased from the licensee aboard a riverboat; (x) licensees may only use docking facilities and routes for which they are licensed and may only board and discharge passengers at the riverboat’s licensed berth; (xi) licensees must have adequate protection and indemnity insurance; (xii) licensees must have all necessary federal and state licenses, certificates and other regulatory approvals prior to operating a riverboat; and (xiii) gaming may only be conducted in accordance with the terms of the license and the rules and regulations adopted by the Board.

No person may receive any percentage of the profits from our operations in Louisiana without first being found suitable. In March 1994, Boomtown New Orleans, its officers, key personnel, partners and persons holding a 5% or greater interest in the partnership were found suitable by the predecessor to the Board. In April 1996, the Board’s predecessor confirmed that Casino Magic Bossier’s officers, key personnel, partners and persons holding a 5% or greater interest in the corporation were suitable and authorized to acquire an existing licensee. In July 1999, the Board renewed Boomtown New Orleans’ license to conduct gaming operations. In May 2001, the Board renewed Casino Magic Bossier’s license to conduct gaming operations. A gaming license is deemed to be a privilege under Louisiana law and as such may be denied, revoked, suspended, conditioned or limited at any time by the Board. In issuing a license, the Board must find that the applicant is a person of good character, honesty and integrity and the applicant is a person whose prior activities, criminal record, if any, reputation, habits and associations do not pose a threat to the public interest of the State of Louisiana or to the effective regulation and control of gaming, or create or enhance the dangers of unsuitable, unfair or illegal practices, methods, and activities in the conduct of gaming or the carrying on of business and financial arrangements in connection therewith. The Board will not grant any licenses unless it finds that: (i) the applicant is capable of conducting gaming operations, which means that the applicant can demonstrate the capability, either through training, education, business experience, or a combination of the above, to operate a gaming casino; (ii) the proposed financing of the riverboat and the gaming operations is adequate for the nature of the proposed operation and from a source suitable and acceptable to the Board; (iii) the applicant demonstrates a proven ability to operate a vessel of comparable size, capacity and complexity to a riverboat in its application for a license; (v) the applicant designates the docking facilities to be used by the riverboat; (vi) the applicant shows adequate financial ability to construct and maintain a riverboat; (vii) the applicant has a good faith plan to recruit, train and upgrade minorities in all employment classifications; and (viii) the applicant is of good moral character.

The Board may not award a license to any applicant who fails to provide information and documentation to reveal any fact material to qualification or who supplies information which is untrue or misleading as to a material fact pertaining to the qualification criteria; who has been convicted of or pled nolo contendere to an offense punishable by imprisonment of more than one year; who is currently being prosecuted for or regarding whom charges are pending in any jurisdiction of an offense punishable by more than one year imprisonment; if any holder of 5% or more in the profits and losses of the applicant has been convicted of or pled guilty or nolo contendere to an offense which at the time of conviction is punishable as a felony.

The transfer of a license is prohibited; however, the sale, assignment, transfer, pledge, or disposition of securities which represent 5% or more of the total outstanding shares issued by a holder of a license may be transferred, subject to prior Board approval. A security issued by a holder of a license must generally disclose these restrictions.

Section 2501 of the regulations enacted by the Louisiana State Police Riverboat Gaming Division pursuant to the Louisiana Act (the “Regulations”) requires prior written approval of the Board of all persons involved in the sale, purchase, assignment, lease, grant or foreclosure of a security interest, hypothecation, transfer, conveyance or acquisition of an ownership interest (other than in a corporation) or economic interest of five percent (5%) or more in any licensee.

Section 2523 of the Regulations requires notification to and prior approval from the Board of the: (a) application for, receipt, acceptance or modification of a loan, the (b) use of any cash, property, credit, loan or line of credit, or the (c) guarantee or granting of other forms of security for a loan by a licensee or person acting on a licensee’s behalf. Exceptions to prior written approval include, without limitation, any transaction for less than $2,500,000 in which all of the lending institutions are federally regulated, the transaction modifies the terms of an existing, previously approved loan transaction, or if the transaction involves publicly registered debt and securities sold pursuant to a firm underwriting agreement.

The failure of a licensee to comply with the requirements set forth above may result in the suspension or revocation of that licensee’s gaming license. Additionally, if the Board finds that the individual owner or holder of a security of a corporate license or intermediary company or any person with an economic interest in a licensee is not qualified under the Louisiana Act, the Board may require, under penalty of suspension or revocation of the license, that the person not: (a) receive dividends or interest on securities of the corporation, (b) exercise directly or indirectly a right conferred by securities of the corporation, (c) receive remuneration or economic benefit from the licensee, or (d) continue in an ownership or economic interest in the licensee.

A licensee must periodically report the following information to the Board, which is not confidential and is to be available for public inspection: (a) the licensee’s net gaming proceeds from all authorized games; (b) the amount of net gaming proceeds tax paid; and, (c) all quarterly and annual financial statements presenting historical data that are submitted to the Board, including annual financial statements that have been audited by an independent certified public accountant.

The Louisiana Act restricts gaming space on riverboats to no more than 30,000 square feet. The Board has adopted rules governing the method for approval of the area of operations and the rules and odds of authorized games and devices permitted, and prescribing grounds and procedures for the revocation, limitation or suspension of licenses and permits.

On April 19, 1996, the Louisiana legislature adopted legislation requiring statewide local elections on a parish-by-parish basis to determine whether to prohibit or continue to permit licensed riverboat gaming, licensed video poker gaming, and licensed land-based gaming in Orleans Parish. The applicable local election took place on November 5, 1996, and the voters in the parishes of Boomtown New Orleans and Casino Magic Bossier voted to continue licensed riverboat and video poker gaming. However, it is noteworthy that the current legislation does not provide for any moratorium on future local elections on gaming.

Prior to the passage of legislation in the 2001 Special Session of the Louisiana Legislature, fees to the state of Louisiana for conducting gaming activities on a riverboat include: (i) $50,000 per riverboat for the first year of operation and $100,000 per year, per riverboat thereafter, plus (ii) 18.5% of net gaming proceeds. In the 2001 Special Session of the Louisiana Legislature, a law was passed legalizing dockside gaming and increasing the fees paid to the state of Louisiana to 21.5% of net gaming proceeds effective April 1, 2001 for the nine riverboats in the southern region of the state, including our Boomtown New Orleans property, while the fee increase to 21.5% of net gaming proceeds will be phased in over an approximately two year period for the riverboats operating in parishes bordering the Red River, including our Casino Magic Bossier City property.

Mississippi.    The ownership and operation of casino gaming facilities in Mississippi are subject to extensive state and local regulation, but primarily the licensing and regulatory control of the Mississippi Gaming Commission (the “Mississippi Commission”). The Mississippi Gaming Control Act (the “Mississippi Act”), which legalized dockside casino gaming in Mississippi, is similar to the Nevada Gaming Control Act discussed below. The Mississippi Commission has adopted regulations which are also similar in many respects to the Nevada gaming regulations.

The laws, regulations and supervisory procedures of Mississippi and the Mississippi Commission are based upon declarations of public policy that are concerned with, among other things, (1) the prevention of unsavory or unsuitable persons from having direct or indirect involvement with gaming at any time or in any capacity; (2) the establishment and maintenance of responsible accounting practices and procedures; (3) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and safeguarding of assets and revenues, providing for reliable record keeping and requiring the filing of periodic reports with the Mississippi Commission; (4) the prevention of cheating and fraudulent practices; (5) providing a source of state and local revenues through taxation and licensing fees; and (6) ensuring that gaming licensees, to the extent practicable, employ Mississippi residents. The regulations are subject to amendment and interpretation by the Mississippi Commission. We believe that our compliance with the licensing procedures and regulatory requirements of the Mississippi Commission will not affect the marketability of our securities. Changes in Mississippi laws or regulations may limit or otherwise materially affect the types of gaming that may be conducted and such changes, if enacted, could have an adverse effect on us and our Mississippi gaming operations.

The Mississippi Act provides for legalized dockside gaming in each of the fourteen counties that border the Gulf Coast or the Mississippi River, but only if the voters in the county have not voted to prohibit gaming in that county. As of July 1, 2002, dockside gaming was permissible in nine of the fourteen eligible counties in the state and gaming operations had commenced in seven counties. Under Mississippi law, gaming vessels must be located on the Mississippi River or on navigable waters in eligible counties along the Mississippi River or in the waters lying south of the counties along the Mississippi Gulf Coast.

The Mississippi Act permits unlimited stakes gaming on permanently moored vessels on a 24-hour basis and does not restrict the percentage of space which may be utilized for gaming. The Mississippi Act permits substantially all traditional casino games and gaming devices.

We and any subsidiary of ours that operates a casino in Mississippi (a “Mississippi Gaming Subsidiary”) are subject to the licensing and regulatory control of the Mississippi Commission. We are registered under the Mississippi Act as a publicly traded corporation (a “Registered Corporation”) of Biloxi Casino Corp. d/b/a Casino Magic Biloxi (“Casino Magic Biloxi”) and have been found suitable to own the stock of Casino Magic Corp., which is registered as an intermediary company (an “Intermediary Company”). Casino Magic Corp. has been found suitable to own the stock of Casino Magic Biloxi. As a Registered Corporation, we are required periodically to submit detailed financial and operating reports to the Mississippi Commission and furnish any other information which the Mississippi Commission may require. If we are unable to continue to satisfy the registration requirements of the Mississippi Act, we and any Mississippi Gaming Subsidiary cannot own or operate gaming facilities in Mississippi. No person may become a stockholder of or receive any percentage of profits from an Intermediary Company or a Mississippi Gaming Subsidiary of a Registered Corporation without first obtaining licenses and approvals from the Mississippi Commission. We have obtained such approvals from the Mississippi Commission.

A Mississippi Gaming Subsidiary must maintain a gaming license from the Mississippi Commission to operate a casino in Mississippi. Such licenses are issued by the Mississippi Commission subject to certain conditions, including continued compliance with all applicable state laws and regulations. There are no limitations on the number of gaming licenses that may be issued in Mississippi. Gaming licenses require the payment of periodic fees and taxes, are not transferable, are issued for a three-year period (and may be continued for two additional three-year periods) and must be renewed periodically thereafter. Casino Magic Biloxi was granted a renewal of its gaming license by the Mississippi Commission on December 21, 2000.

Certain of our officers and employees and the officers, directors and certain key employees of Casino Magic Corp. and Casino Magic Biloxi must be found suitable or approved by the Mississippi Commission. We believe that we have obtained or applied for all necessary findings of suitability with respect to such persons associated with us, Casino Magic Corp. or Casino Magic Biloxi, although the Mississippi Commission, in its discretion, may require additional persons to file applications for findings of suitability. In addition, any person having a material relationship or involvement with us, Casino Magic Corp. or Casino Magic Biloxi may be required to be found suitable, in which case those persons must pay the costs and fees associated with such investigation. The Mississippi Commission may deny an application for a finding of suitability for any cause that it deems reasonable. Changes in certain licensed positions must be reported to the Mississippi Commission. In addition to its authority to deny an application for a finding of suitability, the Mississippi Commission has jurisdiction to disapprove a change in a person’s corporate position or title and such changes must be reported to the Mississippi Commission. The Mississippi Commission has the power to require us, Casino Magic Corp. and Casino Magic Biloxi to suspend or dismiss officers, directors and other key employees or sever relationships with other persons who refuse to file appropriate applications or whom the authorities find unsuitable to act in such capacities. Determinations of suitability or questions pertaining to licensing are not subject to judicial review in Mississippi.

At any time, the Mississippi Commission has the power to investigate and require the finding of suitability of any of our record or beneficial stockholders. The Mississippi Act requires any person who acquires more than five percent of any class of voting securities of a Registered Corporation, as reported to the Securities and Exchange Commission (“SEC”), to report the acquisition to the Mississippi Commission, and such person may be required to be found suitable. Also, any person who becomes a beneficial owner of more than ten percent of any class of voting securities of a Registered Corporation, as reported to the SEC, must apply for a finding of suitability by the Mississippi Commission. The Mississippi Commission generally has exercised its discretion to require a finding of suitability of any beneficial owner of more than five percent of any class of voting securities of a Registered Corporation. If a stockholder who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information, including a list of beneficial owners. Any record or beneficial stockholder required to apply for a finding suitability must pay all investigative fees and costs of the Mississippi Commission in connection with such investigation.

The Mississippi Commission has adopted a policy which provides that under certain circumstances, an “institutional investor,” as defined in the policy, which acquires more than ten percent, but not more than fifteen percent, of a Registered Corporation’s voting securities may apply to the Mississippi Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the Registered Corporation, any change in the Registered Corporation’s corporate charter, bylaws, management, policies or operations of the Registered Corporation, or any of its gaming affiliates, or any other action which the Mississippi Commission finds to be inconsistent with holding the Registered Corporation’s voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by stockholders; (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and (iii) such other activities as the Mississippi Commission may determine to be consistent with such investment intent.

Any person who fails or refuses to apply for a finding of suitability or a license within thirty (30) days after being ordered to do so by the Mississippi Commission may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any person found unsuitable and who holds, directly or indirectly, any beneficial ownership of such securities beyond such time as the Mississippi Commission prescribes, may be guilty of a misdemeanor. We may be subject to disciplinary action if, after receiving notice that a person is unsuitable to be a stockholder or to have any other relationship with us, Casino Magic Corp. or Casino Magic Biloxi, the company involved: (1) pays the unsuitable person any dividend or other distribution upon such person’s voting securities; (2) recognizes the exercise, directly or indirectly, of any voting rights conferred by securities held by the unsuitable person; (3) pays the unsuitable person any remuneration in any form for services rendered or otherwise, except in certain limited and specific circumstances; or (4) fails to pursue all lawful efforts to require the unsuitable person to divest himself of the securities, including, if necessary, the immediate purchase of the securities for cash at a fair market value.

We may be required to disclose to the Mississippi Commission, upon request, the identities of the holders of any of our debt or other securities. In addition, under the Mississippi Act, the Mississippi Commission may in its discretion require the holder of any debt security of a Registered Corporation to file an application, be investigated and be found suitable to own the debt security. Although the Mississippi Commission generally does not require the individual holders of obligations such as notes to be investigated and found suitable, the Mississippi Commission retains the discretion to do so for any reason, including but not limited to, a default, or where the holder of the debt instrument exercises a material influence over the gaming operations of the entity in question. Any holder of debt securities required to apply for a finding of suitability must pay all investigative fees and costs of the Mississippi Commission in connection with such an investigation.

If the Mississippi Commission determines that a person is unsuitable to own a debt security, then the Registered Corporation may be sanctioned, including the loss of its approvals, if without the prior approval of the Mississippi Commission it: (1) pays to the unsuitable person any dividend, interest, or any distribution whatsoever; (2) recognizes any voting right by the unsuitable person in connection with those securities; (3) pays the unsuitable person remuneration in any form; or (4) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

Each Mississippi Gaming Subsidiary and Intermediary Company must maintain in Mississippi a current ledger with respect to ownership of its equity securities and we must maintain in Mississippi a current list of our stockholders, which must reflect the record ownership of each outstanding share of any class of our equity securities. The ledger and stockholder lists must be available for inspection by the Mississippi Commission at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Mississippi Commission. A failure to make such disclosure may be grounds for finding the record holder unsuitable. We must also render maximum assistance in determining the identity of the beneficial owner.

The Mississippi Act requires that the certificates representing securities of a Registered Corporation bear a legend indicating that the securities are subject to the Mississippi Act and the regulations of the Mississippi Commission. We have received from the Mississippi Commission a waiver from this legend requirement. The Mississippi Commission has the power to impose additional restrictions on the holders of our securities at any time.

Substantially all material loans, leases, sales of securities and similar financing transactions by a Registered Corporation, an Intermediary Company or a Mississippi Gaming Subsidiary must be reported to or approved by the Mississippi Commission. A pledge of the stock of a Mississippi Gaming Subsidiary and the foreclosure of such a pledge are ineffective without the prior approval of the Mississippi Commission. Moreover, restrictions on the transfer of an equity security issued by a Mississippi Gaming Subsidiary or Intermediary Company and agreements not to encumber such securities are ineffective without the prior approval of the Mississippi Commission.

A Registered Corporation may not make a public offering of its securities without the prior approval of the Mississippi Commission if any part of the proceeds of the offering is to be used to finance the construction, acquisition or operation of gaming facilities in Mississippi or to retire or extend obligations incurred for those purposes. Under the regulations of the Mississippi Commission, a Mississippi Gaming Subsidiary may not guarantee a security issued by an affiliated company pursuant to a public offering, or pledge its assets to secure payment or performance of the obligations evidenced by the security issued by the affiliated company, without the prior approval of the Mississippi Commission. Such approval, if given, does not constitute a recommendation or approval of the investment merits of the securities subject to the offering.

On February 20, 2002, the Mississippi Commission granted us prior approval to make public offerings and private placements of securities for a period of two years, subject to certain conditions (the “Mississippi Shelf Approval”). The Mississippi Shelf Approval also includes approval for Casino Magic Corp. and Casino Magic Biloxi to guarantee any security issued by, and for Casino Magic Biloxi to hypothecate its assets to secure the payment or performance of, any obligations evidenced by a security issued by us in a public offering or private placement under the Mississippi Shelf Approval. The Mississippi Shelf Approval also includes approval to place restrictions upon the transfer of and enter into agreements not to encumber the equity securities of Casino Magic Corp. and Casino Magic Biloxi. The Mississippi Shelf Approval, however, may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Mississippi Commission. The Mississippi Shelf Approval does not constitute a finding, recommendation or approval of the Mississippi Commission as to the accuracy or the adequacy of any prospectus or the investment merits of any securities offered thereby. Any representation to the contrary is unlawful. The sale of securities pursuant to this shelf registration statement will qualify as an offering made pursuant to the terms of the Mississippi Shelf Approval as currently in effect or as may be renewed in the discretion of the Mississippi Commission.

Changes in control of us through merger, consolidation, acquisition of assets, management or consulting agreements, or any act or conduct by a person by which he or she obtains control, may not occur without the prior approval of the Mississippi Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Mississippi Commission in a variety of stringent standards prior to assuming control of the Registered Corporation. The Mississippi Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

The Mississippi legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and other corporate defense tactics that affect corporate gaming licensees in Mississippi and Registered Corporations may be injurious to stable and productive corporate gaming. The Mississippi Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Mississippi’s gaming industry and to further Mississippi’s policy to (1) assure the financial stability of corporate gaming operations and their affiliates; (2) preserve the beneficial aspects of conducting business in the corporate form; and (3) promote a neutral environment for the orderly governance of corporate affairs.

Approvals are, in certain circumstances, required from the Mississippi Commission before a Registered Corporation may make exceptional repurchases of voting securities (such as repurchases which treat holders differently) in excess of the current market price and before a corporate acquisition opposed by management can be consummated. Mississippi’s gaming regulations also require prior approval by the Mississippi Commission of a plan of recapitalization proposed by the Registered Corporation’s board of directors in response to a tender offer made directly to the Registered Corporation’s stockholders for the purpose of acquiring control of the Registered Corporation.

Neither we, any Intermediary Company nor any Mississippi Gaming Subsidiary may engage in gaming activities in Mississippi while also conducting gaming operations outside of Mississippi without approval of the Mississippi Commission. The Mississippi Commission may require determinations that, among other things, there are means for the Mississippi Commission to have access to information concerning the out-of-state gaming operations of us and our affiliates. We have previously obtained a waiver of foreign gaming approval from the Mississippi Commission for operations in other states in which we conduct gaming operations and will be required to obtain the approval or a waiver of such approval from the Mississippi Commission prior to engaging in any additional future gaming operations outside of Mississippi.

If the Mississippi Commission determined that we, Casino Magic Corp. or Casino Magic Biloxi violated a gaming law or regulation, the Mississippi Commission could limit, condition, suspend or revoke our approvals, the approvals of Casino Magic Corp. and the license of Casino Magic Biloxi, subject to compliance with certain statutory and regulatory procedures. In addition, we, Casino Magic Corp., Casino Magic Biloxi and the persons involved could be subject to substantial fines for each separate violation. Because of such a violation, the Mississippi Commission could seek to appoint a supervisor to operate our Mississippi casino facilities. Limitation, conditioning or suspension of any gaming license or approval or the appointment of a supervisor could (and revocation of any gaming license or approval would) materially adversely affect us, our gaming operations and our results of operations.

License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Mississippi and to the counties and cities in which a Mississippi Gaming Subsidiary’s respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon (1) a percentage of the gross gaming revenues received by the casino operation, (2) the number of gaming devices operated by the casino, or (3) the number of table games operated by the casino. The license fee payable to the State of Mississippi is based upon “gaming receipts” (generally defined as gross receipts less payouts to customers as winnings) and the current maximum tax rate imposed is 8% of gaming receipts in excess of $134,000 per month. The gross revenue fees imposed by the local governments equal approximately 4% of the gaming receipts.

The Mississippi Commission’s regulations require as a condition of licensure or license renewal that an existing licensed gaming establishment’s plan include a 500-car parking facility in close proximity to the casino complex and infrastructure facilities which amount to at least twenty-five percent of the casino cost. We believe that Casino Magic Biloxi is in compliance with this requirement. The Mississippi Commission later adopted amendments to the regulation that increase the infrastructure development requirement from twenty-five percent to one hundred percent for new casinos (or upon acquisition of a closed casino), but grandfathered existing licensees.

In recent years, certain anti-gaming groups proposed for adoption through the initiative and referendum process certain amendments to the Mississippi Constitution which would prohibit gaming in the state. The proposals were declared illegal by the Mississippi courts on constitutional and procedural grounds. The latest ruling was appealed to the Mississippi Supreme Court, which affirmed the decision of the lower court. If another such proposal were to be offered and if a sufficient number of signatures were to be gathered to place a legal initiative on the ballot, it is possible for the voters of Mississippi to consider such a proposal in November 2003. While we are unable to predict whether such an initiative will appear on a ballot or the likelihood of such an initiative being approved by the voters, if such an initiative were passed and gaming were prohibited in Mississippi it would have a significant adverse effect on us and our Mississippi gaming operations.

The sale of food or alcoholic beverages at Casino Magic Biloxi is subject to licensing, control and regulation by the applicable state and local authorities. The agencies involved have full power to limit, condition, suspend or revoke any such license, and any such disciplinary action against Casino Magic Biloxi could (and revocation would) have a materially adverse effect upon our operations. Certain of our, Casino Magic Corp.’s and Casino Magic Biloxi’s officers and managers must be investigated by the Alcoholic Beverage Control Division of the State Tax Commission (the “ABC”) in connection with Casino Magic Biloxi’s liquor permits. Changes in licensed positions must be approved by the ABC.

Nevada.    The ownership and operation of casino gaming facilities in Nevada are subject to: (i) the Nevada Gaming Control Act and the regulations promulgated there under (collectively, “Nevada Act”); and (ii) various local regulations. Our gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission (“Nevada Commission”), the Nevada State Gaming Control Board (“Nevada Board”) and Washoe County. The Nevada Commission, the Nevada Board and Washoe County are collectively referred to as the “Nevada Gaming Authorities.”

The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things: (i) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity; (ii) the establishment and maintenance of responsible accounting practices and procedures; (iii) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities; (iv) the prevention of cheating and fraudulent practices; and (v) providing a source of state and local revenues through taxation and licensing fees. Changes in such laws, regulations and procedures could have an adverse effect on Boomtown Reno’s gaming operations.

Boomtown Hotel & Casino, Inc. (the “Gaming Subsidiary”), which operates Boomtown Reno and two other gaming operations with slot machines only, is required to be licensed by the Nevada Gaming Authorities. The gaming licenses require the periodic payment of fees and taxes and are not transferable. We are currently registered by the Nevada Commission as a publicly traded corporation (a “Registered Corporation”) and have been found suitable to own the stock of Boomtown, Inc., which is registered as an intermediary company (“Intermediary Company”). Boomtown has been found suitable to own the stock of the Gaming Subsidiary, which is a corporate licensee (a “Corporate Licensee”) under the terms of the Nevada Act. As a Registered Corporation we are required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information which the Nevada Commission may require. No person may become a stockholder of, or holder of an interest of, or receive any percentage of profits from an Intermediary Company or a Corporate Licensee without first obtaining licenses and approvals from the Nevada Gaming Authorities. We, Boomtown and the Gaming Subsidiary have obtained from the Nevada Gaming Authorities the various registrations, findings of suitability, approvals, permits and licenses required in order to engage in gaming activities in Nevada.

The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, us, Boomtown or the Gaming Subsidiary in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Our, Boomtown’s and the Gaming Subsidiary’s officers, directors and certain key employees must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. Our and Boomtown’s officers, directors and key employees who are actively and directly involved in gaming activities of the Gaming Subsidiary may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and, in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us, Boomtown or the Gaming Subsidiary, the companies involved would have to sever all relationships with such person. In addition, the Nevada Commission may require us, Boomtown or the Gaming Subsidiary to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

We and the Gaming Subsidiary are required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by us, Boomtown and the Gaming Subsidiary must be reported to or approved by the Nevada Commission.

If it were determined that the Nevada Act was violated by the Gaming Subsidiary, the gaming licenses it holds could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, we, Boomtown, the Gaming Subsidiary and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Further, a supervisor could be appointed by the Nevada Commission to operate Boomtown Reno and, under certain circumstances, earnings generated during the supervisor’s appointment (except for reasonable rental value of the casino) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of the gaming licenses of the Gaming Subsidiary or the appointment of a supervisor could (and revocation of any gaming license would) negatively affect our gaming operations.

Any beneficial holder of our voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and be found suitable as a beneficial holder of the our voting securities if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

The Nevada Act requires any person who acquires beneficial ownership of more than 5% of a Registered Corporation’s voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of a Registered Corporation’s voting securities apply to the Nevada Commission for a finding of suitability within thirty days after the Chairman of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an “institutional investor,” as defined in the Nevada Act, which acquires more than 10%, but not more than 15%, of a Registered Corporation’s voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the Registered Corporation, any change in the Registered Corporation’s corporate charter, restated bylaws, management, policies or operations of the Registered Corporation, or any of its gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding the Registered Corporation’s voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by stockholders; (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and (iii) such other activities as the Nevada Commission may determine to be consistent with such investment intent. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information, including a list of beneficial owners. The applicant is required to pay all costs of investigation.

Any person who fails or refuses to apply for a finding of suitability or a license within thirty days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner.

Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. We are subject to disciplinary action if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us, Boomtown or the Gaming Subsidiary, we: (i) pay that person any dividend or interest upon voting securities of the company, (ii) allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person, (iii) pay remuneration in any form to that person for services rendered or otherwise, or (iv) fail to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities including, if necessary, the immediate purchase of said voting securities for cash at fair market value.

The Nevada Commission may, in its discretion, require the holder of any debt or other security of a Registered Corporation to file applications, be investigated and be found suitable to own the debt or other security of a Registered Corporation if the Nevada Commission has reason to believe that his acquisition of such debt or other security would otherwise be inconsistent with the policy of the State of Nevada. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it: (i) pays to the unsuitable person any dividend, interest, or any distribution whatsoever; (ii) recognizes any voting right by such unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form; or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

We are required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. We are also required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require that the our stock certificates bear a legend indicating that the securities are subject to the Nevada Act. However, to date the Nevada Commission has not imposed such a requirement on us.

We are not permitted to make a public offering of our securities without the prior approval of the Nevada Commission if the securities or the proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. On March 22, 2001, the Nevada Commission granted the us prior approval to make public offerings for a period of two years, subject to certain conditions (the “Nevada Shelf Approval”). The Nevada Shelf Approval also applies to any affiliated company wholly owned by us (an “Affiliate”), which is a publicly traded corporation or would thereby become a publicly traded corporation pursuant to a public offering. The Nevada Shelf Approval also includes approval for Boomtown and the Gaming Subsidiary to guarantee any security issued by, and for the Gaming Subsidiary to hypothecate its assets to secure the payment or performance of any obligations evidenced by a security issued by us or an Affiliate in a public offering under the Nevada Shelf Approval. The Nevada Shelf Approval also includes approval to place restrictions upon the transfer of and enter into agreements not to encumber the equity securities of Boomtown and the Gaming Subsidiary. The Nevada Shelf Approval, however, may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada Board. The Nevada Shelf Approval does not constitute a finding, recommendation or approval of the Nevada Gaming Authorities as to the accuracy or the adequacy of the prospectus or the investment merits of the securities offered thereby. Any representation to the contrary is unlawful. The sale of securities pursuant to this prospectus will qualify as a public offering and will be made pursuant to the terms of the Nevada Shelf Approval as currently in effect or as may be renewed in the discretion of the Nevada Gaming Commission.

Changes in control of a Registered Corporation through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby he obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Board and Nevada Commission in a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control to be investigated and licensed as part of the approval process relating to the transaction.

The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada corporate gaming licensees, and Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada’s gaming industry and to further Nevada’s policy to: (i) assure the financial stability of corporate gaming licensees and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commission before the Registered Corporation can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by the Registered Corporation’s Board of Directors in response to a tender offer made directly to the Registered Corporation’s stockholders for the purposes of acquiring control of the Registered Corporation.

License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to Washoe County, in which the Gaming Subsidiary’s operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either: (i) a percentage of the gross revenues received; (ii) the number of gaming devices operated; or (iii) the number of table games operated. A casino entertainment tax is also paid by casino operations where entertainment is furnished in a cabaret, nightclub, cocktail lounge or casino showroom in connection with the serving or selling of food or refreshments, or the selling of any merchandise.

Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons (collectively, “Licensees”), and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada Board of such Licensee’s participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Thereafter, Licensees are required to comply with certain reporting requirements imposed by the Nevada Act. Licensees are also subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities or enter into associations that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employ, contract with, or associate with a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of unsuitability.

California.    Operation of California card club casinos such as the Hollywood Park-Casino and the Crystal Park Casino is governed by the Gambling Control Act (the “GCA”) and is subject to the oversight of the California Attorney General and the California Gambling Control Commission. Under the GCA, a California card club casino may only offer certain forms of card games, including Poker, Pai Gow, and California Blackjack. A card club casino may not offer many of the card games and other games of chance permitted in Nevada and other jurisdictions where we conduct business. Although the California Attorney General takes the position that, under the GCA, only individuals, partnerships or privately-held companies (as opposed to publicly-traded companies such us) are eligible to operate card club casinos, the enactment of California Senate Bill 100 (“SB-100”) in 1995, and the subsequent enactment of Senate Bill-8 permit a publicly-owned racing association to own and operate a card club casino if it also owns and operates a race track on the same premises.

In September 1995, the Attorney General granted us a provisional registration under SB-100 to operate the Hollywood Park-Casino, which provisional registration was renewed effective January 1, 1999. Pursuant to the GCA, on September 10, 1999, in connection with the sale of the Hollywood Park Race Track (see Note 11 to the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K/A (amendment no. 2) for the year ended December 31, 2001, which we incorporate be reference in this prospectus), we were no longer eligible to operate the Hollywood Park-Casino and therefore entered into a sublease arrangement of the Hollywood Park-Casino with the same third party operator which leases the Crystal Park Casino. In the event the GCA were to be amended to permit publicly-traded companies such as us to operate card clubs, we, and our officers, directors and certain stockholders, would likely have to file the necessary licensing applications with the Attorney General, if we wished to operate the Hollywood Park-Casino or the Crystal Park Casino.

Pursuant to the GCA, the operator of a card club casino, and its officers, directors and certain stockholders are required to be registered by the Attorney General and licensed by the municipality in which it is located. A permanent registration will not be granted until the California Department of Justice completes its review of our applications and the applications of our corporate officers and directors. The Attorney General has broad discretion to deny a gaming registration and may impose reasonably necessary conditions upon the granting of a gaming registration. Grounds for denial include felony convictions, criminal acts, convictions involving dishonesty, illegal gambling activities, and false statements on a gaming application. Such grounds also generally include having a financial interest in a business or organization that engages in gaming activities that are illegal under California law. In addition, the Attorney General possesses broad authority to suspend or revoke a gaming registration on any of the foregoing grounds, as well as for violation of any federal, state or local gambling law, failure to take reasonable steps to prevent dishonest acts or illegal activities on the premises of the card club casino, failure to cooperate with the Attorney General in its oversight of the card club casino and failure to comply with any condition of the registration. The City of Inglewood and the City of Compton have granted the operator of the Hollywood Park-Casino and the Crystal Park Casino all municipal gaming licenses necessary for operation of such facilities, and the operator has received provisional registrations for both locations from the California Department of Justice.

Argentina.    The Provincial Government of Neuquen, Argentina enacted a casino privatization program to issue twelve-year exclusive concession agreements to operate existing casinos. Our two casinos are the only casinos in the province of Neuquen, in west central Argentina, and are located in Neuquen City and San Martin de los Andes. The casinos had previously been operated by the provincial government. The Ministry of Finance of Argentina has adopted a modified regulatory system for casinos, based somewhat on the regulatory system utilized by the State of Nevada, and such regulatory system is being administered by the Provincial Government of Neuquen. We cannot predict what effect the enactment of other laws, regulations or pronouncements relating to casino operations may have on the operations of Casino Magic Argentina.

SELLING STOCKHOLDER

The selling stockholder named below, R. D. Hubbard, or certain of his affiliates, may from time to time offer to sell pursuant to this prospectus and the applicable prospectus supplement up to an aggregate of the number of shares of our common stock indicated below. Mr. Hubbard is a former director and Chairman of the Board of the Company. Based on a Schedule 13D/A filed by Mr. Hubbard on October 2, 2002, the following table sets forth the number of shares of our common stock that Mr. Hubbard beneficially owns:

	Positions with Pinnacle Entertainment	Shares of Common Stock Beneficially Owned Prior to the Offering				Number of Shares of Common Stock Offered		Shares of Common Stock Beneficially Owned After the Offering
Name of Beneficial Owner		Number		Percent				Number		Percent
R.D. Hubbard	Former director and Chairman of the Board	2,322,699	(a)	8.9	%(b)	2,322,699	(c)	0	(d)	0	%(d)

(a)	Includes 282,000 shares of our common stock which Mr. Hubbard has the right to acquire upon the exercise of options which are exercisable within 60 days of October 2, 2002. These shares also include 249,990 shares of our common stock owned by the R.D. and Joan Dale Hubbard Foundation, a non-profit organization; Mr. Hubbard may be deemed to have beneficial ownership of such shares.
(b)	Assumes exercise of stock options beneficially owned by the selling stockholder into 282,000 shares of our common stock. Based on 25,910,812 shares outstanding as of June 30, 2002.
(c)	This is the maximum number of shares that Mr. Hubbard may offer to sell pursuant to this prospectus and any applicable prospectus supplement.
(d)	Assumes that Mr. Hubbard sells the maximum number of shares pursuant to this prospectus and any applicable prospectus supplement.

PLAN OF DISTRIBUTION

We and the selling stockholder (with respect to common stock) may sell the securities offered by this prospectus to one or more underwriters or dealers for public offering, through agents, directly to purchasers or through a combination of any such methods of sale. The name of any such underwriter, dealer or agent involved in the offer and sale of the securities, the amounts underwritten and the nature of its obligation to take the securities will be stated in the applicable prospectus supplement. We and/or the selling stockholder have reserved the right to sell the securities directly to investors on our own and/or the selling stockholder’s behalf in those jurisdictions where we and/or the selling stockholder are authorized to do so. The sale of the securities may be effected in transactions (a) on any national or international securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, (b) in the over-the-counter market, (c) in transactions otherwise than on such exchanges or in the over-the-counter market or (d) through the writing of options.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting with us or on our behalf, and/or selling stockholder or dealers acting with it on its behalf, may also purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

We, our agents and underwriters, and/or the selling stockholder and its agents and underwriters, may offer and sell the securities at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The securities may be offered on an exchange, which will be disclosed in the applicable prospectus supplement. We and/or the selling stockholder may, from time to time, authorize dealers, acting as our or its agents, to offer and sell the securities upon such terms and conditions as set forth in the applicable prospectus supplement.

If we and/or the selling stockholder use underwriters to sell securities, we and/or the selling stockholder will enter into an underwriting agreement with them at the time of the sale to them. In connection with the sale of the securities, underwriters may receive compensation from us and the selling stockholder in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Any underwriting compensation paid by us and/or the selling stockholder to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement to the extent required by applicable law. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions (which may be changed from time to time) from the purchasers for whom they may act as agents.

Dealers, agents and selling stockholders participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise indicated in the applicable prospectus supplement, an agent will be acting on a best efforts basis, and a dealer will purchase debt securities as a principal, and may then resell the debt securities at varying prices to be determined by the dealer.

If so indicated in the prospectus supplement, we and/or the selling stockholder will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase offered securities from us and/or the selling stockholder at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the applicable prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

Underwriters, dealers and agents may be entitled, under agreements entered into with our company and/or the selling stockholder to indemnification against and contribution towards certain civil liabilities, including any liabilities under the Securities Act of 1933, as amended.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. These may include over-allotment, stabilization, syndicate, short covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

Any securities other than our common stock issued hereunder may be new issues of securities with no established trading market. Any underwriters or agents to or through whom such securities are sold for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such securities. The amount of expenses expected to be incurred by us in connection with any issuance of securities will be set forth in the applicable prospectus supplement. Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, us and certain of our affiliates in the ordinary course of our business.

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement, the validity of any securities issued hereunder will be passed upon for our company by Irell & Manella LLP, Los Angeles, California.

EXPERTS

The financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K/A (amendment no. 2) for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s reportable segments having been restated to include in a footnote segment information for the Company’s properties and operations on a disaggregated basis), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$100,000,000

8 1/4% Senior Subordinated Notes

due 2012

PROSPECTUS SUPPLEMENT

November 18, 2004

PROSPECTUS

October 21, 2002

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